EXECUTION VERSION

$300,000,000

AMENDED AND RESTATED CREDIT AGREEMENT

DATED AS OF DECEMBER 22, 2014

AMONG

VIAD CORP,

THE LENDERS,

JPMORGAN CHASE BANK, N.A.,
AS ADMINISTRATIVE AGENT

AND

BANK OF AMERICA, N.A., KEYBANK NATIONAL ASSOCIATION, U.S. BANK NATIONAL ASSOCIATION, WELLS FARGO BANK, N.A. AND BMO HARRIS BANK, N.A.
AS CO-SYNDICATION AGENTS

J.P. MORGAN SECURITIES LLC,
AS SOLE LEAD ARRANGER AND SOLE BOOKRUNNER

ARTICLE I DEFINITIONS, ETC		1

1.1	Definitions	1
1.2	Classification of Loans and Advances	21
1.3	Terms Generally	21
1.4	Foreign Currency Calculations	21

ARTICLE II THE CREDITS		22

2.1	Commitments.	22
2.2	Required Payments.	22
2.3	Ratable Loans.	24
2.4	Types of Advances.	24
2.5	Swingline Loans.	24
2.6	Commitment Fee; Reductions and Increases in Commitments and Loans.	25
2.7	Minimum Amount of Each Advance.	27
2.8	Optional Principal Payments.	27
2.9	Method of Selecting Types and Interest Periods for New Advances.	27
2.10	Conversion and Continuation of Outstanding Advances.	28
2.11	Changes in Interest Rate, etc.	28
2.12	Rates Applicable After Default.	29
2.13	Method of Payment.	29
2.14	Noteless Agreement; Evidence of Indebtedness.	29
2.15	Telephonic Notices.	30
2.16	Interest Payment Dates; Interest and Fee Basis.	30
2.17	Notification of Advances, Interest Rates, Prepayments and Commitment Reductions.	31
2.18	Lending Installations.	31
2.19	Non-Receipt of Funds by the Administrative Agent.	31
2.20	Facility LCs.	32
2.21	Replacement of Lenders.	36
2.22	Defaulting Lenders.	36

ARTICLE III INCREASED COSTS; TAXES		38

3.1	Increased Costs.	38
3.2	Availability of Types of Advances.	39
3.3	Funding Indemnification.	39
3.4	Taxes.	40

ARTICLE IV CONDITIONS PRECEDENT		43

4.1	Effectiveness and Initial Advance.	43
4.2	Each Credit Extension.	45

ARTICLE V REPRESENTATIONS AND WARRANTIES		45

5.1	Existence and Standing.	45
5.2	Authorization and Validity.	45
5.3	No Conflict; Government Consent.	45
5.4	Financial Statements.	46
5.5	Material Adverse Change.	46
5.6	Taxes.	46
5.7	Litigation and Contingent Obligations.	46
5.8	Subsidiaries.	47
5.9	ERISA.	47
5.10	Accuracy of Information.	47
5.11	Regulation U.	47
5.12	Material Agreements.	47
5.13	Compliance With Laws.	47
5.14	Ownership of Properties.	48
5.15	Plan Assets; Prohibited Transactions.	48
5.16	Environmental Matters.	48
5.17	Investment Company Act.	48
5.18	Insurance.	48
5.19	Solvency.	48
5.20	Collateral Documents.	49
5.21	Subordinated Debt.	49
5.22	Anti-Corruption Laws and Sanctions.	49

ARTICLE VI COVENANTS		50

6.1	Financial Reporting.	50
6.2	Use of Proceeds.	51
6.3	Notice of Default.	52
6.4	Conduct of Business.	52
6.5	Taxes.	52
6.6	Insurance.	52
6.7	Compliance with Laws.	52
6.8	Maintenance of Properties.	52
6.9	Inspection.	52
6.10	Restricted Payments.	53
6.11	Indebtedness.	53
6.12	Merger.	54
6.13	Sale of Assets.	54
6.14	Investments and Acquisitions.	54
6.15	Liens.	55

6.16	Affiliates.	56
6.17	Amendments to Agreements.	56
6.18	Contingent Obligations.	56
6.19	Financial Contracts.	57
6.20	Inconsistent Agreements.	57
6.21	Subsidiary Guaranties and Personal Property Pledges.	57
6.22	Subsidiary Stock Pledge.	57
6.23	Financial Covenants.	58

ARTICLE VII DEFAULTS		58

ARTICLE VIII ACCELERATION, WAIVERS, AMENDMENTS AND REMEDIES		60

8.1	Acceleration; Facility LC Collateral Account.	60
8.2	Amendments.	61
8.3	Preservation of Rights.	62

ARTICLE IX GENERAL PROVISIONS		63

9.1	Survival of Representations.	63
9.2	Governmental Regulation.	63
9.3	Headings.	63
9.4	Entire Agreement.	63
9.5	Several Obligations; Benefits of this Agreement.	63
9.6	Expenses; Indemnification.	63
9.7	Numbers of Documents.	64
9.8	Accounting.	64
9.9	Severability of Provisions.	65
9.10	Nonliability of Lenders.	65
9.11	Confidentiality.	65
9.12	Nonreliance.	66
9.13	Disclosure.	66
9.14	USA PATRIOT Act.	66
9.15	Conversion of Currencies.	66
9.16	Amendment and Restatement.	67
9.17	Applicable Lending Installations.	68

ARTICLE X THE ADMINISTRATIVE AGENT		68

10.1	Appointment.	68
10.2	Rights and Power.	68
10.3	Exculpatory Provisions.	68
10.4	Administrative Agent Reliance.	69
10.5	Delegation of Duties.	69

10.6	Resignation.	69
10.7	Lender Non-Reliance.	69
10.8	Other Titles.	70
10.9	Administrative Agent and Arranger Fees.	70
10.10	Execution of Collateral Documents.	70
10.11	Collateral Releases.	70

ARTICLE XI SETOFF; RATABLE PAYMENTS		70

11.1	Setoff.	70
11.2	Ratable Payments.	71

ARTICLE XII BENEFIT OF AGREEMENT; ASSIGNMENTS; PARTICIPATIONS		71

12.1	Successors and Assigns.	71
12.2	Dissemination of Information.	75

ARTICLE XIII NOTICES		75

13.1	Notices; Electronic Communication	75

ARTICLE XIV COUNTERPARTS; INTEGRATION; EFFECTIVENESS; ELECTRONIC EXECUTION		77

14.1	Counterparts; Effectiveness.	77
14.2	Electronic Execution of Assignments.	77

ARTICLE XV CHOICE OF LAW; CONSENT TO JURISDICTION; WAIVER OF JURY TRIAL		77

15.1	Governing Law; Jurisdiction; Consent to Service of Process.	77
15.2	WAIVER OF JURY TRIAL.	78

Exhibit A    Form of Note
Exhibit B    Compliance Certificate
Exhibit C    Subordination Terms
Exhibit D    Form of Assignment and Assumption Agreement
Exhibit E    Form of U.S. Tax Certificate

Pricing Schedule
Commitment Schedule
Schedule 2.20.1    Existing Letters of Credit
Schedule 5.8    Subsidiaries
Schedule 5.14    Ownership of Properties
Schedule 5.18    Insurance
Schedule 5.20    Collateral

Schedule 6.11    Indebtedness
Schedule 6.14    Investments
Schedule 6.15    Liens

AMENDED AND RESTATED CREDIT AGREEMENT
This Amended and Restated Credit Agreement, dated as of December 22, 2014, is among Viad Corp, a Delaware corporation, the Lenders and JPMorgan Chase Bank, N.A., a national banking association, as LC Issuer, as Swingline Lender and as Administrative Agent.
RECITALS
A.    The Borrower, the Administrative Agent, the financial institutions designated as existing lenders on the Commitment Schedule (“Existing Lenders”) are party to that certain Amended and Restated Credit Agreement, dated as of May 18, 2011 (as amended up to but not including the date hereof, the “Existing Credit Agreement”).
B.    The Borrower, the Administrative Agent, the Existing Lenders and certain additional financial institutions wish to amend and restate the Existing Credit Agreement on the terms and conditions set forth below to, among other things, extend the Facility Termination Date, increase and reallocate the Revolving Commitments, provide for Term Loans and modify various covenants and pricing terms.
NOW, THEREFORE, in consideration of the premises and of the mutual agreements made herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree that the Existing Credit Agreement is amended and restated in its entirety as follows:
ARTICLE I
DEFINITIONS, ETC.
As used in this Agreement:
1.1    Definitions.
“Acquired Company” is defined in Section 6.14.
“Acquisition” means any transaction, or any series of related transactions, consummated on or after the date of this Agreement, by which the Borrower or any of its Subsidiaries (i) acquires any going business or all or substantially all of the assets of any firm, corporation or limited liability company, or division thereof, whether through purchase of assets, merger or otherwise or (ii) directly or indirectly acquires (in one transaction or as the most recent transaction in a series of transactions) at least a majority (in number of votes) of the securities of a corporation which have ordinary voting power for the election of directors (other than securities having such power only by reason of the happening of a contingency) or a majority (by percentage or voting power) of the outstanding ownership interests of a partnership or limited liability company.
“Administrative Agent” means JPMCB in its capacity as administrative agent of the Lenders pursuant to Article X, and not in its individual capacity as a Lender, and any successor Administrative Agent appointed pursuant to Article X.
“Administrative Questionnaire” means an administrative questionnaire in a form supplied by the Administrative Agent.

“Advance” means (i) Revolving Loans of the same Type, made, converted or continued on the same date and, in the case of Eurocurrency Loans, as to which a single Interest Period is in effect, (ii) Term Loans of the same Type, made, converted or continued on the same date and, in the case of Eurocurrency Loans, as to which a single Interest Period is in effect, or (iii) a Swingline Loan (unless otherwise expressly provided).
“Affected Lender” is defined in Section 2.21.
“Affiliate” of any Person means any other Person directly or indirectly controlling, controlled by or under common control with such Person. A Person shall be deemed to control another Person if the controlling Person owns 10% or more of any class of voting securities (or other ownership interests) of the controlled Person or possesses, directly or indirectly, the power to direct or cause the direction of the management or policies of the controlled Person, whether through ownership of stock, by contract or otherwise.
“Aggregate Outstanding Revolving Credit Exposure” means, at any time, the sum of the outstanding principal amount of all Lenders’ Revolving Loans, their LC Exposure and their Swingline Exposure at such time; provided, that, clause (i) of the definition of Swingline Exposure shall only be applicable to the extent Lenders shall have funded their respective participations in the outstanding Swingline Loans.
“Aggregate Revolving Commitment” means the aggregate of the Revolving Commitments of all the Lenders, as increased or reduced from time to time pursuant to the terms hereof. The initial Aggregate Revolving Commitment is $175,000,000.
“Agreement” means this amended and restated credit agreement, as it may be amended, restated and/or modified and in effect from time to time.
“Alternate Base Rate” means, for any day, a rate per annum equal to the greatest of (i) the Prime Rate in effect on such day, (ii) the Federal Funds Effective Rate in effect on such day plus ½ of 1% and (iii) the Eurocurrency Rate for Eurocurrency Loans denominated in Dollars (calculated exclusive of the Applicable Margin) for a one month Interest Period on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1%, provided that, for the avoidance of doubt, for purposes of this definition the Eurocurrency Rate for any day shall be based on the rate appearing on the Reuters Screen LIBOR01 page 1 (or on any successor or substitute page of such Service, or any successor or substitute for such Service, providing rate quotations comparable to those currently provided on such page of such Service, as determined by the Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to dollar deposits in the London interbank market) at approximately 11:00 a.m. London time on such day. Any change in the Alternate Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate or the Eurocurrency Rate shall be effective from and including the effective date of such change in the Prime Rate, the Federal Funds Effective Rate or the Eurocurrency Rate, respectively.
“Anti-Corruption Laws” means all laws, rules and regulations of any jurisdiction applicable to the Borrower or any of its Affiliates from time to time concerning or relating to bribery or corruption.
“Applicable Fee Rate” means, at any time, the percentage rate per annum at which commitment fees are accruing on the unused portion of the Aggregate Revolving Commitment at such time as set forth in the Pricing Schedule.

“Applicable Margin” means, with respect to Advances of any Type at any time, the percentage rate per annum which is applicable at such time with respect to Advances of such Type as set forth in the Pricing Schedule.
“Approved Fund” is defined in Section 12.1(ii).
“Arranger” means J.P. Morgan Securities LLC and its successors, in its capacities as Sole Lead Arranger and Sole Bookrunner.
“Article” means an article of this Agreement unless another document is specifically referenced.
“Asset Disposition” means any sale, transfer or other disposition of any asset of the Borrower or any Subsidiary in a single transaction or in a series of related transactions (other than (i) the sale or lease of inventory or products in the ordinary course of business or the sale of obsolete or worn out property in the ordinary course of business and (ii) the sale of Cash Equivalent Investments in the ordinary course of business).
“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 12.1) and accepted by the Administrative Agent, in the form of Exhibit D or any other form approved by the Administrative Agent.
“Authorized Officer” means any of the Chairman, Chief Executive Officer, President, Chief Financial Officer or Treasurer of the Borrower, acting singly.
“Bankruptcy Event” means, with respect to any Person, such Person becomes the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it, or, in the good faith determination of the Administrative Agent, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment, provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Authority or instrumentality thereof, unless such ownership interest results in or provides such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.
“Borrower” means Viad Corp, a Delaware corporation, and its successors and assigns.
“Borrowing Date” means a date on which an Advance is made hereunder.
“Borrowing Notice” is defined in Section 2.9.
“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed; provided that, (i) when used in connection with a Eurocurrency Loan, the term “Business Day” shall also exclude any day on which banks are generally not open in London for the conduct of substantially all of their commercial lending activities, (ii) when used in connection with a Eurocurrency Loans denominated in Canadian Dollars, shall also exclude any day on which banks are not open for foreign exchange business in Toronto, Canada and (iii) when used in connection with a borrowing, drawing, payment, reimbursement or rate selection denominated in Euro, the term “Business Day” shall also exclude any day on which the TARGET2 payment system is not open for the settlement of payments in Euro.
“Capital Expenditures” means, without duplication, any expenditures for any purchase or other acquisition of any asset which would be classified as a fixed or capital asset on a consolidated balance sheet of the Borrower and its Subsidiaries prepared in accordance with GAAP excluding (i) the cost of assets acquired with Capitalized Lease Obligations, (ii) expenditures of insurance proceeds to rebuild or replace any asset after a casualty or condemnation loss and (iii) leasehold improvement expenditures for which the Borrower or a Subsidiary is reimbursed promptly by the lessor.
“Capitalized Lease” of a Person means any lease of Property by such Person as lessee which would be capitalized on a balance sheet of such Person prepared in accordance with GAAP (provided that with respect to the accounting for leases as either operating leases or capital leases and the impact of such accounting on the definitions and covenants herein, GAAP as in effect on the Closing Date shall be applied).
“Capitalized Lease Obligations” of a Person means the amount of the obligations of such Person under Capitalized Leases which would be shown as a liability on a balance sheet of such Person prepared in accordance with GAAP.
“Capital Stock” means any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person other than a corporation and any and all warrants, rights or options to purchase any of the foregoing.
“Cash Equivalent Investments” means (i) demand deposit and savings accounts maintained in the ordinary course of business; (ii) marketable direct obligations issued or unconditionally guaranteed by the United States or Canadian government and backed by the full faith and credit of the United States or Canadian government; (iii) certificates of deposit, time deposits, bankers’ acceptances and floating rate certificates of deposit issued by commercial banks (whether domestic or foreign) having capital and surplus in excess of $100,000,000; (iv) commercial paper rated A-2 or better by S&P or P-2 or better by Moody’s; (v) shares of money market, mutual or similar funds having assets in excess of $100,000,000 and at least 95% of the investments of which are limited to investment grade securities (i.e., securities rated at least Baa by Moody’s or at least BBB by S&P); (vi) repurchase obligations of any commercial bank organized under the laws of the United States, any state thereof, the District of Columbia, any foreign bank, or its branches or agencies having a term not more than thirty (30) days, with respect to securities issued or fully guaranteed or insured by the United States or Canadian government and (vii) such other comparable investments as may be approved by the Administrative Agent from time to time; provided in the case of each of clauses (ii) through (vi) above the same provides for payment of both principal and interest (and not principal alone or interest alone) and is not subject to any contingency regarding the payment of principal or interest. The maturity of Cash Equivalent Investments described in clauses (ii) through (v) above shall not exceed 365 days.
“CDOR” means the annual rate of interest which is the rate which is the arithmetic average of the quotations of all institutions listed in respect of an Interest Period of one, two, three or six months (as selected by the Borrower) for Canadian Dollar denominated bankers’ acceptances displayed and identified as such on the “Reuters Screen CDOR Page” as defined in the International Swap Dealer Association, Inc. definitions, as modified and amended from time to time, as of 10:00 a.m. Toronto, Ontario local time on such day and, if such day is not a Business Day, then on the immediately preceding Business Day (as adjusted by the Lender after 10:00 a.m. Toronto, Ontario local time to reflect any error in the posted rate of interest or in the posted average annual rate of interest) plus 10 bps.
“Change in Control” means the acquisition by any Person, or two or more Persons acting in concert, of beneficial ownership (within the meaning of Rule 13d-3 of the Securities and Exchange Commission under the Securities Exchange Act of 1934) of 30% or more of the outstanding shares of voting stock of the Borrower.
“Class” when used in reference to any Loan or Advance, refers to whether such Loan, or the Loans comprising such Advance, are Revolving Loans, Term Loans or Swingline Loans.
“Change in Law” means the occurrence after the date of this Agreement or, with respect to any Lender, such later date on which such Lender becomes a party to this Agreement) of (i) the adoption or taking effect of any law, rule, regulation or treaty, (ii) any change in any law, rule, regulation or treaty or in the interpretation or application thereof by any Governmental Authority or (iii) compliance by any Lender or the LC Issuer (or, for purposes of Section 2.15(b), by any lending office of such Lender or by such Lender’s or the LC Issuer’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement; provided that, notwithstanding anything herein to the contrary, (A) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, or directives thereunder or issued in connection therewith and (B) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall be deemed to be a “Change in Law,” regardless of the date enacted, adopted or issued.
“Code” means the Internal Revenue Code of 1986, as amended, reformed or otherwise modified from time to time.
“Collateral” collectively refers to the term “Collateral” as defined in the Security Agreement and the Subsidiary Security Agreement.
“Collateral Documents” means, collectively, the Guaranty, the Security Agreement, the Subsidiary Security Agreement, any intellectual property assignments and all other security documents hereafter delivered to the Administrative Agent granting a Lien or purporting to grant a Lien on any property of any Person to secure the obligations and liabilities of the Borrower or any of its Subsidiaries under any Loan Document.
“Collateral Shortfall Amount” is defined in Section 8.1.
“Commitment” means either a Revolving Commitment or a Term Commitment.
“Commitment Schedule” means the Schedule attached hereto identified as such.
“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.
“Consolidated Capital Expenditures” means, with reference to any period, the Capital Expenditures of the Borrower and its Subsidiaries (exclusive of any Capital Expenditures in respect of assets acquired in an acquisition permitted by Section 6.14(v)) calculated on a consolidated basis for such period.

“Consolidated EBITDA” means Consolidated Net Income plus, to the extent deducted from revenues in determining Consolidated Net Income and without duplication, (i) Consolidated Interest Expense, (ii) expense for income taxes paid or accrued, (iii) depreciation, (iv) amortization, (v) extraordinary or non-recurring losses, (vi) restructuring expenses not to exceed $10,000,000 during any twelve month period, and $25,000,000 in the aggregate for all such computation periods ending after the date hereof and before the Facility Termination Date, (vii) non-cash losses, (viii) goodwill impairment losses, and (ix) any Stock Compensation Expense, minus, (i) to the extent included in Consolidated Net Income, extraordinary or non-recurring gains realized other than in the ordinary course of business and (ii) non-cash gains, all calculated for the Borrower and its Subsidiaries on a consolidated basis. For any computation period during which (i) an Acquired Company is acquired or (ii) a Disposed Company is sold, Consolidated EBITDA shall be calculated on a pro forma basis as if such Acquired Company or Disposed Company, as the case may be, had been acquired (and any related Indebtedness incurred) or sold (and any related Indebtedness disposed of), as the case may be, on the first day of such computation period.
“Consolidated Indebtedness” means at any time the Indebtedness of the Borrower and its Subsidiaries calculated on a consolidated basis as of such time.
“Consolidated Interest Expense” means, with reference to any period, the interest expense of the Borrower and its Subsidiaries calculated on a consolidated basis for such period. For any computation period during which an Acquired Company is acquired, Consolidated Interest Expenses shall be calculated on a pro forma basis as if any Indebtedness incurred in connection with the acquisition of such Acquired Company had been incurred on the first day of such computation period.
“Consolidated Net Income” means, with reference to any period, the net income (or loss) of the Borrower and its Subsidiaries calculated on a consolidated basis for such period.
“Consolidated Net Worth” means at any time the consolidated stockholders’ equity (including minority interests) of the Borrower and its Subsidiaries calculated on a consolidated basis as of such time.
“Consolidated Rentals” means, with reference to any period, the Rentals of the Borrower and its Subsidiaries calculated on a consolidated basis for such period.
“Contingent Obligation” of a Person means any agreement, undertaking or arrangement by which such Person assumes, guarantees, endorses, contingently agrees to purchase or provide funds for the payment of, or otherwise becomes or is contingently liable upon, the obligation or liability of any other Person, or agrees to maintain the net worth or working capital or other financial condition of any other Person, or otherwise assures any creditor of such other Person against loss, including, without limitation, any operating agreement, take-or-pay contract or the obligations of any such Person as general partner of a partnership with respect to the liabilities of the partnership.
“Controlled Group” means all members of a controlled group of corporations or other business entities and all trades or businesses (whether or not incorporated) under common control which, together with the Borrower or any of its Subsidiaries, are treated as a single employer under Section 414 of the Code.
“Conversion/Continuation Notice” is defined in Section 2.10.
“Credit Extension” means the making of an Advance or the issuance or Modification of a Facility LC hereunder.

“Credit Extension Date” means the Borrowing Date for an Advance or the issuance or Modification date for a Facility LC hereunder.
“Credit Party” means the Borrower and each Guarantor.
“Default” means an event described in Article VII.
“Defaulting Lender” means any Lender that (i) has failed, within two Business Days of the date required to be funded or paid, to (A) fund any portion of its Loans, (B) fund any portion of its participations in Facility LCs or Swingline Loans or (C) pay over to any Lender Party any other amount required to be paid by it hereunder, unless, in the case of clause (A) above, such Lender notifies the Administrative Agent in writing that such failure is the result of such Lender’s good faith determination that a condition precedent to funding (specifically identified and including the particular default, if any) has not been satisfied, (ii) has notified the Borrower or any Lender Party in writing, or has made a public statement to the effect, that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Lender’s good faith determination that a condition precedent (specifically identified and including the particular default, if any) to funding a Loan cannot be satisfied) or generally under other agreements in which it commits to extend credit, (iii) has failed, within three Business Days after request by a Lender Party, acting in good faith, to provide a certification in writing from an authorized officer of such Lender that it will comply with its obligations (and is financially able to meet such obligations) to fund prospective Loans and participations in then outstanding Facility LCs and Swingline Loans under this Agreement, provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (iii) upon such Lender Party’s receipt of such certification in form and substance satisfactory to it and the Administrative Agent, or (iv) has become the subject of a Bankruptcy Event.
“Disposed Company” means an entity or going business sold by the Borrower or any of its Subsidiaries by way of sale of equity or substantially all of the assets of such entity and otherwise permitted by this Agreement.
“Dollars” or “$” means lawful currency of the United States of America.
“Dollar Equivalent” means, on any date of determination (i) with respect to any amount in Dollars, such amount, and (ii) with respect to any amount in any Foreign Currency, the equivalent in Dollars of such amount, determined by the Administrative Agent pursuant to Section 1.5 using the Exchange Rate with respect to such Foreign Currency at the time in effect under the provisions of such Section.
“Domestic Subsidiary” means any Subsidiary of the Borrower organized under the laws of any jurisdiction within the United States.
“Effective Date” is defined in Section 4.1.
“Electronic Signature” means an electronic sound, symbol, or process attached to, or associated with, a contract or other record and adopted by a person with the intent to sign, authenticate or accept such contract or record.
“Electronic System” means any electronic system, including e-mail, e-fax, Intralinks®, ClearPar®, Debt Domain, Syndtrak and any other Internet or extranet-based site, whether such electronic system is owned, operated or hosted by the Administrative Agent and the LC Issuer and any of its respective Related Parties or any other Person, providing for access to data protected by passcodes or other security system.
“Environmental Laws” means any and all federal, state, local and foreign statutes, laws, judicial decisions, regulations, ordinances, rules, judgments, orders, decrees, plans, injunctions, permits, concessions, grants, franchises, licenses, agreements and other governmental restrictions relating to (i) the protection of the environment, (ii) the effect of the environment on human health, (iii) emissions, discharges or releases of pollutants, contaminants, hazardous substances or wastes into surface water, ground water or land, or (iv) the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, hazardous substances or wastes or the clean-up or other remediation thereof.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any rule or regulation issued thereunder.
“Euro” means the single currency of the Participating Member States.
“Eurocurrency Advance” means an Advance which, except as otherwise provided in Section 2.11, bears interest at the applicable Eurocurrency Rate.
“Eurocurrency Base Rate” means, with respect to any Eurocurrency Advance for any Interest Period (i) for any applicable currency (other than Canadian Dollars), the London interbank offered rate as administered by ICE Benchmark Administration (or any other Person that takes over the administration of such rate for the relevant currency for a period equal in length to such Interest Period as displayed on pages LIBOR01 or LIBOR02 of the Reuters screen that displays such rate (or, in the event such rate does not appear on a Reuters page or screen, on any successor or substitute page on such screen that displays such rate, or on the appropriate page of such other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion; in each case the “LIBO Screen Rate”) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period (or, (x) in the case of Eurocurrency Advances denominated in Sterling, at approximately 11:00 a.m., London Time, on the date of the commencement of such Interest Period and (y) in the case of Eurocurrency Advances denominated in Euro, at approximately 11:00 a.m. London Time, on the date two TARGET Days prior to the commencement of such Interest Period and (ii) for Canadian Dollars, CDOR; provided that if the Eurocurrency Base Rate determined as provided above shall be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement; provided further that if such a rate shall not be available at such time for such Interest Period (an “Impacted Interest Period”) with respect to the applicable currency then the Eurocurrency Base Rate shall be the Interpolated Rate; provided that if any Interpolated Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.
“Eurocurrency Loan” means a Loan which, except as otherwise provided in Section 2.11, bears interest at the applicable Eurocurrency Rate.
“Eurocurrency Rate” means, with respect to any Eurocurrency Advance for any Interest Period, an interest rate per annum equal to the sum of (i) (a) the Eurocurrency Base Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate (rounded upwards, if necessary, to the next 1/16 of 1%) plus (ii) the Applicable Margin.
“Exchange Rate” means on any day, for purposes of determining the Dollar Equivalent of any currency other than Dollars, the rate at which such currency may be exchanged into Dollars at the time of determination on such day on the Reuters Currency pages, if available, for such currency. In the event that such rate does not appear on any Reuters Currency pages, the Exchange Rate shall be determined by reference to such other publicly available service for displaying exchange rates as may be agreed upon by the Administrative Agent and the Borrower, or, in the absence of such an agreement, such Exchange Rate shall instead be the arithmetic average of the spot rates of exchange of the Administrative Agent in the market where its Foreign Currency exchange operations in respect of such currency are then being conducted, at or about such time as the Administrative Agent shall elect after determining that such rates shall be the basis for determining the Exchange Rate, on such date for the purchase of Dollars for delivery two Business Days later; provided that if at the time of any such determination, for any reason, no such spot rate is being quoted, the Administrative Agent may use any reasonable method it deems appropriate to determine such rate, and such determination shall be conclusive absent manifest error.
“Exchange Rate Date” means, if on such date any outstanding Loan or Letter of Credit is (or any Loan or Letter of Credit that has been requested at such time would be) denominated in a currency other than Dollars, each of: (i) the last Business Day of each calendar month, (ii) if an Event of Default has occurred and is continuing, any Business Day designated as an Exchange Rate Date by the Administrative Agent in its sole discretion, and (iii) each date (with such date to be reasonably determined by the Administrative Agent) that is on or about the date of (i) a Borrowing Request or an Interest Election Request with respect to any Revolving Advance or (ii) each request for the issuance, amendment, renewal or extension of any Letter of Credit or Swingline Loan.
“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Borrower under Section 2.21) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 3.4, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 3.4(vi) and (d) any U.S. federal withholding Taxes imposed under FATCA.
“Exhibit” refers to an exhibit to this Agreement, unless another document is specifically referenced.
“Existing Agent” means JPMorgan Chase Bank, N.A. in its role as administrative agent pursuant to the Existing Credit Agreement.
“Existing Credit Agreement” is defined in the Recitals hereto.
“Existing Lenders” is defined in the Recitals hereto.
“Existing Letters of Credit” means the Letters of Credit identified on Schedule 2.20.1 hereto.
“Facility LC” is defined in Section 2.20.1.

“Facility LC Application” is defined in Section 2.20.3.
“Facility LC Collateral Account” is defined in Section 2.20.11.
“Facility Termination Date” means the earlier of (i) December 22, 2019 or (ii) any earlier date on which the Aggregate Revolving Commitment is reduced to zero or otherwise terminated pursuant to the terms hereof and/or any Loans are accelerated pursuant to Section 8.1.
“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code.
“Federal Funds Effective Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by the Administrative Agent; provided, that, if the Federal Funds Effective Rate shall be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement.
“Financial Contract” of a Person means (i) any exchange-traded or over-the-counter futures, forward, swap or option contract or other financial instrument with similar characteristics or (ii) any Rate Management Transaction.
“Floating Rate” means, for any day, a rate per annum equal to (i) the Alternate Base Rate for such day plus (ii) the Applicable Margin, changing when and as the Alternate Base Rate changes.
“Floating Rate Advance” means an Advance which, except as otherwise provided in Section 2.11, bears interest at the Floating Rate.
“Floating Rate Loan” means a Loan which, except as otherwise provided in Section 2.11, bears interest at the Floating Rate.
“Foreign Currency” means Euros, Sterling, Canadian Dollars and any other currency consented to by the Administrative Agent and each of the Lenders that is freely available, freely transferable and freely convertible into Dollars and in which dealings in deposits are carried on in the London interbank market or other interbank market acceptable to the Administrative Agent and all the Lenders.
“Foreign Subsidiary” means any Subsidiary of the Borrower that is not a Domestic Subsidiary.
“GAAP” means generally accepted accounting principles as in effect from time to time in the United States, applied in a manner consistent with that used in preparing the financial statements referred to in Section 5.4; provided, however, that, except as provided in Section 9.8, with respect to the calculation of financial ratios and other financial tests required by this Agreement, GAAP means generally accepted accounting principles as in effect from time to time in the United States as of the date of this Agreement, applied in a manner consistent with that used in preparing financial statements of the Borrower referred to in Section 5.4 hereof.

“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.
“Guarantor” means a Domestic Subsidiary which is a party to the Guaranty.
“Guaranty” means that certain Guaranty dated as of the date hereof executed by the Material Domestic Subsidiaries of the Borrower in favor of the Administrative Agent, for the ratable benefit of the Lenders, as it may be amended or modified and in effect from time to time.
“Impacted Interest Period” has the meaning assigned to it in the definition of “Eurocurrency Base Rate.”
“Indebtedness” of a Person means such Person’s (i) obligations for borrowed money, (ii) obligations representing the deferred purchase price of Property or services (other than accounts payable arising in the ordinary course of such Person’s business payable on terms customary in the trade), (iii) obligations, whether or not assumed, secured by Liens or payable out of the proceeds or production from Property now or hereafter owned or acquired by such Person, (iv) obligations which are evidenced by notes, acceptances, or other instruments, (v) obligations of such Person to purchase securities or other Property arising out of or in connection with the sale of the same or substantially similar securities or Property, (vi) Capitalized Lease Obligations, (vii) Letters of Credit, (viii) Contingent Obligations, (ix) Rate Management Obligations and (x) any other obligation for borrowed money or other financial accommodation which in accordance with GAAP would be shown as a liability on the consolidated balance sheet of such Person. For purposes hereof (including the computation of the Leverage Ratio), the amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Contingent Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith; provided that for purposes of computing the Leverage Ratio (i) the amount of any Contingent Obligation of the Borrower or a Subsidiary in respect of obligations of the Borrower or a Subsidiary and (ii) the amount of any Contingent Obligation in respect of an obligation not itself constituting Indebtedness shall be zero. Notwithstanding the foregoing, Rate Management Obligations (to the extent related to the Loans or otherwise incurred in the ordinary course of business and not for speculative purposes) shall not constitute Indebtedness.
“Indemnified Taxes” means (i) Taxes (other than Excluded Taxes) imposed on or with respect to any payment made by or on account of any Credit Party under any Loan Document and (ii) Other Taxes.
“Ineligible Institution” has the meaning assigned to it in Section 12.1(B).
“Interest Period” means, with respect to a Eurocurrency Advance, a period of one, two, three or six months commencing on a Business Day selected by the Borrower pursuant to this Agreement. Such Interest Period shall end on the day which corresponds numerically to such date one, two, three or six months thereafter, provided, however, that if there is no such numerically corresponding day in such next, second, third or sixth succeeding month, such Interest Period shall end on the last Business Day of such next, second, third or sixth succeeding month. If an Interest Period would otherwise end on a day which is not a Business Day, such Interest Period shall end on the next succeeding Business Day, provided, however, that if said next succeeding Business Day falls in a new calendar month, such Interest Period shall end on the immediately preceding Business Day.
“Interpolated Rate” means, at any time, for any Interest Period, the rate per annum (rounded to the same number of decimal places as the LIBO Screen Rate determined by the Administrative Agent (which determination shall be conclusive and binding absent manifest error) to be equal to the rate that results from interpolating on a linear basis between: (i) the LIBO Screen Rate for the longest period for which the LIBO Screen Rate is available for the applicable currency) that is shorter than the Impacted Interest Period; and (ii) the LIBO Screen Rate for the shortest period (for which that LIBO Screen Rate is available for the applicable currency) that exceeds the Impacted Interest Period, in each case, at such time.
“Investment” of a Person means any loan, advance (other than deposits with financial institutions available for withdrawal on demand, prepaid expenses and similar items arising in the ordinary course of business and other than commission, travel and similar advances to officers and employees made in the ordinary course of business), extension of credit (other than accounts receivable arising in the ordinary course of business on terms customary in the trade) or contribution of capital by such Person; stocks, bonds, mutual funds, partnership interests, notes, debentures or other securities owned by such Person; any deposit accounts and certificate of deposit owned by such Person; and structured notes, derivative financial instruments and other similar instruments or contracts owned by such Person.
“IRS” means the United States Internal Revenue Service.
“JPMCB” means JPMorgan Chase Bank, N.A., a national banking association, in its individual capacity, and its successors.
“LC Disbursement” means a payment made by the LC Issuer pursuant to a Facility LC.
“LC Exposure” means, at any time, the sum of (i) the aggregate undrawn amount of all outstanding Facility LCs at such time plus (ii) the aggregate amount of all LC Disbursements that have not yet been reimbursed by or on behalf of the Borrower at such time. The LC Exposure of any Lender at any time shall be its Pro Rata Share of the total LC Exposure at such time.
“LC Fee” is defined in Section 2.20.4.
“LC Issuer” means JPMCB (or any subsidiary or affiliate of JPMCB designated by JPMCB) in its capacity as issuer of Facility LCs hereunder.
“LC Obligations” means, at any time, the sum, without duplication, of (i) the aggregate undrawn stated amount under all Facility LCs outstanding at such time plus (ii) the aggregate unpaid amount at such time of all Reimbursement Obligations.
“LC Payment Date” is defined in Section 2.20.5.
“Lender Parent” means, with respect to any Lender, any Person as to which such Lender is, directly or indirectly, a subsidiary.
“Lender Party” means the Administrative Agent, the LC Issuer, the Swingline Lender and each other Lender.

“Lenders” means the lending institutions listed on the signature pages of this Agreement, any Person becoming a lender hereunder pursuant to Section 2.6.3 and their respective successors and assigns. Unless otherwise specified, the term “Lenders” includes JPMCB in its capacity as Swingline Lender.
“Lending Installation” means, with respect to a Lender or the Administrative Agent, the office, branch, subsidiary or affiliate of such Lender or the Administrative Agent listed on the signature pages hereof or on a Schedule or otherwise selected by such Lender or the Administrative Agent pursuant to Section 2.18.
“Letter of Credit” of a Person means a letter of credit or similar instrument which is issued upon the application of such Person or upon which such Person is an account party or for which such Person is in any way liable.
“Leverage Ratio” means, as of any date of calculation, the ratio of (i) Consolidated Indebtedness outstanding on such date to (ii) Consolidated EBITDA for the Borrower’s then most-recently ended four fiscal quarters (or in the case of a calculation of the Leverage Ratio pursuant to Section 6.10 or 6.14(v) for the Borrower’s then most recently ended four fiscal quarters for which financial statements are available).
“LIBO Screen Rate” has the meaning assigned to it in the definition of “Eurocurrency Base Rate.”
“Lien” means any lien (statutory or other), mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance or preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, the interest of a vendor or lessor under any conditional sale, Capitalized Lease or other title retention agreement).
“Liquidity Amount” means, as of any date of measurement thereof, (i) the aggregate amount of all Cash Equivalent Investments maintained by the Borrower or its Subsidiaries in the United States or Canada on such date, but excluding therefrom any Cash Equivalent Investments maintained in the United States or Canada that are restricted from payment to the Administrative Agent or the Lenders in satisfaction of the Obligations in any manner or are otherwise not readily available to the Borrower in cash (including any amounts held by a Subsidiary which may not be dividended, loaned or otherwise distributed to the Borrower (directly or indirectly) without prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of such Subsidiary’s charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Subsidiary or its equity holders) plus (ii) the lesser of (x) the amount by which the Aggregate Revolving Commitment exceeds the aggregate Outstanding Revolving Credit Exposure of all of the Lenders on such date and (y) the aggregate amount of Revolving Loans the Borrower may incur on such date in compliance, on a pro forma basis, with Section 6.23.2.
“Loan” means a Revolving Loan or a Swingline Loan.
“Loan Documents” means this Agreement and, after the execution and delivery thereof pursuant to the terms of this Agreement, each promissory note, if any, delivered pursuant to Section 2.14, the Collateral Documents, each amendment or waiver hereof or hereunder and each other document or agreement executed and delivered from time to time by any Credit Party in connection with or pursuant to the terms of this Agreement or any other Credit Document.
“Material Adverse Effect” means a material adverse effect on (i) the business, Property, condition (financial or otherwise) or results of operations of the Borrower and its Subsidiaries taken as a whole, (ii)

the ability of the Borrower to perform its obligations under the Loan Documents to which it is a party in any material respect, or (iii) the enforceability in any material respect of any of the Loan Documents or the material rights or remedies of the Administrative Agent or the Lenders thereunder.
“Material Domestic Subsidiary” means a Domestic Subsidiary (other than Glacier Park, Inc. unless and until such time as it becomes a Wholly-Owned Subsidiary) having an amount in excess of the lesser of (i) 5% of assets (valued at the greater of book or fair market value) of the Borrower and its Subsidiaries on a consolidated basis or (ii) 5% of Consolidated Net Income for the preceding four fiscal quarter period, in each case determined as of the most recent fiscal quarter end for which financials have been delivered by the Borrower pursuant to Section 6.1.
“Material Foreign Subsidiary” means a Foreign Subsidiary having an amount in excess of the lesser of (i) 5% of assets (valued at the greater of book or fair market value) of the Borrower and its Subsidiaries on a consolidated basis or (ii) 5% of Consolidated Net Income for the preceding four fiscal quarter period, in each case determined as of the most recent fiscal quarter end for which financials have been delivered by the Borrower pursuant to Section 6.1.
“Material Indebtedness” means Indebtedness in an outstanding principal amount of $20,000,000 or more in the aggregate (or the equivalent thereof in any currency other than U.S. dollars).
“Material Indebtedness Agreement” means any agreement under which any Material Indebtedness was created or is governed or which provides for the incurrence of Indebtedness in an amount which would constitute Material Indebtedness (whether or not an amount of Indebtedness constituting Material Indebtedness is outstanding thereunder).
“Modify” or “Modification” is defined in Section 2.20.1.
“Moody’s” means Moody’s Investors Service, Inc.
“Multiemployer Plan” means a Plan maintained pursuant to a collective bargaining agreement to which the Borrower or any member of the Controlled Group is a party and to which more than one employer is obligated to make contributions.
“Net Cash Proceeds” shall mean with respect to any Asset Disposition, the sum of cash or readily marketable cash equivalents received (including by way of a cash generating sale or discounting of a note or receivable) therefrom, whether at the time of such disposition or subsequent thereto, net of all reasonable and customary fees (including professional fees), commissions, costs and expenses (including income taxes) actually incurred (or, in the case of income taxes reasonably estimated to be incurred) in connection therewith) and net of all payments made by the Borrower or any of its Subsidiaries on any Indebtedness which is secured by such assets pursuant to a Lien permitted under Section 6.15 upon or with respect to such assets or which must by the terms of such Lien, or in order to obtain a necessary consent to such Asset Disposition, or by applicable law be repaid out of the proceeds from such Asset Disposition.
“Non-Equity Consideration” means, with respect to any Acquisition, consideration paid and debt assumed in consideration thereof exclusive of (i) any common stock of the Borrower included in such consideration and (ii) any cash payments included in such consideration to the extent such cash payments are made from the traceable cash proceeds received from the issuance and sale of the Capital Stock of the Borrower specifically in connection with such Acquisition.

“Non-U.S. Lender” means a Lender that is not a U.S. Person.
“Note” is defined in Section 2.14(iv).
“Obligations” means all unpaid principal of and accrued and unpaid interest on the Loans, all Reimbursement Obligations, all accrued and unpaid fees and all expenses, reimbursements, indemnities and other obligations of the Borrower to the Lenders, or to the Administrative Agent or any indemnified party arising under the Loan Documents.
“Operating Lease” of a Person means any lease of Property (other than a Capitalized Lease) by such Person as lessee which has an original term (including any required renewals and any renewals effective at the option of the lessor) of one year or more.
“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Taxes (other than a connection arising from such Recipient having executed, delivered, enforced, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, or engaged in any other transaction pursuant to, or enforced, under any Loan Document, or sold or assigned an interest in any Loan Document).
“Other Taxes” means any present or future stamp, court, documentary, intangible, recording, filing or similar excise or property Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, or from the registration, receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment under Section 2.21).
“Outstanding Revolving Credit Exposure” means, as to any Lender at any time, the sum of (i) the aggregate principal amount of its Revolving Loans outstanding at such time, plus (ii) an amount equal to its LC Exposure at such time, plus (iii) an amount equal to its Swingline Exposure at such time.
“Participants” is defined in Section 12.1(iii)(A).
“Participant Register” has the meaning set forth in Section 12.1(iii)(A).
“Participating Member State” means any member state of the European Union that has the Euro as its lawful currency in accordance with legislation of the European Union relating to Economic and Monetary Union.
“Payment Date” means the last day of each calendar year quarter.
“PBGC” means the Pension Benefit Guaranty Corporation, or any successor thereto.
“Person” means any natural person, corporation, firm, joint venture, partnership, limited liability company, association, enterprise, trust or other entity or organization, or any government or political subdivision or any agency, department or instrumentality thereof.
“Plan” means an employee pension benefit plan which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code as to which the Borrower or any member of the Controlled Group may have any liability other than the Viad Corp Retirement Income Plan.

“Platform” means Debt Domain, Intralinks, Syndtrak or a substantially similar electronic transmission system.
“Pricing Schedule” means the Schedule attached hereto identified as such.
“Prime Rate” means the rate of interest per annum publicly announced from time to time by JPMCB as its prime rate in effect at its principal office in New York City; each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.
“Principal Financial Center” means, with respect to any Foreign Currency, the principal financial center where such Foreign Currency is cleared and settled, as determined by the Administrative Agent.
“Proceeds” is defined in the Uniform Commercial Code.
“Property” of a Person means any and all property, whether real, personal, tangible, intangible, or mixed, of such Person, or other assets owned, leased or operated by such Person.
“Pro Rata Share” means, with respect to a Lender, a portion equal to a fraction the numerator of which is such Lender’s Revolving Commitment (or, if the Aggregate Revolving Commitment has expired or been terminated, its Outstanding Revolving Credit Exposure) and the denominator of which is the Aggregate Revolving Commitment (or, if the Aggregate Revolving Commitment has expired or been terminated, the Aggregate Outstanding Revolving Credit Exposure); provided that in the case of Section 2.22, when a Defaulting Lender shall exist, Pro Rata Share shall mean a portion equal to a fraction the numerator of which is such Lender’s Revolving Commitment (or, if the Aggregate Revolving Commitment has expired or been terminated, its Outstanding Revolving Credit Exposure) and the denominator of which is the Aggregate Revolving Commitment (or, if the Aggregate Revolving Commitment has expired or been terminated, the Aggregate Outstanding Revolving Credit Exposure) disregarding any Defaulting Lender’s Commitment.
“Rate Management Transaction” means any transaction (including an agreement with respect thereto) now existing or hereafter entered into by the Borrower or any Subsidiary which is a rate swap, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap, equity or equity index option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, forward transaction, currency swap transaction, cross-currency rate swap transaction, currency option or any other similar transaction (including any option with respect to any of these transactions) or any combination thereof, whether linked to one or more interest rates, foreign currencies, commodity prices, equity prices or other financial measures.
“Rate Management Obligations” of a Person means any and all obligations of such Person, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor), under (i) any and all Rate Management Transactions, and (ii) any and all cancellations, buy backs, reversals, terminations or assignments of any Rate Management Transactions.
“Recipient” means, as applicable, (i) the Administrative Agent, (ii) any Lender and (iii) the LC Issuer.
“Register” is defined in Section 12.1(ii)(D).

“Regulation D” means Regulation D of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor thereto or other regulation or official interpretation of said Board of Governors relating to reserve requirements applicable to member banks of the Federal Reserve System.
“Regulation U” means Regulation U of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor or other regulation or official interpretation of said Board of Governors relating to the extension of credit by banks for the purpose of purchasing or carrying margin stocks applicable to member banks of the Federal Reserve System.
“Reimbursement Obligations” means, at any time, the aggregate of all obligations of the Borrower then outstanding under Section 2.20 to reimburse the LC Issuer for amounts paid by the LC Issuer in respect of any one or more drawings under Facility LCs.
“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.
“Rentals” of a Person means the aggregate fixed amounts payable by such Person under any Operating Lease.
“Reportable Event” means a reportable event as defined in Section 4043 of ERISA and the regulations issued under such section, with respect to a Plan, excluding, however, such events as to which the PBGC has by regulation waived the requirement of Section 4043(a) of ERISA that it be notified within 30 days of the occurrence of such event, provided, however, that a failure to meet the minimum funding standard of Section 412 of the Code and of Section 302 of ERISA shall be a Reportable Event regardless of the issuance of any such waiver of the notice requirement in accordance with either Section 4043(a) of ERISA or Section 412(c) of the Code.
“Required Lenders” means, at any time, Lenders having Outstanding Revolving Credit Exposures, unused Revolving Commitments, unused Term Commitments and outstanding Term Loans representing at least 51% of the sum of the Aggregate Outstanding Revolving Credit Exposure, unused Revolving Commitments and outstanding Term Loans at such time (excluding Defaulting Lenders); provided that, for purposes of declaring any Loans to be due and payable pursuant to Article VII, and for all purposes after the Loans become due and payable pursuant to Article VII or the Revolving Commitments expire or terminate, then, as to each Lender, clause (i) of the definition of Swingline Exposure shall only be applicable for purposes of determining its Revolving Credit Exposure to the extent such Lender shall have funded its participation in the outstanding Swingline Loans.
“Revolving Advance” means an Advance comprised of Revolving Loans.
“Revolving Commitment” means, with respect to each Lender, the commitment of such Lender to make Revolving Loans pursuant to Section 2.1(i) and to acquire participations in Facility LCs and Swingline Loans hereunder, expressed as an amount representing the maximum aggregate amount of such Lender’s Outstanding Revolving Credit Exposure, as such commitment may be (i) reduced or increased from time to time pursuant to Section 2.6 and (ii) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 12.1. The initial amount of each Lender’s Revolving Commitment is set forth on the Commitment Schedule.

“Revolving Loan” means, with respect to a Lender, such Lender’s loan made pursuant to its commitment to lend set forth in Section 2.1.
“S&P” means Standard & Poor’s Financial Services LLC, and any successor to its rating agency business.
“Sale and Leaseback Transaction” means any sale or other transfer of Property by any Person with the intent to lease such Property as lessee.
“Sanctioned Country” means, at any time, a country or territory which is itself the subject or target of any Sanctions (at the time of this Agreement, Cuba, Iran, North Korea, Sudan and Syria).
“Sanctioned Person” means, at any time, (i) any Person listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, or by the United Nations Security Council, the European Union, any European Union member state or Her Majesty’s Treasury of the United Kingdom, (ii) any Person operating, organized or resident in a Sanctioned Country or (iii) any Person owned or controlled by any such Person or Persons described in the foregoing clauses (i) or (ii).
“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (i) the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State or (ii) the United Nations Security Council, the European Union, any European Union member state or Her Majesty’s Treasury of the United Kingdom.
“Schedule” refers to a specific schedule to this Agreement, unless another document is specifically referenced.
“Section” means a numbered section of this Agreement, unless another document is specifically referenced.
“Security Agreement” means that certain Amended and Restated Pledge and Security Agreement dated as of the date hereof executed by the Borrower in favor of the Administrative Agent, for the ratable benefit of the Lenders (and, to the extent provided therein, their Affiliates), as it may be amended or modified and in effect from time to time.
“Single Employer Plan” means a Plan maintained by the Borrower or any member of the Controlled Group for employees of the Borrower or any member of the Controlled Group other than the Viad Corp Retirement Income Plan.
“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentage (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board of Governors of the Federal Reserve System to which the Administrative Agent is subject with respect to the Eurocurrency Rate, for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D). Such reserve percentage shall include those imposed pursuant to such Regulation D. Eurocurrency Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation.

The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.
“Sterling” means the lawful currency of the United Kingdom of Great Britain and Northern Ireland.
“Stock Compensation Expense” means expenses accounted for in accordance with the provisions of FASB Accounting Standards Codification Topic 718 – Compensation – Stock Compensation.
“Subsidiary” of a Person (the “parent”) means (i) any corporation more than 50% of the outstanding securities having ordinary voting power of which shall at the time be owned or controlled, directly or indirectly, by the parent or by one or more of its Subsidiaries or by the parent and one or more of its Subsidiaries, or (ii) any partnership, limited liability company, association, joint venture or similar business organization more than 50% of the ownership interests having ordinary voting power of which shall at the time be so owned or controlled. Unless otherwise expressly provided, all references herein to a “Subsidiary” shall mean a Subsidiary of the Borrower.
“Subsidiary Security Agreement” means that certain Amended and Restated Subsidiary Pledge and Security Agreement dated as of the date hereof executed by each Material Domestic Subsidiary in favor of the Administrative Agent, for the ratable benefit of the Lenders (and, to the extent provided therein, their Affiliates), as it may be amended or modified and in effect from time to time.
“Substantial Portion” means, with respect to the Property of the Borrower and its Subsidiaries, Property which represents more than 10% of the consolidated assets of the Borrower and its Subsidiaries or property which is responsible for more than 10% of the consolidated net sales or of the consolidated net income of the Borrower and its Subsidiaries, in each case, as would be shown in the consolidated financial statements of the Borrower and its Subsidiaries as at the beginning of the twelve-month period ending with the month in which such determination is made (or if financial statements have not been delivered hereunder for that month which begins the twelve-month period, then the financial statements delivered hereunder for the quarter ending immediately prior to that month).
“Swingline Exposure” means, at any time, the aggregate principal amount of all Swingline Loans outstanding at such time. The Swingline Exposure of any Lender at any time shall be the sum of (i) its Pro Rata Share of the total Swingline Exposure at such time other than with respect to any Swingline Loans made by such Lender in its capacity as the Swingline Lender and (ii) the aggregate principal amount of all Swingline Loans made by such Lender as the Swingline Lender outstanding at such time (less the amount of participations funded by the other Lenders in such Swingline Loans).
“Swingline Lender” means JPMorgan Chase Bank, N.A. in its capacity as the lender of Swingline Loans hereunder.
“Swingline Loan” means a Loan made available to the Borrower by the Swingline Lender pursuant to Section 2.5.
“Syndication Agents” means Bank of America, N.A., BMO Harris Bank, N.A., KeyBank National Association, U.S. Bank National Association and Wells Fargo Bank, N.A., in their capacity as Syndication Agents, and not in their individual capacities as Lenders, and any successors.

“TARGET Day” means any day on which TARGET2 (or, if such payment system ceases to be operative, such other payment system, if any, determined by the Administrative Agent to be a suitable replacement) is open for the settlement of payments in Euro.
“TARGET2” means the Trans-European Automated Real-time Gross Settlement Express Transfer (TARGET2) payment system (or, if such payment system ceases to be operative, such other payment system (if any) reasonably determined by the Administrative Agent to be a suitable replacement) for the settlement of payments in Euro.
“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.
“Term Advance” means an Advance comprised of Term Loans.
“Term Commitment” means, with respect to each Lender, the commitment of such Lender to make a Term Loan hereunder, expressed as an amount representing the maximum aggregate principal amount of such Lender’s Term Loan. The amount of each Lender’s Term Commitment is set forth on the Commitment Schedule. The initial aggregate amount of the Lenders’ Term Commitments is $125,000,000.
“Term Loan” means, with respect to each Lender, such Lender’s pro rata portion of the Term Advance made by the Lenders pursuant to Section 2.1(ii) or Section 2.6.3 and, with respect to all Lenders, the aggregate of all such pro rata portions.
“Transferee” is defined in Section 12.2.
“Type” means, with respect to any Advance, its nature as a Floating Rate Advance or a Eurocurrency Advance and with respect to any Loan, its nature as a Floating Rate Loan or a Eurocurrency Loan.
“Unfunded Liabilities” means the amount (if any) of the excess of the funding target (as defined by Section 430(d) of the Code) over the value of assets as determined under Section 430 of the Code as of a valuation date within the last twelve (12) months for all Single Employer Plans.
“Uniform Commercial Code” means the Uniform Commercial Code as in effect on the date hereof and from time to time in the State of New York; provided that if by reason of mandatory provisions of law, the perfection or the effect of perfection or non-perfection of the security interests in any Collateral or the availability of any remedy hereunder is governed by the Uniform Commercial Code as in effect on or after the date hereof in any other jurisdiction, “Uniform Commercial Code” means the Uniform Commercial Code as in effect in such other jurisdiction for purposes of the provisions hereof relating to such perfection or effect of perfection or non-perfection or availability of such remedy.
“Unmatured Default” means an event which but for the lapse of time or the giving of notice, or both, would constitute a Default.
“U.S. Person” means a “United States person” within the meaning of Section 7701(a)(30) of the Code.
“U.S. Tax Certificate” has the meaning assigned to such term in Section 3.4(vi)(B)(4)(b).

“Wholly-Owned Subsidiary” of a Person means (i) any Subsidiary all of the outstanding voting securities of which (other than qualifying shares required to be owned by directors) shall at the time be owned or controlled, directly or indirectly, by such Person or one or more Wholly-Owned Subsidiaries of such Person, or by such Person and one or more Wholly-Owned Subsidiaries of such Person, or (ii) any partnership, limited liability company, association, joint venture or similar business organization 100% of the ownership interests having ordinary voting power of which shall at the time be so owned or controlled.
“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.
“Withholding Agent” means any Credit Party and the Administrative Agent.
The foregoing definitions shall be equally applicable to both the singular and plural forms of the defined terms.
1.2    Classification of Loans and Advances. For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., a “Revolving Loan”) or by Type (e.g., a “Eurocurrency Loan”) or by Class and Type (e.g., a “Eurocurrency Revolving Loan”). Advances also may be classified and referred to by Class (e.g., a “Revolving Advance”) or by Type (e.g., a “Eurocurrency Advances”) or by Class and Type (e.g., a “Eurocurrency Revolving Advance”).
1.3    Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (i) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented, restated/or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (iv) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (v) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.
1.4    Foreign Currency Calculations. For purposes of determining the Dollar Equivalent of any Loan or Facility LC denominated in a Foreign Currency or any related amount, the Administrative Agent shall determine the Exchange Rate as of the applicable Exchange Rate Date with respect to each Foreign Currency in which any requested or outstanding Loan or Facility LC is denominated and shall apply such Exchange Rates to determine such amount (in each case after giving effect to any Loan or Facility LC to be made, repaid, issued or cancelled on or prior to the applicable date for such calculation).

ARTICLE II

THE CREDITS
2.1    Commitments. (i) From and including the Effective Date and prior to the Facility Termination Date, each Lender severally agrees, on the terms and conditions set forth in this Agreement, to (i) make or continue Revolving Loans denominated in Dollars and Foreign Currencies to the Borrower and (ii) participate in Facility LCs issued upon the request of the Borrower, provided that, after giving effect to the making of each such Revolving Loan and the issuance of each such Facility LC, (a) such Lender’s Outstanding Revolving Credit Exposure shall not exceed the amount of its Revolving Commitment and (b) the Aggregate Outstanding Revolving Credit Exposure shall not exceed the Aggregate Revolving Commitment, in each case after giving effect to any application of proceeds of such Advance pursuant to Section 2.4.3. Subject to the terms of this Agreement, the Borrower may borrow, repay and reborrow at any time prior to the Facility Termination Date. Unless previously terminated, the Revolving Commitments shall expire on the Facility Termination Date.
(ii)    Subject to the terms and conditions set forth herein, each Lender severally agrees, on the terms and conditions set forth in this Agreement, to make a Term Loan in Dollars to the Borrower on the Effective Date in a principal amount that will not result in (a) such Lender’s Term Loan exceeding such Lender’s Term Commitment or (b) the sum of the Term Loans exceeding the total Term Commitments. No amount of the Term Loan which is repaid or prepaid by the Borrower may be reborrowed hereunder. The Term Commitments (other than any incremental Term Commitments effected in accordance with Section 2.6.3) shall expire upon the making of the Term Loans on the Effective Date.
2.2    Required Payments.
2.2.1    Any outstanding Revolving Advances and all other unpaid Obligations shall be paid in full by the Borrower on the Facility Termination Date.
2.2.2    If at any time for any reason (other than fluctuations in currency exchange rates) the Aggregate Outstanding Revolving Credit Exposure exceeds the Aggregate Revolving Commitment, the Borrower shall promptly prepay first the Swingline Loans and then the Revolving Loans in the amount of such excess. To the extent that, after the prepayment of all Swingline Loans and Revolving Loans an excess of the Outstanding Revolving Credit Exposure over the Aggregate Revolving Commitments still exists, the Borrower shall promptly cash collateralize the Facility LCs in the manner described in Section 2.20.11 in an amount sufficient to eliminate such excess.
2.2.3    The Administrative Agent will determine the aggregate LC Exposure and the Dollar Equivalent of each Revolving Loan and Swingline Loan on each Exchange Rate Date. If at any time the sum of such amounts exceeds 105% of the Aggregate Revolving Commitment as a result of fluctuations in currency exchange rates, the Borrower shall promptly prepay first the Swingline Loans and then the Revolving Loans in the amount of such excess. To the extent that, after the prepayment of Swingline Loans and Revolving Loans an excess of the sum of such amounts over the Aggregate Revolving Commitment still exists, the Borrower shall promptly cash collateralize the Facility LCs by deposit of funds into the Facility LC Collateral Account in an amount sufficient to eliminate such excess.

2.2.4    The Borrower shall repay the aggregate outstanding principal amount of the Term Loans in consecutive quarterly installments on the last Business Day of each March, June, September and December commencing March 31, 2015 as set forth below:

PAYMENT DATE	PRINCIPAL INSTALLMENT ($)	PERCENTAGE OF INITIAL PRINCIPAL AMOUNT
March 31, 2015	$3,125,000	2.5%
June 30, 2015	$3,125,000	2.5%
September 30, 2015	$3,125,000	2.5%
December 31, 2015	$3,125,000	2.5%
March 31, 2016	$4,687,500	3.75%
June 30, 2016	$4,687,500	3.75%
September 30, 2016	$4,687,500	3.75%
December 31, 2016	$4,687,500	3.75%
March 31, 2017	$4,687,500	3.75%
June 30, 2017	$4,687,500	3.75%
September 30, 2017	$4,687,500	3.75%
December 31, 2017	$4,687,500	3.75%
March 31, 2018	$4,687,500	3.75%
June 30, 2018	$4,687,500	3.75%
September 30, 2018	$4,687,500	3.75%
December 31, 2018	$4,687,500	3.75%
March 31, 2019	$4,687,500	3.75%
June 30, 2019	$4,687,500	3.75%
September 30, 2019	$4,687,500	3.75%
Facility Termination Date	Remaining Balance	Remaining Percentage

If not sooner paid, the Term Loans shall be paid in full, together with accrued interest thereon, on the Facility Termination Date.
2.2.5    In the event and on each occasion that any Net Cash Proceeds are received by or on behalf of the Borrower or any Subsidiary in respect of any Asset Disposition for which the aggregate Net Cash Proceeds exceed $25,000,000, the Borrower shall, within five Business Days after such Net Cash Proceeds are received, prepay the Term Loans. The prepayments required pursuant to this Section 2.2.5 shall be made to the Lenders ratably (relative to the principal amount of Term Loans held by the Lenders), in each case in an aggregate amount equal to 100% of the amount of such Net Cash Proceeds received; provided that if the Borrower or any Subsidiary applies the Net Cash Proceeds from such Asset Disposition (or a portion thereof) within twelve months after receipt of such Net Cash Proceeds to acquire, restore, replace, rebuild, develop, maintain or upgrade real property, equipment or other tangible assets useful or to be used in the business of the Borrower and the Subsidiaries (and, in each case, the Borrower has delivered to the Administrative Agent within five Business Days after such Net Cash Proceeds are received a certificate of its chief financial officer stating its intention to do so and certifying that no Default or Unmatured Default has occurred and is continuing), then, so long as no Default or Unmatured Default has occurred and is continuing at the time of the giving of such notice and at the time of the proposed reinvestment, no prepayment shall be required pursuant to this paragraph in respect of the Net Cash Proceeds in respect of such event (or the portion of such Net Cash Proceeds specified in such certificate, if applicable) except to the extent of any such Net Cash Proceeds therefrom that have not been so applied by the end of such twelve-month period, at which time a prepayment shall be required in an amount equal to such Net Cash Proceeds that have not been so applied prior to the expiration of such period. Any prepayment of Term Loans required by this Section 2.2.5 shall be applied pro rata to all remaining installments (including that due at maturity) of the Term Loans.
2.3    Ratable Loans. Each Revolving Advance hereunder (other than any Swingline Loan) shall consist of Revolving Loans made from the several Lenders ratably according to their Pro Rata Shares. Each Term Loan shall be made as a part of an Advance consisting of Term Loans made by the several Lenders ratably in accordance with their respective Term Loan Commitments.
2.4    Types of Advances. The Advances may be Floating Rate Advances or Eurocurrency Advances, or a combination thereof, selected by the Borrower in accordance with Sections 2.9 and 2.10, or Swingline Loans selected by the Borrower in accordance with Section 2.5. Each Revolving Advance denominated in Dollars shall be comprised entirely of Floating Rate Loans or Eurocurrency Loans as the Borrower may request in accordance herewith and each Revolving Advance denominated in a Foreign Currency shall be comprised entirely of Eurocurrency Loans.
2.5    Swingline Loans.
2.5.1    Amount of Swingline Loans. Subject to the terms and conditions set forth herein, from time to time prior to the Facility Termination Date, the Swingline Lender agrees to make Swingline Loans to the Borrower in Dollars in an aggregate principal amount at any time outstanding that will not result in (i) the aggregate principal amount of outstanding Swingline Loans exceeding $20,000,000, (ii) the Swingline Lender’s Revolving Credit Exposure exceeding its Revolving Commitment, or (iii) the Aggregate Outstanding Revolving Credit Exposure exceeding the Aggregate Revolving Commitment; provided that the Swingline Lender shall not be required to make a Swingline Loan to refinance an outstanding Swingline Loan. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Swingline Loans.
2.5.2    Borrowing Notice. To request a Swingline Loan, the Borrower shall notify the Administrative Agent of such request by telephone (confirmed by telecopy) or email, not later than Noon, Chicago time, on the day of a proposed Swingline Loan. Each such notice shall be irrevocable and shall specify the requested date (which shall be a Business Day) and amount of the requested Swingline Loan. The Administrative Agent will promptly advise the Swingline Lender of any such notice received from the Borrower. The Swingline Lender shall make the requested Swingline Loan available to the Borrower by means of a credit to an account of the Borrower designated by the Borrower from time to time for such purpose (or, in the case of a Swingline Loan made to finance the reimbursement of a Facility LC drawing, by remittance to the LC Issuer) by 2:00 p.m., Chicago time, on the requested date of the Swingline Loan.
2.5.3    Repayment of Swingline Loans. The Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of the Swingline Lender the then unpaid principal amount of each Swingline Loan on the earlier of the Facility Termination Date and the fifth Business Day after such Swingline Loan is made; provided that on each date that a Revolving Advance in

Dollars is made, the Borrower shall repay all Swingline Loans then outstanding and the proceeds of any such Advance (to the extent of the amount of such outstanding Swingline Loans) shall be applied by the Administrative Agent to repay any Swingline Loans outstanding. In addition, the Swingline Lender may by written notice given to the Administrative Agent require the Lenders to acquire participations in all or a portion of the Swingline Loans outstanding. Such notice shall specify the aggregate amount of Swingline Loans in which Lenders will participate. Promptly upon receipt of such notice, the Administrative Agent will give notice thereof to each Lender with a Revolving Commitment, specifying in such notice such Lender’s Pro Rata of such Swingline Loans. Each Lender hereby absolutely and unconditionally agrees, promptly upon receipt of such notice from the Administrative Agent (and in any event, if such notice is received by Noon, Chicago time, on a Business Day no later than 4:00 p.m. Chicago time on such Business Day and if received after Noon Chicago time, on a Business Day shall mean no later than Noon Chicago time on the immediately succeeding Business Day), to pay to the Administrative Agent, for the account of the Swingline Lender, the Lender’s Pro Rata Share of such Swingline Loans. Each Lender acknowledges and agrees that its obligation to acquire participations in Swingline Loans pursuant to this paragraph is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of an Unmatured Default or a Default or reduction or termination of the Revolving Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Each Lender shall comply with its obligation under this paragraph by wire transfer of immediately available funds, in the same manner as provided in Section 2.9 with respect to Loans made by such Lender (and Section 2.9 and 2.19 shall apply, mutatis mutandis, to the payment obligations of the Lenders), and the Administrative Agent shall promptly pay to the Swingline Lender the amounts so received by it from the Lenders. The Administrative Agent shall notify the Borrower of any participations in any Swingline Loan acquired pursuant to this paragraph, and thereafter payments in respect of such Swingline Loan shall be made to the Administrative Agent and not to the Swingline Lender. Any amounts received by the Swingline Lender from the Borrower (or other party on behalf of the Borrower) in respect of a Swingline Loan after receipt by the Swingline Lender of the proceeds of a sale of participations therein shall be promptly remitted to the Administrative Agent; any such amounts received by the Administrative Agent shall be promptly remitted by the Administrative Agent to the Lenders that shall have made their payments pursuant to this paragraph and to the Swingline Lender, as their interests may appear; provided that any such payment so remitted shall be repaid to the Swingline Lender or to the Administrative Agent, as applicable, if and to the extent such payment is required to be refunded to the Borrower for any reason. The purchase of participations in a Swingline Loan pursuant to this paragraph shall not relieve the Borrower of any default in the payment thereof.
2.6    Commitment Fee; Reductions and Increases in Commitments and Loans.
2.6.1    The Borrower agrees to pay to the Administrative Agent for the account of each Lender according to its Pro Rata Share a commitment fee at a per annum rate equal to the Applicable Fee Rate on the daily unused portion of such Lender’s Revolving Commitment (regardless of whether any condition set forth in Article II is then satisfied) from the date hereof to and including the Facility Termination Date, payable in arrears on each Payment Date hereafter and on the Facility Termination Date. Swingline Loans shall not count as usage of any Lender’s Revolving Commitment for the purposes of calculating the commitment fee due hereunder.

2.6.2    The Borrower may permanently reduce the Aggregate Revolving Commitment in whole, or in part ratably among the Lenders in accordance with their respective Revolving Commitments in a minimum aggregate amount of $10,000,000 or any integral multiple of $1,000,000 in excess thereof, upon at least three Business Days’ written notice to the Administrative Agent, which notice shall specify the amount of any such reduction, provided, however, that the amount of the Aggregate Revolving Commitment may not be reduced below the Aggregate Outstanding Revolving Credit Exposure. All accrued commitment fees shall be payable on the effective date of any termination of the Revolving Commitments.
2.6.3    The Borrower at its option may, from time to time, seek incremental Revolving Commitments and/or incremental Term Commitments not exceeding in the aggregate $100,000,000 for all such Commitment increases after the Effective Date hereof upon at least three (3) Business Days’ prior written notice to the Administrative Agent, which notice shall (i) specify the amount of any such proposed increase (which shall not be less than $10,000,000) (or such lesser amount to which the Administrative Agent may agree), (ii) specify whether the proposed increase is with respect to Revolving Commitments, Term Commitments or both and (iii) certify that no Default or Unmatured Default has occurred and is continuing. The Borrower may, after giving such notice, offer the increase (which may be declined by any Lender in its sole discretion) in the total Commitments on either a ratable basis to the Lenders or on a non-pro rata basis to one or more Lenders and/or to other financial institutions or entities reasonably acceptable to the Administrative Agent. No increase in the Commitments shall become effective until the existing or new Lenders extending such incremental Commitment amount and the Borrower shall have delivered to the Administrative Agent a document, in form and substance reasonably satisfactory to the Administrative Agent pursuant to which (i) any such existing Lender agrees to the amount of its Revolving Commitment or Term Commitment increase, (ii) any such new Lender agrees to its Revolving Commitment or Term Commitment amount and agrees to assume and accept the obligations and rights of a Lender hereunder, (iii) the Borrower accepts such incremental Commitments, (iv) the effective date of any increase in the Revolving Commitments or Term Commitments and the date of any incremental Term Loans to be made pursuant thereto is specified and (v) the Borrower certifies that on such date the conditions for a new Loan set forth in Section 4.2 are satisfied. Upon the effectiveness of any increase in the total Revolving Commitments pursuant hereto, (i) each Lender (new or existing) with a Revolving Commitment shall be deemed to have accepted an assignment from the existing Lenders with a Revolving Commitment, and the existing Lenders with a Revolving Commitment shall be deemed to have made an assignment at par to each new or existing Lender accepting a new or increased Revolving Commitment, of an interest in each then outstanding Revolving Loan (in each case, on the terms and conditions set forth in the Assignment and Assumption) and (ii) the Swingline Exposure and LC Exposure of the existing and new Revolving Lenders shall be automatically adjusted such that, after giving effect to such assignments and adjustments, the Aggregate Outstanding Revolving Credit Exposure hereunder is held ratably by the Lenders in proportion to their respective Revolving Commitments. Assignments pursuant to the preceding sentence shall be made in exchange for, and substantially contemporaneously with the payment to the assigning Lenders of, the principal amount assigned plus an entitlement to accrued and unpaid interest and commitment and Facility LC fees as provided in the Assignment and Assumption. Payments received by assigning Lenders pursuant to this Section in respect of the principal amount of any Eurocurrency Loan shall, for purposes of Section 3.3, be deemed prepayments of such Loan. Any incremental Term Loan made pursuant hereto shall be made as part of a Term Advance comprised of all outstanding Term Loans (inclusive of the incremental Term Loans) and shall be made on a Business Day upon which a new Interest Period will commence with respect to all outstanding Term Loans and shall be subject to the then current amortization (by percentage of initial principal amount) and interest pursuant to Sections 2.2.4 and 2.11, respectively, as applicable to the Term Loans made on the Funding Date. The effectiveness of any such incremental Commitments shall be subject to receipt by the Administrative Agent from the Borrower of such resolutions and certificates (consistent with those delivered pursuant to Section 4.1) and other documents as the Administrative Agent may reasonably request. From and after the making of an incremental Term Loan or Revolving Loan pursuant to this Section, such loan shall be deemed a “Term Loan” or “Revolving Loan”, as applicable, hereunder for all purposes hereof, subject to all the terms and conditions hereof. No consent of any Lender (other than the Lenders agreeing to new or increased Commitments) shall be required for any incremental Commitment provided or Loan made pursuant to this Section 2.6.
2.7    Minimum Amount of Each Advance. Each Eurocurrency Advance (other than an Advance to repay Swingline Loans) shall be in the minimum amount of $2,500,000 (and in multiples of $100,000 if in excess thereof), and each Floating Rate Advance shall be in the minimum amount of $2,500,000 (and in multiples of $100,000 if in excess thereof), provided, however, that any Floating Rate Advance may be in the amount of the unused Aggregate Revolving Commitment.
2.8    Optional Principal Payments. The Borrower may from time to time pay, without penalty or premium, all outstanding Floating Rate Advances (other than Swingline Loans), or, in a minimum aggregate amount of $1,000,000 or any integral multiple of $1,000,000 in excess thereof, any portion of the outstanding Floating Rate Advances (other than Swingline Loans) with notice to the Administrative Agent on the date of prepayment. The Borrower may at any time pay, without penalty or premium, all outstanding Swingline Loans, or, in a minimum amount of $500,000 and increments of $100,000 in excess thereof, any portion of the outstanding Swingline Loans, with notice to the Administrative Agent and the Swingline Lender by Noon (Chicago time) on the date of repayment. The Borrower may from time to time pay, subject to the payment of any funding indemnification amounts required by Section 3.3 but without penalty or premium, all outstanding Eurocurrency Advances, or, in a minimum aggregate amount of $5,000,000 or any integral multiple of $1,000,000 in excess thereof, any portion of the outstanding Eurocurrency Advances upon three Business Days’ prior notice to the Administrative Agent. Any prepayment of Term Loans pursuant to this Section shall be applied pro rata to all remaining installments (including that due at maturity) of the Term Loans.
2.9    Method of Selecting Types and Interest Periods for New Advances. The Borrower shall select the Type of Advance and, in the case of each Eurocurrency Advance, the Interest Period applicable thereto from time to time. Thereafter, the Borrower may elect to convert such Advance to a different Type, in the case of Advances denominated in Dollars, or to continue such Advance in each case pursuant to Section 2.10. The Borrower shall give the Administrative Agent irrevocable notice (a “Borrowing Notice”) not later than 1:00 p.m. (Chicago time) at least one Business Day before the Borrowing Date of each Floating Rate Advance (other than a Swingline Loan) and three Business Days before the Borrowing Date for each Eurocurrency Advance, specifying:
(i)    the Borrowing Date, which shall be a Business Day, of such Advance,
(ii)    the aggregate amount of such Advance,
(iii)    the Type of Advance selected, and

(iv)    in the case of each Eurocurrency Advance, the Interest Period applicable thereto.
Not later than (i) in the case of Loans denominated in Dollars, Noon (Chicago time) and (ii) in the case of Loans denominated in Foreign Currencies, Noon (local time in the Principal Financial Center of the applicable Foreign Currency), in either case on each Borrowing Date, each Lender shall make available its Revolving Loan or Revolving Loans in immediately available funds to such office or offices of the Administrative Agent as it may from time to time direct with respect to Loans in Dollars or Foreign Currencies. The Administrative Agent will make such Loans available to the Borrower by promptly crediting the amounts so received, in like funds, to (x) an account of the Borrower maintained with the Administrative Agent in New York City or Chicago or an account of the Borrower as designated by the Borrower in the applicable Borrowing Request in the case of Loans denominated in Dollars and (y) an account of the Borrower in the relevant jurisdiction and designated by the Borrower in the applicable Borrowing Request, in the case of Loans denominated in a Foreign Currency.
2.10    Conversion and Continuation of Outstanding Advances. Floating Rate Advances (other than Swingline Loans) shall continue as Floating Rate Advances unless and until such Floating Rate Advances are converted into Eurocurrency Advances pursuant to this Section 2.10 or are repaid in accordance with Section 2.8. Each Eurocurrency Advance shall continue as a Eurocurrency Advance until the end of the then applicable Interest Period therefor, at which time such Eurocurrency Advance shall be automatically converted into a Floating Rate Advance unless (x) such Eurocurrency Advance is or was repaid in accordance with Section 2.8, (y) the Borrower shall have given the Administrative Agent a Conversion/Continuation Notice (as defined below) requesting that, at the end of such Interest Period or at any other time, such Eurocurrency Advance continue as a Eurocurrency Advance in the same currency for the same or another Interest Period or (z) such Eurocurrency Advance is denominated in a currency other than Dollars and neither of the preceding clauses (x) or (y) is applicable, in which case such Advance shall be continued as a Eurocurrency Advance in the same currency with an Interest Period of one month’s duration commencing on the last day of such Interest Period). Subject to the terms of Section 2.7, the Borrower may elect from time to time to convert all or any part of a Floating Rate Advance (other than Swingline Loans) into a Eurocurrency Advance. The Borrower shall give the Administrative Agent irrevocable notice (a “Conversion/Continuation Notice”) of each conversion of a Floating Rate Advance into a Eurocurrency Advance or continuation of a Eurocurrency Advance not later than 10:00 a.m. (Chicago time) at least three Business Days prior to the date of the requested conversion or continuation, specifying:
(i)    the requested date, which shall be a Business Day, of such conversion or continuation,
(ii)    the aggregate amount and Type of the Advance which is to be converted or continued, and
(iii)    the amount of such Advance which is to be converted into or continued as a Eurocurrency Advance and the duration of the Interest Period applicable thereto.
2.11    Changes in Interest Rate, etc. Each Floating Rate Advance (other than Swingline Loans) shall bear interest on the outstanding principal amount thereof, for each day from and including the date such Advance is made or is automatically converted from a Eurocurrency Advance into a Floating Rate Advance pursuant to Section 2.10, to but excluding the date it is paid or is converted into a Eurocurrency Advance pursuant to Section 2.10 hereof, at a rate per annum equal to the Floating Rate for such day. Each Swingline Loan shall bear interest on the outstanding principal amount thereof, for each day from and including the day such Swingline Loan is made to but excluding the date it is paid hereof, at a rate per annum equal to the Floating Rate for such day. Changes in the rate of interest on that portion of any Advance maintained as a Floating Rate Advance will take effect simultaneously with each change in the Alternate Base Rate. Each Eurocurrency Advance shall bear interest on the outstanding principal amount thereof from and including the first day of the Interest Period applicable thereto to (but not including) the last day of such Interest Period at the interest rate determined by the Administrative Agent as applicable to such Eurocurrency Advance based upon the Borrower’s selections under Sections 2.9 and 2.10 and otherwise in accordance with the terms hereof. No Interest Period may end after the Facility Termination Date.
2.12    Rates Applicable After Default. Notwithstanding anything to the contrary contained in Section 2.4, 2.8, 2.9, 2.10 or 2.11, during the continuance of a Default or Unmatured Default the Required Lenders may, at their option, by notice to the Borrower (which notice may be revoked at the option of the Required Lenders notwithstanding any provision of Section 8.2 requiring unanimous consent of the Lenders to changes in interest rates), declare that no Advance may be made as, converted into or continued as a Eurocurrency Advance. During the continuance of a Default, unless waived by the Required Lenders, (i) each Eurocurrency Advance shall bear interest for the remainder of the applicable Interest Period at the rate otherwise applicable to such Interest Period plus 2% per annum, (ii) each Floating Rate Advance shall bear interest at a rate per annum equal to the Floating Rate in effect from time to time plus 2% per annum, (iii) the LC Fee shall be increased by 2% per annum and (iv) all overdue interest, other fees and other amounts shall bear interest at a rate per annum equal to the Floating Rate then in effect plus 2% per annum, in each case without any election or action on the part of the Administrative Agent or any Lender.
2.13    Method of Payment. All payments of the Obligations hereunder shall be made, without setoff, deduction, or counterclaim, in immediately available funds to the Administrative Agent at the Administrative Agent’s address specified pursuant to Article XIII, or at any other Lending Installation of the Administrative Agent specified in writing by the Administrative Agent to the Borrower, by (a) in the case of Obligations denominated in Dollars, Noon (Chicago time) and (b) in the case of Obligations denominated in Foreign Currencies, 3 p.m. local time in the Principal Financial Center of the applicable Foreign Currency, in either case on the date when due and shall (except with respect to repayments of Swingline Loans and except in the case of Reimbursement Obligations for which the LC Issuer has not been fully indemnified by the Lenders, or as otherwise specifically required hereunder) be applied ratably by the Administrative Agent among the Lenders. All payments hereunder of (a) principal or interest in respect of any Loan shall be made in the currency in which such Loan is denominated, (b) reimbursement obligations and fees in respect of Facility LCs shall be made in the currency in which the Facility LC is denominated and (c) any other amount due hereunder or under another Credit Document shall be made in Dollars. Each payment delivered to the Administrative Agent for the account of any Lender shall be delivered promptly by the Administrative Agent to such Lender in the same type of funds that the Administrative Agent received at its address specified pursuant to Article XIII or at any Lending Installation specified in a notice received by the Administrative Agent from such Lender. The Administrative Agent is hereby authorized to charge the account of the Borrower maintained with JPMCB for each payment of principal, interest and fees as it becomes due hereunder. Each reference to the Administrative Agent in this Section 2.13 shall also be deemed to refer, and shall apply equally, to the LC Issuer, in the case of payments required to be made by the Borrower to the LC Issuer pursuant to Section 2.20.6.
2.14    Noteless Agreement; Evidence of Indebtedness. (i) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(ii)    The Administrative Agent shall also maintain the Register as set forth in Section 12.1(ii)(D).
(iii)    The entries maintained in the accounts maintained pursuant to paragraphs (i) and (ii) above shall be prima facie evidence of the existence and amounts of the Obligations therein recorded; provided, however, that the failure of the Administrative Agent or any Lender to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Obligations in accordance with their terms.
(iv)    Any Lender may request that its Loans be evidenced by a promissory note or, in the case of the Swingline Lender, promissory notes representing its Revolving Loans, Term Loan and Swingline Loans, respectively (each in the form of Exhibit A (a “Note”)). In such event, the Borrower shall prepare, execute and deliver to such Lender such Note payable to such Lender. Thereafter, the Loans evidenced by such Note and interest thereon shall at all times (prior to any assignment pursuant to Section 12.1) be represented by one or more Notes payable to the payee named therein, except to the extent that any such Lender subsequently returns any such Note for cancellation and requests that such Loans once again be evidenced as described in paragraphs (i) and (ii) above.
2.15    Telephonic Notices. The Borrower hereby authorizes the Lenders and the Administrative Agent to extend, convert or continue Advances, effect selections of Types of Advances and to transfer funds based on telephonic notices made by any person or persons the Administrative Agent or any Lender in good faith believes to be acting on behalf of the Borrower, it being understood that the foregoing authorization is specifically intended to allow Borrowing Notices and Conversion/Continuation Notices to be given telephonically. The Borrower agrees to deliver promptly to the Administrative Agent a written confirmation, if such confirmation is requested by the Administrative Agent or any Lender, of each telephonic notice signed by an Authorized Officer. If the written confirmation differs in any material respect from the action taken by the Administrative Agent and the Lenders, the records of the Administrative Agent and the Lenders shall govern absent manifest error. Notwithstanding anything herein to the contrary, the Administrative Agent shall not be obligated to accept or act upon telephonic notices with respect to Loans denominated in Foreign Currencies (and any such notice so delivered shall be without effect).
2.16    Interest Payment Dates; Interest and Fee Basis. Interest accrued on each Floating Rate Advance shall be payable on each Payment Date, commencing with the first such date to occur after the Effective Date, on any date on which the Floating Rate Advance is prepaid, whether due to acceleration or otherwise, and at maturity. Interest accrued on that portion of the outstanding principal amount of any Floating Rate Advance converted into a Eurocurrency Advance on a day other than a Payment Date shall be payable on the date of conversion. Interest accrued on each Eurocurrency Advance shall be payable on the last day of its applicable Interest Period, on any date on which the Eurocurrency Advance is prepaid, whether by acceleration or otherwise, and at maturity. Interest accrued on each Eurocurrency Advance having an Interest Period longer than three months shall also be payable on the last day of each three-month interval during such Interest Period. Interest on Eurocurrency Advances (to the extent not denominated in Canadian Dollars or Sterling), commitment fees and LC Fees shall be calculated for actual days elapsed on the basis of a 360-day year. Interest on Floating Rate Advances and Advances denominated in Canadian Dollars or Sterling shall be calculated for actual days elapsed on the basis of a 365-day year. Interest shall be payable for the day an Advance is made but not for the day of any payment on the amount paid if payment is received prior to Noon (Chicago time) at the place of payment. If any payment of principal of or interest on an Advance shall become due on a day which is not a Business Day, such payment shall be made on the next succeeding Business Day and, in the case of a principal payment, such extension of time shall be included in computing interest in connection with such payment.
2.17    Notification of Advances, Interest Rates, Prepayments and Commitment Reductions.
2.17.1    Promptly after receipt thereof, the Administrative Agent will notify each Lender of the contents of each Aggregate Revolving Commitment reduction notice, Borrowing Notice, Conversion/Continuation Notice, and repayment notice received by it hereunder. Promptly after notice from the LC Issuer, the Administrative Agent will notify each Lender of the contents of each request for issuance of a Facility LC hereunder. The Administrative Agent will notify each Lender of the interest rate applicable to each Eurocurrency Advance promptly upon determination of such interest rate and will give each Lender prompt notice of each change in the Alternate Base Rate.
2.17.2    If at any time for any reason (other than fluctuations in currency exchange rates) the aggregate Revolving Credit Exposure of the Lenders exceeds the aggregate Commitments of the Lenders, the Borrower shall immediately prepay the Loans in the amount of such excess. To the extent that, after the prepayment of all Loans an excess of the Revolving Credit Exposure over the aggregate Commitments still exists, the Borrower shall promptly cash collateralize the Letters of Credit in the manner described in 2.20.11 in an amount sufficient to eliminate such excess.
2.17.3    The Administrative Agent will determine the aggregate LC Exposure and the Dollar Equivalent of each Loan on each Exchange Rate Date. If at any time the sum of such amounts exceeds 105% of the aggregate Commitments of the Lenders as a result of fluctuations in currency exchange rates, the Borrower shall immediately prepay the Loans in the amount of such excess. To the extent that, after the prepayment of all Loans an excess of the sum of such amounts over the aggregate Commitments still exists, the Borrower shall promptly cash collateralize the Letters of Credit in the manner described in 2.20.11 in an amount sufficient to eliminate such excess.
2.18    Lending Installations. Each Lender may book its Loans and its participation in any LC Obligations and the LC Issuer may book the Facility LCs at any Lending Installation selected by such Lender or the LC Issuer, as the case may be, and may change its Lending Installation from time to time. All terms of this Agreement shall apply to any such Lending Installation and the Loans, Facility LCs, participations in LC Obligations and any Notes issued hereunder shall be deemed held by each Lender or the LC Issuer, as the case may be, for the benefit of any such Lending Installation. Each Lender and the LC Issuer may, by written notice to the Administrative Agent and the Borrower in accordance with Article XIII, designate replacement or additional Lending Installations through which Loans will be made by it or Facility LCs will be issued by it and for whose account Loan payments or payments with respect to Facility LCs are to be made.
2.19    Non-Receipt of Funds by the Administrative Agent. Unless the Borrower or a Lender, as the case may be, notifies the Administrative Agent prior to the date on which it is scheduled to make payment to the Administrative Agent of (i) in the case of a Lender, the proceeds of a Loan or (ii) in the case of the Borrower, a payment of principal, interest or fees to the Administrative Agent for the account of the Lenders, that it does not intend to make such payment, the Administrative Agent may assume that such payment has been made. The Administrative Agent may, but shall not be obligated to, make the amount of such payment available to the intended recipient in reliance upon such assumption. If such Lender or the Borrower, as the case may be, has not in fact made such payment to the Administrative Agent, the recipient of such payment shall, on demand by the Administrative Agent, repay to the Administrative Agent the amount so made available together with interest thereon in respect of each day during the period commencing on the date such amount was so made available by the Administrative Agent until the date the Administrative Agent recovers such amount at a rate per annum equal to (x) in the case of payment by a Lender, the Federal Funds Effective Rate for such day for the first three days and, thereafter, the interest rate applicable to the relevant Loan or (y) in the case of payment by the Borrower, the interest rate applicable to the relevant Loan.
2.20    Facility LCs.
2.20.1    Issuance. The LC Issuer hereby agrees, on the terms and conditions set forth in this Agreement, to issue standby letters of credit denominated in Dollars and Foreign Currencies (each, a “Facility LC”) and to renew, extend, increase, decrease or otherwise modify each Facility LC (“Modify,” and each such action a “Modification”), from time to time from and including the Effective Date and prior to the Facility Termination Date upon the request of and for the account of the Borrower; provided that immediately after each such Facility LC is issued or Modified, (i) the aggregate amount of the outstanding LC Obligations shall not exceed $40,000,000, (ii) no Lender’s Revolving Credit Exposure shall exceed its Commitment and (iii) the Aggregate Outstanding Revolving Credit Exposure shall not exceed the Aggregate Revolving Commitment. No Facility LC shall have an expiry date later than the earlier of (x) the fifth Business Day prior to the Facility Termination Date and (y) one year after its issuance; provided that any Facility LC with a one-year period may provide for the renewal thereof for additional one-year periods but in no event shall the expiry date of such Facility LCs extend beyond the period in clause (x) hereof. Notwithstanding the foregoing, a Facility LC shall be permitted to have an expiry date after the date referred to in clause (x) above if the Borrower shall have, on or prior to the date referred to in clause (x) above, (a) deposited with the Administrative Agent cash collateral equal to the outstanding face amount of such Facility LC (or 110% of the outstanding face amount if the Facility LC is denominated in a Foreign Currency) or (b) delivered to the LC Issuer a “back-to-back” letter of credit relative to such Facility LC from an issuer and in form and substance satisfactory to each of the LC Issuer and the Administrative Agent in its sole discretion. On the initial Borrowing Date each Existing Letter of Credit shall be deemed to be a Facility LC issued under and governed in all respects by the terms and conditions of this Agreement, and each Lender shall participate in each Existing Letter of Credit in an amount equal to its Pro Rata Share of the face amount of such Existing Letter of Credit. Notwithstanding anything herein to the contrary, the LC Issuer shall have no obligation hereunder to issue, and shall not issue, any Letter of Credit the proceeds of which would be made available to any Person (i) to fund any activity or business of or with any Sanctioned Person, or in any country or territory that, at the time of such funding, is the subject of any Sanctions or (ii) in any manner that would result in a violation of any Sanctions by any party to this Agreement. On the Effective Date, each Existing Letter of Credit shall be deemed issued as a Facility LC hereunder on such date and shall thereafter be deemed to be a Facility LC for all purposes hereof. Each Facility LC shall be in an initial face amount of at least $100,000 (or such lesser amount to which the LC Issuer may from time to time agree).
2.20.2    Participations. Upon the issuance, deemed issuance or Modification by the LC Issuer of a Facility LC in accordance with this Section 2.20, the LC Issuer shall be deemed, without further action by any party hereto, to have unconditionally and irrevocably sold to each Lender, and each Lender shall be deemed, without further action by any party hereto, to have unconditionally and irrevocably purchased from the LC Issuer, a participation in such Facility LC (and each Modification thereof) and the related LC Obligations in proportion to its Pro Rata Share.

2.20.3    Notice. Subject to Section 2.20.1, the Borrower shall give the LC Issuer notice prior to 10:00 a.m. (Chicago time) at least three Business Days prior to the proposed date of issuance or Modification of each Facility LC, specifying the beneficiary, the proposed date of issuance (or Modification) and the expiry date of such Facility LC, and describing the proposed terms of such Facility LC and the nature of the transactions proposed to be supported thereby. Upon receipt of such notice, the LC Issuer shall promptly notify the Administrative Agent, and the Administrative Agent shall promptly notify each Lender, of the contents thereof and of the amount of such Lender’s participation in such proposed Facility LC. The issuance or Modification by the LC Issuer of any Facility LC shall, in addition to the conditions precedent set forth in Article IV (the satisfaction of which the LC Issuer shall have no duty to ascertain), be subject to the conditions precedent that such Facility LC shall be satisfactory to the LC Issuer and that the Borrower shall have executed and delivered such application agreement and/or such other instruments and agreements relating to such Facility LC as the LC Issuer shall have reasonably requested (each, a “Facility LC Application”). In the event of any conflict between the terms of this Agreement and the terms of any Facility LC Application, the terms of this Agreement shall control.
2.20.4    Fees. The Borrower shall pay to the Administrative Agent, for the account of the Lenders ratably in accordance with their respective Pro Rata Shares, with respect to each Facility LC, a letter of credit fee at a per annum rate equal to the Applicable Fee Rate on the stated amount under such Facility LC, such fee to be payable in arrears on each Payment Date (the “LC Fee”). The Borrower shall also pay to the LC Issuer for its own account (i) a fronting fee at a rate to be agreed upon between the LC Issuer and the Borrower (such fee to be payable in arrears on each Payment Date), and (ii) documentary and processing charges in connection with the issuance or Modification of and draws under Facility LCs in accordance with the LC Issuer’s standard schedule for such charges as in effect from time to time.
2.20.5    Administration; Reimbursement by Lenders. Upon receipt from the beneficiary of any Facility LC of any demand for payment under such Facility LC, the LC Issuer shall notify the Administrative Agent and the Administrative Agent shall promptly notify the Borrower and each other Lender as to the amount to be paid by the LC Issuer as a result of such demand and the proposed payment date (the “LC Payment Date”). The responsibility of the LC Issuer to the Borrower and each Lender shall be only to determine that the documents (including each demand for payment) delivered under each Facility LC in connection with such presentment shall be in conformity in all material respects with such Facility LC. The LC Issuer shall endeavor to exercise the same care in the issuance and administration of the Facility LCs as it does with respect to letters of credit in which no participations are granted, it being understood that in the absence of any gross negligence or willful misconduct by the LC Issuer, each Lender shall be unconditionally and irrevocably liable without regard to the occurrence of any Default or any condition precedent whatsoever, to reimburse the LC Issuer on demand for (i) such Lender’s Pro Rata Share of the amount of each payment made by the LC Issuer under each Facility LC to the extent such amount is not reimbursed by the Borrower pursuant to Section 2.20.6 below, plus (ii) interest on the foregoing amount to be reimbursed by such Lender, for each day from the date of the LC Issuer’s demand for such reimbursement (or, if such demand is made after 11:00 a.m. (Chicago time) on such date, from the next succeeding Business Day) to the date on which such Lender pays the amount to be reimbursed by it, at a rate of interest per annum equal to the Federal Funds Effective Rate for the first three days and, thereafter, at a rate of interest equal to the rate applicable to Floating Rate Advances.

2.20.6    Reimbursement by Borrower. The Borrower shall be irrevocably and unconditionally obligated to reimburse the LC Issuer in the applicable currency on or before the applicable LC Payment Date for any amounts to be paid by the LC Issuer upon any drawing under any Facility LC, without presentment, demand, protest or other formalities of any kind; provided that neither the Borrower nor any Lender shall hereby be precluded from asserting any claim for direct (but not consequential) damages suffered by the Borrower or such Lender to the extent, but only to the extent, caused by (i) the willful misconduct or gross negligence of the LC Issuer in determining whether a request presented under any Facility LC issued by it complied with the terms of such Facility LC or (ii) the LC Issuer’s failure to pay under any Facility LC issued by it after the presentation to it of a request strictly complying with the terms and conditions of such Facility LC. All such amounts paid by the LC Issuer and remaining unpaid by the Borrower, shall bear interest, payable on demand, for each day until paid at a rate per annum equal to (x) the rate applicable to Floating Rate Advances for such day if such day falls on or before the applicable LC Payment Date and (y) the sum of 2% plus the rate applicable to Floating Rate Advances for such day if such day falls after such LC Payment Date. If such remaining unpaid amount is denominated in a Foreign Currency, it shall be converted to Dollars at the Exchange Rate for such day and shall bear interest at the Alternate Base Rate. The LC Issuer will pay to each Lender ratably in accordance with its Pro Rata Share all amounts received by it from the Borrower for application in payment, in whole or in part, of the Reimbursement Obligation in respect of any Facility LC issued by the LC Issuer, but only to the extent such Lender has made payment to the LC Issuer in respect of such Facility LC pursuant to Section 2.20.5. Subject to the terms and conditions of this Agreement (including without limitation the submission of a Borrowing Notice in compliance with Section 2.9 and the satisfaction of the applicable conditions precedent set forth in Article IV), the Borrower may request an Advance hereunder for the purpose of satisfying any Reimbursement Obligation.
2.20.7    Obligations Absolute. The Borrower’s obligations under this Section 2.20 shall be absolute and unconditional under any and all circumstances and irrespective of any setoff, counterclaim or defense to payment which the Borrower may have or have had against the LC Issuer, any Lender or any beneficiary of a Facility LC. The Borrower further agrees with the LC Issuer and the Lenders that the LC Issuer and the Lenders shall not be responsible for, and the Borrower’s Reimbursement Obligation in respect of any Facility LC shall not be affected by, among other things, the validity or genuineness of documents or of any endorsements thereon, even if such documents should in fact prove to be in any or all respects invalid, fraudulent or forged, or any dispute between or among the Borrower, any of its Affiliates, the beneficiary of any Facility LC or any financing institution or other party to whom any Facility LC may be transferred or any claims or defenses whatsoever of the Borrower or of any of its Affiliates against the beneficiary of any Facility LC or any such transferee. The LC Issuer shall not be liable for any error, omission, interruption or delay in transmission, dispatch or delivery of any message or advice, however transmitted, in connection with any Facility LC. The Borrower agrees that any action taken or omitted by the LC Issuer or any Lender under or in connection with each Facility LC and the related drafts and documents, if done without gross negligence or willful misconduct, shall be binding upon the Borrower and shall not put the LC Issuer or any Lender under any liability to the Borrower. Nothing in this Section 2.20.7 is intended to limit the right of the Borrower to make a claim against the LC Issuer for damages as contemplated by the proviso to the first sentence of Section 2.20.6.
2.20.8    Actions of LC Issuer. The LC Issuer shall be entitled to rely, and shall be fully protected in relying, upon any Facility LC, draft, writing, resolution, notice, consent, certificate, affidavit, letter, cablegram, telegram, telecopy, telex or teletype message, statement, order or other document believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons, and upon advice and statements of legal counsel, independent accountants and other experts selected by the LC Issuer. The LC Issuer shall be fully justified in failing or refusing to take any action under this Agreement unless it shall first have received such advice or concurrence of the Required Lenders as it reasonably deems appropriate or it shall first be indemnified to its reasonable satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. Notwithstanding any other provision of this Section 2.20, the LC Issuer shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement in accordance with a request of the Required Lenders, and such request and any action taken or failure to act pursuant thereto shall be binding upon the Lenders and any future holders of a participation in any Facility LC.
2.20.9    Indemnification. The Borrower hereby agrees to indemnify and hold harmless each Lender, the LC Issuer and the Administrative Agent, and their respective directors, officers, agents and employees from and against any and all claims and damages, losses, liabilities, costs or expenses which such Lender, the LC Issuer or the Administrative Agent may incur (or which may be claimed against such Lender, the LC Issuer or the Administrative Agent by any Person whatsoever) by reason of or in connection with the issuance, execution and delivery or transfer of or payment or failure to pay under any Facility LC or any actual or proposed use of any Facility LC, including, without limitation, any claims, damages, losses, liabilities, costs or expenses which the LC Issuer may incur by reason of or in connection with (i) the failure of any other Lender to fulfill or comply with its obligations to the LC Issuer hereunder (but nothing herein contained shall affect any rights the Borrower may have against any defaulting Lender) or (ii) by reason of or on account of the LC Issuer issuing any Facility LC which specifies that the term “Beneficiary” included therein includes any successor by operation of law of the named Beneficiary, but which Facility LC does not require that any drawing by any such successor Beneficiary be accompanied by a copy of a legal document, satisfactory to the LC Issuer, evidencing the appointment of such successor Beneficiary; provided that the Borrower shall not be required to indemnify any Lender, the LC Issuer or the Administrative Agent for any claims, damages, losses, liabilities, costs or expenses to the extent, but only to the extent, caused by (x) the willful misconduct or gross negligence of the LC Issuer in determining whether a request presented under any Facility LC complied with the terms of such Facility LC or (y) the LC Issuer’s failure to pay under any Facility LC after the presentation to it of a request strictly complying with the terms and conditions of such Facility LC. Nothing in this Section 2.20.9 is intended to limit the obligations of the Borrower under any other provision of this Agreement.
2.20.10    Lenders’ Indemnification. Each Lender shall, ratably in accordance with its Pro Rata Share, indemnify the LC Issuer, its affiliates and their respective directors, officers, agents and employees (to the extent not reimbursed by the Borrower) against any cost, expense (including reasonable counsel fees and disbursements), claim, demand, action, loss or liability (except such as result from such indemnitees’ gross negligence or willful misconduct or the LC Issuer’s failure to pay under any Facility LC after the presentation to it of a request strictly complying with the terms and conditions of the Facility LC) that such indemnitees may suffer or incur in connection with this Section 2.20 or any action taken or omitted by such indemnitees hereunder.
2.20.11    Facility LC Collateral Account. The Borrower agrees that it will, upon the request of the Administrative Agent or the Required Lenders and until the final expiration date of any Facility LC and thereafter as long as any amount is payable to the LC Issuer or the Lenders in respect of any Facility LC, maintain a special collateral account pursuant to arrangements satisfactory to the Administrative Agent (the “Facility LC Collateral Account”) at the Administrative Agent’s office at the address specified pursuant to Article XIII, in the name of such Borrower but under the sole dominion and control of the Administrative Agent, for the benefit of the Lenders and in which such Borrower shall have no interest other than as set forth in Section 8.1. The Borrower hereby pledges, assigns and grants to the Administrative Agent, on behalf of and for the ratable benefit of the Lenders and the LC Issuer, a security interest in all of the Borrower’s right, title and interest in and to all funds which may from time to time be on deposit in the Facility LC Collateral Account to secure the prompt and complete payment and performance of the Obligations. The Administrative Agent will invest any funds on deposit from time to time in the Facility LC Collateral Account in certificates of deposit of JPMCB having a maturity not exceeding 30 days. Nothing in this Section 2.20.11 shall require the Borrower to deposit any funds in the Facility LC Collateral Account, obligate the Administrative Agent to require the Borrower to deposit any funds in the Facility LC Collateral Account or limit the right of the Administrative Agent to release any funds held in the Facility LC Collateral Account in each case other than as required by Section 2.22(iii)(B) or 8.1.
2.20.12    Rights as a Lender. In its capacity as a Lender, the LC Issuer shall have the same rights and obligations as any other Lender.
2.21    Replacement of Lenders. If the Borrower is required pursuant to Section 3.1 or 3.4 to make any additional payment to any Lender or if any Lender’s obligation to make or continue, or to convert Floating Rate Advances into, Eurocurrency Advances shall be suspended pursuant to Section 3.2 or if any Lender becomes a Defaulting Lender (any Lender so affected an “Affected Lender”), the Borrower may elect, if such amounts continue to be charged or such suspension is still effective, to replace such Affected Lender as a Lender party to this Agreement, provided that no Default or Unmatured Default shall have occurred and be continuing at the time of such replacement, and provided further that, concurrently with such replacement, (i) another bank or other entity which is reasonably satisfactory to the Borrower and the Administrative Agent shall agree, as of such date, to purchase for cash the Advances and other Obligations due to the Affected Lender pursuant to an assignment substantially in the form of Exhibit D and to become a Lender for all purposes under this Agreement and to assume all obligations of the Affected Lender to be terminated as of such date and to comply with the requirements of Section 12.1 applicable to assignments, and (ii) the Borrower shall pay to such Affected Lender in same day funds on the day of such replacement (A) all interest, fees and other amounts then accrued but unpaid to such Affected Lender by the Borrower hereunder to and including the date of termination, including without limitation payments due to such Affected Lender under Sections 3.1 and 3.4, and (B) an amount, if any, equal to the payment which would have been due to such Lender on the day of such replacement under Section 3.3 had the Loans of such Affected Lender been prepaid on such date rather than sold to the replacement Lender.
2.22    Defaulting Lenders. Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:
(i)    fees shall cease to accrue on the unfunded portion of the Revolving Commitment of such Defaulting Lender pursuant to Section 2.6.1;
(ii)    the Revolving Commitments, LC Exposure and Outstanding Revolving Credit Exposure of such Defaulting Lender shall not be included in determining whether the Required Lenders have taken or may take any action hereunder (including any consent to any amendment, waiver or other modification pursuant to Section 8.2), provided that this clause (ii) shall not apply to the vote of a Defaulting

Lender in the case of an amendment, waiver or other modification requiring the consent of such Lender or each Lender affected thereby;
(iii)    if any Swingline Exposure or LC Exposure exists at the time a Lender becomes a Defaulting Lender then:

(A)
all or any part of the Swingline Exposure and LC Exposure of such Defaulting Lender (other than the portion of such Swingline Exposure referred to in clause (b) of the definition of such term) shall be reallocated among the non-Defaulting Lenders in accordance with their respective Pro Rata Share but only (x) to the extent that such reallocation does not, as to any non-Defaulting Lender, cause such non-Defaulting Lender’s Outstanding Revolving Credit Exposure to exceed its Revolving Commitment and (y) if the conditions set forth in Section 4.2 are satisfied at such time;

(B)
if the reallocation described in clause (A) above cannot, or can only partially, be effected, the Borrower shall within one Business Day following notice by the Administrative Agent (x) first, prepay such Swingline Exposure and (y) second, cash collateralize for the benefit of the LC Issuer only the Borrower’s obligations corresponding to such Defaulting Lender’s LC Exposure (after giving effect to any partial reallocation pursuant to clause (A) above) in accordance with the procedures set forth in Section 2.20.11 for so long as such LC Exposure is outstanding;

(C)
if the Borrower cash collateralizes any portion of such Defaulting Lender’s LC Exposure pursuant to clause (B) above, the Borrower shall not be required to pay any fees to such Defaulting Lender pursuant to Section 2.20.4 with respect to such Defaulting Lender’s LC Exposure during the period such Defaulting Lender’s LC Exposure is cash collateralized;

(D)
if the LC Exposure of the non-Defaulting Lenders is reallocated pursuant to clause (i) above, then the fees payable to the Lenders pursuant to Section 2.6.1 and Section 2.20.4 shall be adjusted in accordance with such non-Defaulting Lenders’ Pro Rata Shares; or

(E)
if all or any portion of such Defaulting Lender’s LC Exposure is neither cash collateralized nor reallocated pursuant to clause (A) or (B) above, then, without prejudice to any rights or remedies of the LC Issuers or any other Lender hereunder, all letter of credit fees payable under Section 2.20.4 with respect to such Defaulting Lender’s LC Exposure shall be payable to the LC Issuer until and to the extent that such LC Exposure is cash collateralized and/or reallocated; and

(iv)    so long as such Lender is a Defaulting Lender, the Swingline Lender shall not be required to fund any Swingline Loan and the LC Issuer shall not be required to issue, amend or increase any Facility LC, unless it is satisfied that the related exposure and the Defaulting Lender’s then outstanding LC Exposure will be 100% covered by the Revolving Commitments of the non-Defaulting Lenders and/or cash collateral will be provided by the Borrower in accordance with Section 2.22(iii) and Swingline Exposure related to any newly made Swingline Loan or LC Exposure related to any newly issued or increased Facility LC or newly made Swingline Loan shall be allocated among non-Defaulting Lenders in a manner consistent with Section 2.22(iii)(A) (and such Defaulting Lender shall not participate therein).
If (i) a Bankruptcy Event with respect to a Lender Parent shall occur following the date hereof and for so long as such event shall continue or (ii) the Swingline Lender or the LC Issuer has a good faith belief that any Lender has defaulted in fulfilling its obligations under one or more other agreements in which such Lender commits to extend credit, the Swingline Lender shall not be required to fund any Swingline Loan and the LC Issuer shall not be required to issue, amend or increase any Facility LC, unless the Swingline Lender or the LC Issuer, as the case may be, shall have entered into arrangements with the Borrower or such Lender, satisfactory to the Swingline Lender or the LC Issuer, as the case may be, to defease any risk to it in respect of such Lender hereunder.
In the event that the Administrative Agent, the Borrower, the Swingline Lender and LC Issuer each agrees that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then the Swingline Exposure and LC Exposure of the Lenders shall be readjusted to reflect the inclusion of such Lender’s Commitment and on such date such Lender shall purchase at par such of the Revolving Loans of the other Lenders as the Administrative Agent shall determine may be necessary in order for such Lender to hold such Loans in accordance with its Pro Rata Share.
ARTICLE III
INCREASED COSTS; TAXES
3.1    Increased Costs. (i) If any Change in Law shall:

(A)
impose, modify or deem applicable any reserve, special deposit, liquidity or similar requirement (including any compulsory loan requirement, insurance charge or other assessment) against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Eurocurrency Base Rate) or the LC Issuer;

(B)
impose on any Lender or the LC Issuer or the London interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or Eurocurrency Loans made by such Lender or any Facility LC or participation therein; or

(C)
subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto;

and the result of any of the foregoing shall be to increase the cost to such Lender or such other Recipient of making, continuing, converting into, continuing or maintaining any Eurocurrency Loan (or of maintaining its obligation to make any such Loan) or to increase the cost to such Lender, the LC Issuer or such other Recipient of participating in, issuing or maintaining any Facility LC or to reduce the amount of any sum received or receivable by such Lender, the LC Issuer or such other Recipient hereunder (whether of principal, interest or otherwise), then the Borrower will pay to such Lender, the LC Issuer throughout or such other Recipient, as the case may be, such additional amount or amounts as will compensate such Lender, the LC Issuer or such other Recipient, as the case may be, for such additional costs incurred or reduction suffered.
(ii)    If any Lender or the LC Issuer determines that any Change in Law regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s or the LC Issuer’s capital or on the capital of such Lender’s or the LC Issuer’s holding company, if any, as a consequence of this Agreement or the Loans made by, or participations in Facility LCs held by, such Lender, or the Facility LCs issued by the LC Issuer, to a level below that which such Lender or the LC Issuer or such Lender’s or the LC Issuer’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or the LC Issuer’s policies and the policies of such Lender’s or the LC Issuer’s holding company with respect to capital adequacy and liquidity), then from time to time the Borrower will pay to such Lender or the LC Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or the LC Issuer or such Lender’s or the LC Issuer’s holding company for any such reduction suffered.
(iii)    A certificate of a Lender or the LC Issuer setting forth the amount or amounts necessary to compensate such Lender or the LC Issuer or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender or the LC Issuer, as the case may be, the amount shown as due on any such certificate within 30 days after receipt thereof.
(iv)    Failure or delay on the part of any Lender or the LC Issuer to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or the LC Issuer’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender or the LC Issuer pursuant to this Section for any increased costs or reductions incurred more than 270 days prior to the date that such Lender or the LC Issuer, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or the LC Issuer’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 270-day period referred to above shall be extended to include the period of retroactive effect thereof.
3.2    Availability of Types of Advances. If any Lender determines that maintenance of its Eurocurrency Loans at a suitable Lending Installation would violate any applicable law, rule, regulation, or directive, whether or not having the force of law, or if the Required Lenders determine that (i) deposits of a type and maturity appropriate to match fund Eurocurrency Advances are not available or (ii) the interest rate applicable to Eurocurrency Advances does not accurately reflect the cost of making or maintaining Eurocurrency Advances, then the Administrative Agent shall suspend the availability of Eurocurrency Advances and require any affected Eurocurrency Advances to be repaid or converted to Floating Rate Advances, subject to the payment of any funding indemnification amounts required by Section 3.3.
3.3    Funding Indemnification. In the event of (a) the payment of any principal of any Eurocurrency Loan other than on the last day of an Interest Period applicable thereto (including as a result of a Default), (b) the conversion or continuation of any Eurocurrency Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Eurocurrency Loan on the date specified in any notice delivered pursuant hereto or (d)  the assignment of any Eurocurrency Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 2.21, then, in any such event, the Borrower shall compensate each Lender for the loss, cost and expense attributable to such event, excluding loss of margin.  In the case of a Eurocurrency Loan, such loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Eurocurrency Loan had such event not occurred, at the Eurocurrency Rate that would have been applicable to such Eurocurrency Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Eurocurrency Loan), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for dollar deposits of a comparable amount and period from other banks in the eurodollar market.  A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Borrower and shall be conclusive absent manifest error.  The Borrower shall pay such Lender the amount shown as due on any such certificate within 30 days after receipt thereof.
3.4    Taxes. (i) Withholding of Taxes; Gross-Up. Each payment by or on account of any Credit Party under any Loan Document shall be made without withholding for any Taxes, unless such withholding is required by any law. If any Withholding Agent determines, in its sole discretion exercised in good faith, that it is so required to withhold Taxes, then such Withholding Agent may so withhold and shall timely pay the full amount of withheld Taxes to the relevant Governmental Authority in accordance with applicable law. If such Taxes are Indemnified Taxes, then the amount payable by such Credit Party shall be increased as necessary so that, net of such withholding (including such withholding applicable to additional amounts payable under this Section), the applicable Recipient receives the amount it would have received had no such withholding been made.
(ii)    Payment of Other Taxes by the Borrower. The Borrower shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.
(iii)    Evidence of Payments. As soon as practicable after any payment of Indemnified Taxes by any Credit Party to a Governmental Authority, such Credit Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.
(iv)    Indemnification by the Borrower. The Borrower shall indemnify each Recipient for any Indemnified Taxes (not withheld pursuant to Section 3.4(i)) that are withheld or deducted on payments to, or paid or payable by, such Recipient in connection with any Loan Document (including amounts paid or payable under this Section 3.4(iv)) and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. The indemnity under this Section 3.4(iv) shall be paid within 15 days after the Recipient delivers to the Borrower a certificate attested to by an authorized officer of the Recipient stating the amount of any Indemnified Taxes so paid or payable by such Recipient and describing the basis for the indemnification claim including any documentation supporting the imposition of the Indemnified Taxes from the relevant Governmental Authority and a reasonably detailed list of expenses. Such certificate shall be conclusive of the amount so paid or payable absent manifest error. Such Recipient shall deliver a copy of such certificate to the Administrative Agent.
(v)    Indemnification by the Lenders. Each Lender shall severally indemnify the Administrative Agent for any Taxes (but, in the case of any Indemnified Taxes, only to the extent that the Borrower has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Borrower to do so) attributable to such Lender that are paid or payable by the Administrative Agent in connection with any Loan Document and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. The indemnity under this Section 3.4(v) shall be paid within 10 days after the Administrative Agent delivers to the applicable Lender a certificate stating the amount of Taxes so paid or payable by the Administrative Agent. Such certificate shall be conclusive of the amount so paid or payable absent manifest error.

(vi)    Status of Lenders. (A) Any Lender that is entitled to an exemption from, or reduction of, any applicable withholding Tax with respect to any payments under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without, or at a reduced rate of, withholding. In addition, any Lender, if requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to any withholding (including backup withholding) or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 3.4(vi)(B)(1) through (5) below) shall not be required if in the Lender’s judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender. Upon the reasonable request of such Borrower or the Administrative Agent, any Lender shall update any form or certification previously delivered pursuant to this Section 3.4(vi). If any form or certification previously delivered pursuant to this Section expires or becomes obsolete or inaccurate in any respect with respect to a Lender, such Lender shall promptly (and in any event within 10 days after such expiration, obsolescence or inaccuracy) notify such Borrower and the Administrative Agent in writing of such expiration, obsolescence or inaccuracy and update the form or certification if it is legally eligible to do so.

(B)
Without limiting the generality of the foregoing, if the Borrower is a U.S. Person, any Lender with respect to such Borrower shall, if it is legally eligible to do so, deliver to such Borrower and the Administrative Agent (in such number of copies reasonably requested by such Borrower and the Administrative Agent) on or prior to the date on which such Lender becomes a party hereto, duly completed and executed copies of whichever of the following is applicable:

(1)	in the case of a Lender that is a U.S. Person, IRS Form W-9 certifying that such Lender is exempt from U.S. Federal backup withholding tax;

(2)
in the case of a Non-U.S. Lender claiming the benefits of an income tax treaty to which the United States is a party (1) with respect to payments of interest under any Loan Document, IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. Federal withholding Tax pursuant to the “interest” article of such tax treaty and (2) with respect to any other applicable payments under this Agreement, IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. Federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(3)
in the case of a Non-U.S. Lender for whom payments under this Agreement constitute income that is effectively connected with such Lender’s conduct of a trade or business in the United States, IRS Form W-8ECI;

(4)
in the case of a Non-U.S. Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code both (a) IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, and (b) a certificate substantially in the form of Exhibit

E (a “U.S. Tax Certificate”) to the effect that such Lender is not (i) a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (ii) a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code (iii) a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code and (iv) conducting a trade or business in the United States with which the relevant interest payments are effectively connected;

(5)
in the case of a Non-U.S. Lender that is not the beneficial owner of payments made under this Agreement (including a partnership or a participating Lender) (a) an IRS Form W-8IMY on behalf of itself and (b) the relevant forms prescribed in clauses (1), (2), (3), (4) and (6) of this paragraph (vi)(B) that would be required of each such beneficial owner or partner of such partnership if such beneficial owner or partner were a Lender; provided, however, that if the Lender is a partnership and one or more of its partners are claiming the exemption for portfolio interest under Section 881(c) of the Code, such Lender may provide a U.S. Tax Certificate on behalf of such partners; or

(6)
any other form prescribed by law as a basis for claiming exemption from, or a reduction of, U.S. Federal withholding Tax together with such supplementary documentation necessary to enable the Borrower or the Administrative Agent to determine the amount of Tax (if any) required by law to be withheld.

(C)
If a payment made to a Lender under any Loan Document would be subject to U.S. Federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Withholding Agent, at the time or times prescribed by law and at such time or times reasonably requested by the Withholding Agent, such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Withholding Agent as may be necessary for the Withholding Agent to comply with its obligations under FATCA, to determine that such Lender has or has not complied with such Lender’s obligations under FATCA and, as necessary, to determine the amount to deduct and withhold from such payment. Solely for purposes of this Section 3.4(vi)(C), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(vii)    Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 3.4 (including additional amounts paid pursuant to this Section 3.4), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including any Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid to such indemnified party pursuant to the previous sentence (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this Section 3.4(vii), in no event will any indemnified party be required to pay any amount to any indemnifying party pursuant to this Section 3.4(vii) if such payment would place such indemnified party in a less favorable position (on a net after-Tax basis) than such indemnified party would have been in if the indemnification payments or additional amounts giving rise to such refund had never been paid. This Section 3.4(vii) shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes which it deems confidential) to the indemnifying party or any other Person.
(viii)    Survival. Each party’s obligations under this Section 3.4 shall survive any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all other obligations under any Loan Document.
(ix)    LC Issuer. For purposes of Section 3.4(v) and (vi), the term “Lender” includes any LC Issuer.
(x)    For purposes of determining withholding Taxes imposed under the Foreign Account Tax Compliance Act (FATCA), from and after the Effective Date, the Borrower and the Administrative Agent shall treat (and the Lenders hereby authorize the Administrative Agent to treat) the Loans as not qualifying as a “grandfathered obligation” within the meaning of the Treasury Regulation Section 1.1471-2(b)(2)(i).

ARTICLE IV

CONDITIONS PRECEDENT

4.1    Effectiveness and Initial Advance. This Agreement shall not become effective and the Lenders shall not be required to make the initial Advances hereunder unless (i) the Borrower has satisfied the conditions precedent set forth in Section 4.2, (ii) the Borrower has furnished to the Administrative Agent with sufficient copies for the Lenders each of the following documents and (iii) each of the following events shall have occurred, as applicable (such date being the “Effective Date”):
(i)    Copies of the articles or certificate of incorporation of the Borrower and each Material Domestic Subsidiary, together with all amendments, and a certificate of good standing, each certified by the appropriate governmental officer in its jurisdiction of incorporation and each other jurisdiction as requested by Administrative Agent, as well as any other information required by Section 326 of the USA PATRIOT ACT or necessary for the Administrative Agent or any Lender to verify the identity of Borrower as required by Section 326 of the USA PATRIOT Act.
(ii)    Copies, certified by the Secretary or Assistant Secretary of the Borrower and each Material Domestic Subsidiary, of its by-laws and of the resolutions of its Board of Directors or executive committee as the case may be and of resolutions or actions of any other body authorizing the execution of the Loan Documents to which the Borrower and such Material Domestic Subsidiary is a party.
(iii)    An incumbency certificate, executed by the Secretary or Assistant Secretary of the Borrower and each Material Domestic Subsidiary, which shall identify by name and title and bear the signatures of the Authorized Officers and any other officers of the Borrower and each Material Domestic Subsidiary authorized to sign the Loan Documents to which the Borrower and such Material Domestic Subsidiary is a party, upon which certificate the Administrative Agent and the Lenders shall be entitled to rely until informed of any change in writing by the Borrower.
(iv)    A certificate, signed by the chief financial officer of the Borrower, stating that on the Effective Date, (A) both immediately before and immediately after the effectiveness of this Agreement,

no Default or Unmatured Default (as such terms are defined in either the Existing Credit Agreement or this Agreement) has occurred and is continuing and (B) there are no unreimbursed drawings under Existing Letters of Credit.
(v)    A written opinion of counsel to the Credit Parties, addressed to the Administrative Agent and the Lenders in form and substance reasonably acceptable to the Administrative Agent.
(vi)    Any Notes requested by a Lender pursuant to Section 2.14 payable to each such requesting Lender.
(vii)    This Agreement executed by the Borrower.
(viii)    Each of the Collateral Documents executed by the Borrower and each Guarantor, as applicable.
(ix)    All accrued Facility LC fees and commitment fees and all outstanding Loans under the Existing Credit Agreement shall have been paid, there shall be no unreimbursed drawings under any Existing Letters of Credit and all separately agreed amounts owing from the Borrower to the Administrative Agent or the Arranger shall have been paid (it being understood that such payments may be made out of Advances hereunder made on the Effective Date).
(x)    Insurance certificates for all insurance required to be maintained pursuant to Section 4.3.2 of the Security Agreement and the Subsidiary Security Agreement naming the Administrative Agent, on behalf of the Lenders, as loss payee for any casualty policies and additional insured for any liability policies, all in form and substance reasonably satisfactory to the Administrative Agent.
(xi)    A solvency certificate with respect to the Borrower and its Subsidiaries signed by an Authorized Officer of Borrower in form and substance reasonably acceptable to the Administrative Agent.
(xii)    Audited consolidated financial statements of the Borrower for fiscal year 2013 and unaudited consolidated financial statements of the Borrower for each fiscal quarter thereafter for which such financial statements are publicly available, in each case satisfactory to the Administrative Agent.
(xiii)    Projections for the Borrower and its Subsidiaries for fiscal years 2015 through 2019, together with such information as the Administrative Agent may reasonably request to confirm the tax, legal and business assumptions made in such projections.
(xiv)    Copies of searches of financing statements filed under the Uniform Commercial Code with respect to the assets of the Borrower and its Domestic Subsidiaries in such jurisdictions as the Administrative Agent may request.
(xv)    Evidence reasonably satisfactory to the Administrative Agent that Liens creating a first priority security interest (subject only to Liens expressly permitted by Section 6.15) in the Collateral shall have been perfected.
(xvi)    Such other documents as any Lender or its counsel may have reasonably requested.

4.2    Each Credit Extension. The Lenders shall not be required to make any Credit Extension unless on the applicable Credit Extension Date:
(i)    At the time of and immediately after giving effect to such Credit Extension, there exists no Default or Unmatured Default.
(ii)    The representations and warranties of the applicable Loan Parties contained in Article V hereof and in each of the other Loan Documents are true and correct in all material respects as of such Credit Extension Date except to the extent any such representation or warranty is stated to relate solely to an earlier date, in which case such representation or warranty shall have been true and correct on and as of such earlier date.
(iii)    All legal matters incident to the making of such Credit Extension shall be reasonably satisfactory to the Lenders and their counsel.
Each Borrowing Notice or request for issuance of a Facility LC, as the case may be, with respect to each such Credit Extension shall constitute a representation and warranty by the Borrower that the conditions contained in Sections 4.2(i) and (ii) have been satisfied. Any Lender may require a duly completed compliance certificate in substantially the form of Exhibit B as a condition to making a Credit Extension.
ARTICLE V
REPRESENTATIONS AND WARRANTIES
The Borrower represents and warrants to the Lenders as of the date hereof (solely with respect to Sections 5.1 and 5.2), as of the Effective Date and as of each Credit Extension Date thereafter, that:
5.1    Existence and Standing. Each of the Borrower and its Subsidiaries is a corporation, partnership (in the case of Subsidiaries only) or limited liability company duly and properly incorporated or organized, as the case may be, validly existing and (to the extent such concept applies to such entity) in good standing under the laws of its jurisdiction of incorporation or organization and has all requisite authority to conduct its business in each jurisdiction in which its business is conducted, except where the failure to be in good standing or qualified to do business could not reasonably be expected to result in a Material Adverse Effect.
5.2    Authorization and Validity. Each of the Borrower and its Subsidiaries has the power and authority and legal right to execute and deliver the Loan Documents to which it is a party and to perform its obligations thereunder. The execution and delivery by each of the Borrower and its Subsidiaries of the Loan Documents to which it is a party and the performance of its obligations thereunder have been duly authorized by proper corporate proceedings, and the Loan Documents to which each of the Borrower and its Subsidiaries is a party constitute legal, valid and binding obligations of each of the Borrower and its Subsidiaries enforceable against each of the Borrower and its Subsidiaries in accordance with their terms, except as enforceability may be limited by bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally.
5.3    No Conflict; Government Consent. Neither the execution and delivery by each of the Borrower and its Subsidiaries of the Loan Documents to which it is a party, nor the consummation of the transactions therein contemplated, nor compliance with the provisions thereof will (i) violate any law, rule, regulation, order, writ, judgment, injunction, decree or award binding on the Borrower or any of its Subsidiaries or (ii) violate the Borrower’s or any Subsidiary’s articles or certificate of incorporation, partnership agreement, certificate of partnership, articles or certificate of organization, by-laws, or operating agreement or limited liability company agreement, as the case may be, (iii) violate the provisions of any indenture, instrument or agreement to which the Borrower or any of its Subsidiaries is a party or is subject, or by which it, or its Property, is bound, or conflict with or constitute a default thereunder, except where such violation, conflict or default could not reasonably be expected to result in a Default under Section 7.5 or a Material Adverse Effect, or (iv) result in, or require, the creation or imposition of any Lien in, of or on the Property of the Borrower or a Subsidiary pursuant to the terms of any material indenture, instrument or agreement to which the Borrower or any of its Subsidiaries is a party or is subject, or by which it, or its Property is bound. No order, consent, adjudication, approval, license, authorization, or validation of, or filing, recording or registration with, or exemption by, or other action in respect of any governmental or public body or authority, or any subdivision thereof, which has not been obtained by the Borrower or any of its Subsidiaries or the absence of which could reasonably be expected to result in a Material Adverse Effect, is required to be obtained by the Borrower or any of its Subsidiaries in connection with the execution and delivery of the Loan Documents, the borrowings under this Agreement, the payment and performance by the Borrower of the Obligations or the legality, validity, binding effect or enforceability of any of the Loan Documents.
5.4    Financial Statements. The (i) December 31, 2013 consolidated financial statements of the Borrower and its Subsidiaries heretofore reported on by Deloitte & Touche LLP, independent public accountants and delivered to the Lenders and (ii) September 30, 2014 consolidated financial statements of the Borrower and its Subsidiaries heretofore certified by the Borrower’s chief financial officer and delivered to the Lenders were prepared in accordance with generally accepted accounting principles in effect on the date such statements were prepared and fairly present, in all material respects, the consolidated financial condition and operations of the Borrower and its Subsidiaries at such date and the consolidated results of their operations for the periods then ended subject to year-end audit adjustments and the absence of footnotes in the case of the statements referred to in clause (ii) above.
5.5    Material Adverse Change. Since December 31, 2013 there has been no change in the business, Property, condition (financial or otherwise) or results of operations of the Borrower and its Subsidiaries, taken as a whole, which could reasonably be expected to have a Material Adverse Effect.
5.6    Taxes. The Borrower and its Subsidiaries have filed all United States federal tax returns and all other material tax returns which are required to be filed and have paid all taxes due pursuant to said returns or pursuant to any assessment received by the Borrower or any of its Subsidiaries, except such taxes, if any, as are being contested in good faith and as to which adequate reserves have been provided in accordance with GAAP. The United States income tax returns of the Borrower and its Subsidiaries have been audited by the Internal Revenue Service through the fiscal year ended December 31, 2009. No material tax liens have been filed and no material claims are being asserted with respect to any such taxes. The charges, accruals and reserves on the books of the Borrower and its Subsidiaries in respect of any taxes or other governmental charges are adequate.
5.7    Litigation and Contingent Obligations. There is no litigation, arbitration, governmental investigation, proceeding or inquiry pending or, to the knowledge of any of their officers, threatened against or affecting the Borrower or any of its Subsidiaries which could reasonably be expected to have a Material Adverse Effect or which seeks to prevent, enjoin or delay the making of any Credit Extensions. Other than any liability incident to any litigation, arbitration or proceeding which could not reasonably be expected to have a Material Adverse Effect, neither the Borrower nor any of its Subsidiaries has any material contingent obligations not provided for or disclosed in the financial statements referred to in Section 5.4.
5.8    Subsidiaries. Schedule 5.8 contains an accurate list of all Subsidiaries of the Borrower as of the Effective Date, (i) setting forth their respective jurisdictions of organization and the percentage of their respective Capital Stock or other ownership interests owned by the Borrower or other Subsidiaries and (ii) indicating which of such Subsidiaries are Material Domestic Subsidiaries or Material Foreign Subsidiaries. All of the issued and outstanding shares of Capital Stock or other ownership interests of such Subsidiaries have been (to the extent such concepts are relevant with respect to such ownership interests) duly authorized and issued and are fully paid and non-assessable.
5.9    ERISA. The Unfunded Liabilities of all Single Employer Plans do not in the aggregate exceed $15,000,000. Neither the Borrower, any of its Subsidiaries, nor any other member of the Controlled Group has incurred, or is reasonably expected to incur, any Withdrawal Liability to Multiemployer Plans in excess of $15,000,000 in the aggregate. Each Single Employer Plan and, to the knowledge of the Borrower, each Multiemployer Plan complies in all material respects with all applicable requirements of law and regulations except where the failure to so comply could not reasonably be expected to have a Material Adverse Effect. No Reportable Event has occurred with respect to any Plan which could reasonably be expected to have a Material Adverse Effect. Neither the Borrower, any of its Subsidiaries nor any other member of the Controlled Group has withdrawn from any Multiemployer Plan or initiated steps to do so, and no steps have been taken to reorganize or terminate any Plan to the extent such action could reasonably be expected to result in aggregate liability to the Borrower in excess of $15,000,000.
5.10    Accuracy of Information. No information, exhibit or report furnished by the Borrower or any of its Subsidiaries to the Administrative Agent or to any Lender in connection with the negotiation of, or compliance with, the Loan Documents contained any material misstatement of fact or omitted to state a material fact or any fact necessary to make the statements contained therein, in light of the circumstances under which such statements were made, not misleading; provided, that with respect to projected or pro-forma financial information, the Borrower represents only that such information was prepared in good faith based on assumptions believed to be reasonable at the time prepared.
5.11    Regulation U. Margin stock (as defined in Regulation U) constitutes less than 25% of the value of those assets of the Borrower and its Subsidiaries which are subject to any limitation on sale, pledge, or other restriction hereunder.
5.12    Material Agreements. Neither the Borrower nor any Subsidiary is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any agreement to which it is a party, which default could reasonably be expected to have a Material Adverse Effect.
5.13    Compliance With Laws. The Borrower and its Subsidiaries have complied with all applicable statutes, rules, regulations, orders and restrictions of any domestic or foreign government or any instrumentality or agency thereof having jurisdiction over the conduct of their respective businesses or the ownership of their respective Property except for any failure to comply with any of the foregoing which could not reasonably be expected to have a Material Adverse Effect.

5.14    Ownership of Properties. Except as set forth on Schedule 5.14, on the Effective Date, the Borrower and its Subsidiaries will have good title (fee or leasehold, as applicable), free of all Liens other than those permitted by Section 6.15, to all of the Property and assets material to its business.
5.15    Plan Assets; Prohibited Transactions. Neither the Borrower nor any of its Subsidiaries is an entity deemed to hold “plan assets” within the meaning of 29 C.F.R. § 2510.3-101 of an employee benefit plan (as defined in Section 3(3) of ERISA) which is subject to Title I of ERISA or any plan (within the meaning of Section 4975 of the Code), and neither the execution of this Agreement nor the making of the Loans or Facility LCs hereunder gives rise to a prohibited transaction within the meaning of Section 406 of ERISA or Section 4975 of the Code.
5.16    Environmental Matters. In the ordinary course of its business, the officers of the Borrower and its Subsidiaries consider the effect of Environmental Laws on the business of the Borrower and its Subsidiaries, in the course of which they identify and evaluate potential risks and liabilities accruing to the Borrower due to Environmental Laws. On the basis of this consideration, the Borrower has concluded that Environmental Laws cannot reasonably be expected to have a Material Adverse Effect. Neither the Borrower nor any Subsidiary has received any written notice to the effect that its operations are not in material compliance with any of the requirements of applicable Environmental Laws or are the subject of any federal or state investigation evaluating whether any remedial action is needed to respond to a release of any toxic or hazardous waste or substance into the environment, which non‑compliance or remedial action could reasonably be expected to have a Material Adverse Effect.
5.17    Investment Company Act. Neither the Borrower nor any Subsidiary is an “investment company” or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended.
5.18    Insurance. Schedule 5.18 summarizes the property and casualty insurance coverage carried by the Borrower with respect to itself and its Domestic Subsidiaries as of the Effective Date. Such insurance coverage complies with Section 6.6.
5.19    Solvency. (v) On the Effective Date and on each subsequent Credit Extension Date, giving effect to any Credit Extensions made on such date and after giving effect to the application of the proceeds of such Credit Extensions, (a) the fair value of the assets of the Borrower and its Subsidiaries on a consolidated basis, at a fair valuation, will exceed the debts and liabilities, subordinated, contingent or otherwise, of the Borrower and its Subsidiaries on a consolidated basis; (b) the present fair saleable value of the Property of the Borrower and its Subsidiaries on a consolidated basis will be greater than the amount that will be required to pay the probable liability of the Borrower and its Subsidiaries on a consolidated basis on their debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (c) the Borrower and its Subsidiaries on a consolidated basis will be able to pay their debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (d) the Borrower and its Subsidiaries on a consolidated basis will not have unreasonably small capital with which to conduct the businesses in which they are engaged as such businesses are conducted on the Effective Date.
(vi)    The Borrower does not intend to, or to permit any of its Subsidiaries to, and does not believe that it or any of its Subsidiaries will, incur debts beyond its ability to pay such debts as they mature, taking into account the timing of and amounts of cash to be received by it or any such Subsidiary and the timing of the amounts of cash to be payable on or in respect of its Indebtedness or the Indebtedness of any such Subsidiary.
5.20    Collateral Documents. (i) Each of the Security Agreement and the Subsidiary Security Agreement is effective to create in favor of the Administrative Agent, for the benefit of the Lenders, a legal, valid and enforceable security interest in the Collateral described therein and proceeds thereof to the extent a security interest can be created by the execution and delivery of a security agreement under the Uniform Commercial Code. In the case of Capital Stock of a Subsidiary that constitutes Certificated Securities (as defined in the Uniform Commercial Code), when stock certificates representing such Capital Stock are delivered to the Administrative Agent pursuant to the Security Agreement or the Subsidiary Security Agreement together with undated stock powers covering such certificates executed in blank, the grantors thereunder shall have granted to the Administrative Agent a fully perfected Lien on, and security interest in, all right, title and interest in the Capital Stock of such Subsidiary (except as otherwise provided in the Security Agreement or the Subsidiary Security Agreement with respect to the Capital Stock of any Foreign Subsidiary) and the proceeds thereof, as security for the Obligations, in each case prior and superior in right to any other Person (except Liens permitted by Section 6.15, and subject, in the case of Proceeds, to the applicable limitations under Section 9-315 of the Uniform Commercial Code). In the case of any Capital Stock of a Subsidiary that constitute General Intangibles or Uncertificated Securities (as defined in the Uniform Commercial Code), when financing statements in appropriate form are filed in the offices specified on Schedule 5.20 and, in the case of Uncertificated Securities, the Administrative Agent has obtained “control” (within the meaning of the Uniform Commercial Code) of such Uncertificated Securities, the grantors thereunder shall have granted to the Administrative Agent a fully perfected Lien on, and security interest in, all right, title and interest in such Collateral (except as otherwise provided in the Security Agreement or the Subsidiary Security Agreement with respect to the Capital Stock of any Foreign Subsidiary) and the Proceeds thereof, as security for the Obligations, in each case prior and superior in right to any other Person (except Liens permitted by Section 6.15 and subject, in the case of Proceeds to the applicable limitations under Section 9-315 of the Uniform Commercial Code). Schedule 5.20 specifies, as of the Effective Date, the locations in which to file the financing statements which may perfect a legal, valid and enforceable security interest in the Capital Stock of its Subsidiaries granted under the Security Agreement or Subsidiary Security Agreement in the Investment Property pursuant to Section 9-305(c) of the Uniform Commercial Code.
5.21    Subordinated Debt. The principal of and interest on the Loans and all other Obligations will constitute “senior debt” as that or any similar term is or may be used in any other instrument evidencing or applicable to any Indebtedness of the Borrower permitted pursuant to Section 6.11(vii).
5.22    Anti-Corruption Laws and Sanctions. The Borrower has implemented and maintains in effect policies and procedures designed to ensure compliance by the Borrower, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions, and the Borrower, its Subsidiaries and their respective officers and employees and to the knowledge of the Borrower its directors and agents, are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects. None of (a) the Borrower, any Subsidiary or to the knowledge of the Borrower or such Subsidiary, any of their respective directors, officers or employees or (b) to the knowledge of the Borrower, any agent of the Borrower or any Subsidiary that will act in any capacity in connection with or benefit from the credit facility established hereby, is a Sanctioned Person. No Advance or Facility LC, use of proceeds thereof or other transaction contemplated by this Agreement will violate any Anti-Corruption Law or applicable Sanctions.

ARTICLE VI
COVENANTS
During the term of this Agreement, unless the Required Lenders shall otherwise consent in writing:
6.1    Financial Reporting. The Borrower will maintain, for itself and each Subsidiary, a system of accounting established and administered in accordance with GAAP, and furnish to the Administrative Agent on behalf of the Lenders:
(xi)    Within 90 days after the close of each of its fiscal years, an unqualified (except for qualifications relating to changes in accounting GAAP or practices reflecting changes in generally accepted accounting principles and required or approved by the Borrower’s independent certified public accountants) audit report certified by independent certified public accountants reasonably acceptable to the Lenders, prepared in accordance with GAAP on a consolidated and consolidating basis (consolidating statements need not be certified by such accountants and shall be in a form reasonably satisfactory to the Administrative Agent) for itself and its Subsidiaries, including balance sheets as of the end of such period, related profit and loss and reconciliation of surplus statements, and a statement of cash flows, accompanied by any management letter prepared by said accountants.
(xii)    Within 45 days after the close of the first three quarterly periods of each of its fiscal years, for itself and its Subsidiaries, consolidated and consolidating unaudited balance sheets as at the close of each such period and consolidated and consolidating profit and loss and reconciliation of surplus statements and a statement of cash flows for the period from the beginning of such fiscal year to the end of such quarter, all certified by its chief financial officer.
(xiii)    As soon as available, but in any event within 30 days after the beginning of each fiscal year of the Borrower, a copy of the plan and forecast (including a projected consolidated and consolidating balance sheet, income statement and funds flow statement) of the Borrower and its Subsidiaries for such fiscal year; provided, however, that the preceding plan and forecast shall be required to be delivered only if, as of September 30 of the year immediately preceding the year in which such plan and forecast would otherwise be required to be delivered, the Leverage Ratio is greater than 2.00 to 1.00.
(xiv)    Together with the financial statements required under Sections 6.1(i) and (ii), a compliance certificate in substantially the form of Exhibit B signed by its chief financial officer showing the calculations necessary to determine compliance with this Agreement and stating that no Default or Unmatured Default exists, or if any Default or Unmatured Default exists, stating the nature and status thereof.
(xv)    As soon as possible and in any event within 10 Business Days after the Borrower knows that any Reportable Event has occurred with respect to any Single Employer Plan, which Reportable Event could reasonably be expected to have a Material Adverse Effect, a statement, signed by the chief financial officer of the Borrower, describing said Reportable Event and the action which the Borrower proposes to take with respect thereto.
(xvi)    As soon as possible and in any event within 10 Business Days after receipt by the Borrower, a copy of (a) any written notice or written claim to the effect that the Borrower or any of its Subsidiaries is or may be liable to any Person as a result of the release by the Borrower, any of its Subsidiaries, or any other Person of any toxic or hazardous waste or substance into the environment, and (b) any written notice alleging any violation of any federal, state or local environmental, health or safety law or regulation by the Borrower or any of its Subsidiaries, which, in either case, could reasonably be expected to have a Material Adverse Effect.
(xvii)    Promptly upon the furnishing thereof to the shareholders of the Borrower, copies of all financial statements, reports and proxy statements so furnished.
(xviii)    Promptly upon the filing thereof, notice of the filing to the Administrative Agent of all registration statements and periodic and current reports on forms 10-K, 10-Q and 8-K which the Borrower or any of its Subsidiaries files with the Securities and Exchange Commission.
(xix)    Such other information (including non‑financial information) as the Administrative Agent or any Lender may from time to time reasonably request.
If any information which is required to be furnished to the Lenders under this Section 6.1 is required by law or regulation to be filed by the Borrower with a government body on an earlier date, then the information required hereunder shall, to the extent reasonably practicable under the circumstances, be furnished to the Lenders at such earlier date.
Documents required to be delivered pursuant to this Section 6.1 (to the extent any such documents are included in materials otherwise filed with the Securities and Exchange Commission) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents, or provides a link thereto on the Borrower’s website on the Internet; or (ii) on which such documents are posted on the Borrower’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that the Borrower shall deliver paper copies of such documents to the Administrative Agent on behalf of any Lender that requests delivery of such paper copies until a written request to cease delivering paper copies is given by the Administrative Agent or such Lender. Except for the compliance certificates, the Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.
6.2    Use of Proceeds. The Borrower will, and will cause each Subsidiary to, use the proceeds of the Advances and Facility LCs for general corporate purposes in the ordinary course of business, including acquisitions otherwise permitted hereunder which have been approved by the Board of Directors or analogous body of the Person to be acquired. The Borrower will not, nor will it permit any Subsidiary to, use any of the proceeds of the Advances to purchase or “carry” (as defined in Regulation U) any “margin stock” (as defined in Regulation U). The Borrower will not request any Advance or Letter of Credit, and the Borrower shall not use, and shall procure that its Subsidiaries and its or their respective directors, officers, employees and agents shall not use, the proceeds of any Advance or Facility LC (A) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (B) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, or (C) in any manner that would result in the violation of any Sanctions applicable to any party hereto.

6.3    Notice of Default. The Borrower will, and will cause each Subsidiary to, give notice in writing to the Lenders of the occurrence of any Default or Unmatured Default promptly after an Authorized Officer has knowledge of such Default or Unmatured Default.
6.4    Conduct of Business. The Borrower will, and will cause each Subsidiary to, carry on and conduct its business in substantially the same manner and in substantially the same fields of enterprise as it is presently conducted (except that Subsidiaries acquired pursuant to Section 6.14(vi) may engage in different fields of enterprise) and do all things necessary to remain duly incorporated or organized, validly existing and (to the extent such concept applies to such entity) in good standing as a domestic corporation, partnership or limited liability company in its jurisdiction of incorporation or organization, as the case may be, and maintain all requisite authority to conduct its business in each jurisdiction in which its business is conducted and all other material rights and privileges, except where the failure to be in good standing or maintain such qualifications, rights or privileges could not reasonably be expected to have a Material Adverse Effect and except for liquidations of Subsidiaries which could not reasonably be expected to have a Material Adverse Effect so long as if the liquidating Subsidiary is a Guarantor, the entity to which the assets of the liquidating Subsidiary are distributed is either the Borrower or a Guarantor.
6.5    Taxes. The Borrower will, and will cause each Subsidiary to, timely file complete and correct United States federal and applicable material foreign, state and local tax returns required by law and pay when due all taxes, assessments and governmental charges and levies upon it or its income, profits or Property, except those which are being contested in good faith by appropriate proceedings and with respect to which adequate reserves have been set aside in accordance with GAAP.
6.6    Insurance. The Borrower will, and will cause each Subsidiary to, maintain in full force and effect, insurance policies and programs, with such deductibles or self-insurance amounts as reflect coverage that is reasonably consistent with prudent industry practice. The Borrower will furnish to any Lender upon request information in reasonable detail as to the insurance policies and programs of the Borrower and its Subsidiaries.
6.7    Compliance with Laws. The Borrower will, and will cause each Subsidiary to, comply with all laws, rules, regulations, orders, writs, judgments, injunctions, decrees or awards to which it may be subject including, without limitation, all Environmental Laws, except where the failure to comply could not reasonably be expected to have a Material Adverse Effect. The Borrower will maintain in effect and enforce policies and procedures designed to ensure compliance by the Borrower, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions.
6.8    Maintenance of Properties. The Borrower will, and will cause each Subsidiary to, do all things necessary to maintain, preserve, protect and keep, in all material respects, its material Property in good repair, working order and condition, ordinary wear and tear and damage from casualty and condemnation excepted, and make all necessary and proper repairs, renewals and replacements so that its business carried on in connection therewith may be properly conducted at all times, subject to interruption for repairs, maintenance and restoration.
6.9    Inspection. The Borrower will, and will cause each Subsidiary to, permit the Administrative Agent and the Lenders, by their respective representatives and agents, to inspect any of the Property, books and financial records of the Borrower and each Subsidiary, to examine and make copies of the books of accounts and other financial records of the Borrower and each Subsidiary, and to discuss the affairs, finances and accounts of the Borrower and each Subsidiary with, and to be advised as to the same by, their respective officers upon reasonable prior notice and at such reasonable times and intervals as the Administrative Agent or any Lender may request.
6.10    Restricted Payments. The Borrower will not, nor will it permit any Subsidiary to, declare or pay any dividends or make any distributions on its Capital Stock (other than dividends by way of stock split or otherwise payable in its own common stock) or redeem, repurchase or otherwise acquire or retire any of its Capital Stock at any time outstanding, except that (i) any Subsidiary may declare and pay dividends or make distributions to the Borrower or to a Wholly-Owned Subsidiary, (ii) the Borrower may declare and pay dividends on its Capital Stock or repurchase its Capital Stock in an aggregate amount (as to such dividends and repurchases) not in excess of $20,000,000 in any calendar year so long as, immediately prior to and immediately after giving effect to any such declaration or payment, no Default or Unmatured Default shall have occurred and be continuing, (iii) the Borrower may declare and pay dividends in excess of any such declaration or payment made in compliance with Section 6.10(ii), make distributions on its Capital Stock or repurchase its Capital Stock so long as, immediately prior to and immediately after giving effect to any such declaration, dividend, distribution or repurchase (and taking into account any Indebtedness incurred in connection therewith), (A) the Leverage Ratio shall be less than or equal to 2.00 to 1.00, (B) the Liquidity Amount shall be not less than $100,000,000 and (C) no Default or Unmatured Default shall have occurred and be continuing and (iv) any non-Wholly-Owned Subsidiary of the Borrower may declare and pay dividends or make other distributions to its shareholders generally so long as the Borrower or its respective Subsidiary which owns Capital Stock in the Subsidiary paying such dividends or making such other distributions receives at least its proportionate share thereof (based on its relative holdings of Capital Stock in the Subsidiary paying such dividends or making such other distributions and taking into account relative preferences, if any, of the various classes of Capital Stock in such Subsidiary).
6.11    Indebtedness. The Borrower will not, nor will it permit any Subsidiary to, create, incur or suffer to exist any Indebtedness, except:
(i)    The Loans and Indebtedness in respect of Facility LCs outstanding from time to time under this Agreement.
(ii)    Indebtedness existing on the Effective Date and described in Schedule 6.11 and extensions, renewals and replacements thereof not increasing the aggregate principal amount thereof outstanding at the time of such extension, renewal or replacement.
(iii)    Indebtedness in respect of guaranties executed by any Subsidiary (other than a Guarantor) with respect to any Indebtedness or other obligations of the Borrower or any other Subsidiary; provided such Indebtedness or other obligation is not incurred by such Person in violation of this Agreement.
(iv)    Indebtedness in respect of guaranties executed by a Credit Party with respect to any Indebtedness or other obligations of the Borrower or any Subsidiary entered into in the ordinary course of business.
(v)    Indebtedness assumed in connection with an Acquisition permitted under Section 6.14, provided, such Indebtedness was not created in anticipation of or as a result of such Acquisition.
(vi)    Indebtedness owing to the Borrower or a Subsidiary in respect of an Investment permitted by Section 6.14(iii) or (iv).

(vii)    Indebtedness of the Borrower owing to a Subsidiary which is subordinated to the Obligations on substantially the terms set forth on Exhibit C hereto or on other terms satisfactory to the Administrative Agent.
(viii)    Other Indebtedness at no time exceeding 10% of Consolidated Net Worth in aggregate outstanding principal amount (determined as of the most recent fiscal quarter end for which financial statements have been provided pursuant to Section 6.1(i) or (ii)).
6.12    Merger. The Borrower will not, nor will it permit any Subsidiary to, merge or consolidate with or into any other Person, except that a Subsidiary may merge into or consolidate with (i) the Borrower, with the Borrower as the surviving entity, or (ii) a Wholly-Owned Subsidiary.
6.13    Sale of Assets. The Borrower will not, nor will it permit any Subsidiary to, lease, sell or otherwise dispose of its Property to any other Person, except:
(i)    Sales of inventory in the ordinary course of business.
(ii)    The disposition in the ordinary course of business of equipment, inventory or other assets, including real property, that is, in any event, obsolete, excess or no longer used or useful in the Borrower’s or its Subsidiaries’ businesses and the leasing or subleasing in the ordinary course of business of owned or leased properties which are excess properties or are no longer used or useful in the Borrower’s or its Subsidiaries’ businesses.
(iii)    Leasing of assets between (A) the Borrower and its Subsidiaries or (B) any Subsidiary and another Subsidiary.
(iv)    Sale or transfer of the Capital Stock or Property of Glacier Park, Inc.
(v)    Leases, sales or other dispositions of its Property that, together with all other Property of the Borrower and its Subsidiaries previously leased, sold or disposed of (other than dispositions permitted by Sections 6.13(i) through (iv)) as permitted by this Section during the twelve-month period ending with the month in which any such lease, sale or other disposition occurs, having a book value that does not in the aggregate exceed 10% of Consolidated Net Worth as of the end of such month.
6.14    Investments and Acquisitions. The Borrower will not, nor will it permit any Subsidiary to, make or suffer to exist any Investments (including without limitation, loans and advances to, and other Investments in, Subsidiaries), or commitments therefor, or to become a partner in any partnership or joint venture, or to make any Acquisition of any Person, except:
(i)    Cash Equivalent Investments.
(ii)    Investments constituting non-cash consideration for dispositions of assets permitted hereunder.
(iii)    Existing Investments in Subsidiaries and other Investments in existence on the Effective Date and described in Schedule 6.14.
(iv)    Investments made after the Effective Date in Persons which are Subsidiaries, provided that immediately after giving effect to each Investment made pursuant to this section Investments in Foreign Subsidiaries and non-Wholly-Owned Subsidiaries (other than Investments disclosed on Schedule 6.14) shall not exceed in the aggregate 10% of Consolidated Net Worth (determined as of the most recent fiscal quarter end for which financial statements have been provided pursuant to Section 6.1(i) or (ii)).
(v)    Acquisitions after the Effective Date of (or of all or substantially all of the assets of) entities engaged in substantially the same or related lines of business as the Borrower, so long as (A) immediately after giving effect to each such Acquisition and the incurrence/repayment of any related Indebtedness, (1) the Borrower shall be in compliance with its covenants hereunder, (2) on a pro forma basis the Borrower would be in compliance with Section 6.23.1 for the previous four fiscal quarters and (3) the Leverage Ratio (calculated on a pro forma basis) shall be less than or equal to (a) 2.50 to 1.00 in the case of Acquisitions consummated on or prior to December 31, 2015, (b) 2.25 to 1.00 in the case of Acquisitions consummated on or after January 1, 2016 until and including December 31, 2016 and (c) 2.00 to 1.00 in the case of Acquisitions consummated thereafter; provided, however, that in the case of a single Acquisition (x) designated in writing by the Borrower to the Administrative Agent, (y) for which the aggregate consideration is greater than or equal to $25,000,000 and (z) which occurs after December 31, 2016, Section 6.14(v)(A)(3) shall be deemed satisfied if the Leverage Ratio (calculated on a pro forma basis) shall be less than or equal to 2.25 to 1.00, (B) for any Acquisition with aggregate consideration (including cash, other property, stock and debt assumption, with such property and stock valued at fair market value at the time of such Acquisition) in excess of $50,000,000, the Borrower shall have delivered to the Administrative Agent a certificate executed by an Authorized Officer setting forth the calculations demonstrating such compliance and (C) both before and after giving effect to such Acquisition no Default exists (each such entity, an “Acquired Company”).
(vi)    Investments in Rate Management Transactions related to the Loans or entered into in the ordinary course of business.
(vii)    Investments received in connection with the bankruptcy or reorganization of suppliers and customers and in settlement of delinquent obligations of, and other disputes with customers and suppliers arising in the ordinary course of business or other securities of a de minimis value.
(viii)    Loans permitted by Section 6.11(vii).
(ix)    Other Investments in other Persons not to exceed $15,000,000 in the aggregate at any time.
6.15    Liens. The Borrower will not, nor will it permit any Subsidiary to, create, incur, or suffer to exist any Lien in, of or on the Property of the Borrower or any of its Subsidiaries, except:
(vi)    Liens for taxes, assessments or governmental charges or levies on its Property if the same shall not at the time be delinquent or thereafter can be paid without penalty, or are being contested in good faith and by appropriate proceedings and for which adequate reserves in accordance with GAAP shall have been set aside on its books.
(vii)    Liens imposed by law, such as carriers’, warehousemen’s and mechanics’ liens and other similar liens arising in the ordinary course of business which secure payment of obligations not more than 60 days past due or which are being contested in good faith by appropriate proceedings and for which adequate reserves shall have been set aside on its books.

(viii)    Liens arising out of pledges or deposits under worker’s compensation laws, unemployment insurance, old age pensions, or other social security or retirement benefits, or similar legislation.
(ix)    Easements, building restrictions, zoning restrictions and such other encumbrances or charges against real property as are of a nature generally existing with respect to properties of a similar character and which do not in any material way interfere with the use thereof in the business of the Borrower or its Subsidiaries.
(x)    Liens existing on the Effective Date and described in Schedule 6.15, and extensions and renewals of any such Liens on the Property now subject thereto to the extent and for so long as the Indebtedness secured thereby is not increased, is expressly permitted hereunder and remains outstanding.
(xi)    Liens in favor of the Administrative Agent, for the benefit of the Lenders, granted pursuant to any Collateral Document and Liens granted pursuant to Section 2.20.11.
(xii)    Liens existing on Property acquired pursuant to an Acquisition permitted under Section 6.14, provided such Liens existed prior to the time of such Acquisition and were not created in contemplation thereof, and extensions and renewals of any such Liens for so long as the Indebtedness secured thereby is not increased and remains outstanding.
(xiii)    Leases or subleases granted to others not interfering in any material respect with the business of the Borrower or its Subsidiaries, taken as a whole, any interest or title of a lessor under any lease not in violation of this Agreement.
(xiv)    Other Liens securing Indebtedness at no time exceeding 10% of Consolidated Net Worth in aggregate outstanding principal amount (determined as of the most recent fiscal quarter end for which financial statements have been provided pursuant to Section 6.1(i) or (ii)).
6.16    Affiliates. The Borrower will not, and will not permit any Subsidiary to, enter into any transaction (including, without limitation, the purchase or sale of any Property or service) with, or make any payment or transfer to, any Affiliate except (i) in the ordinary course of business and pursuant to the reasonable requirements of the Borrower’s or such Subsidiary’s business and upon fair and reasonable terms no less favorable to the Borrower or such Subsidiary than the Borrower or such Subsidiary would obtain in a comparable arms-length transaction, (ii) transactions among the Borrower and any Subsidiary that has executed a Guaranty or (iii) Investments permitted by Section 6.14(xi).
6.17    Amendments to Agreements. The Borrower will not, and will not permit any Subsidiary to amend or terminate its certificate of incorporation, by-laws or other organizational document in a manner that materially adversely affects the Lenders.
6.18    Contingent Obligations. The Borrower will not, nor will it permit any Subsidiary to, make or suffer to exist any Contingent Obligation (including, without limitation, any Contingent Obligation with respect to the obligations of a Subsidiary), except (i) by endorsement of instruments for deposit or collection in the ordinary course of business and (ii) for the Guaranty or any guaranty entered into pursuant to Section 6.21 or permitted by Section 6.11.

6.19    Financial Contracts. The Borrower will not, nor will it permit any Subsidiary to, enter into or remain liable upon any Financial Contract, except Rate Management Obligations not constituting Indebtedness.
6.20    Inconsistent Agreements. The Borrower shall not, and shall not permit any Subsidiary to, enter into any indenture, agreement, instrument (or amendment thereto) or other arrangement which (i) directly or indirectly prohibits or restrains, or has the effect of prohibiting or restraining, or imposes materially adverse conditions upon, the incurrence or repayment of the Obligations, the amendment of the Loan Documents, or the ability of any Material Domestic Subsidiary or Glacier Park, Inc. to pay dividends or make other distributions on its capital (except to the extent of existing contractual constraints of the Concession Agreement and renewals thereof) or (ii) contains any provision which would be violated or breached by the making of Credit Extensions or by the performance by the Borrower or any Subsidiary of any of its obligations under any Loan Document.
6.21    Subsidiary Guaranties and Personal Property Pledges. If any Person becomes a Material Domestic Subsidiary, the Borrower shall, within the timeframe set forth below, cause such Person to (i) execute and deliver to the Administrative Agent for the benefit of the Lenders a guaranty of the Obligations pursuant to a guaranty substantially similar to the Guaranty (or a joinder thereto) and (ii) pledge to the Administrative Agent for the benefit of the Lenders a first priority security interest in all personal property owned by such Person pursuant to a security agreement substantially similar to the Subsidiary Security Agreement (or a joinder thereto), all pursuant to documentation (including related certificates, opinions and financing statements) reasonably acceptable to the Agent; provided, that if at any time any Domestic Subsidiaries which are not party to the Guaranty or the Subsidiary Security Agreement (other than Glacier Park, Inc.) hold, on an aggregate basis, an amount in excess of the lesser of (x) 10% of Consolidated Net Income or (y) 10% of total assets (valued at the higher of book or fair market value) of the Borrower and its Subsidiaries on a consolidated basis, in the case of both (x) and (y) calculated as of the most recent fiscal quarter end for which financial statements are available, then one or more of such Domestic Subsidiaries shall promptly execute a guaranty substantially in the form of the Guaranty (or a joinder thereto) and a security agreement substantially in the form of the Subsidiary Security Agreement or joinders thereto so that such threshold is no longer exceeded, all pursuant to documentation (including related certificates, opinions and financing statements) reasonably acceptable to the Agent. The Borrower shall notify the Administrative Agent and take the actions described in clauses (i) and (ii) above as promptly as possible after the date any Person becomes a Material Domestic Subsidiary or Material Foreign Subsidiary but in any event within thirty (30) days thereafter (or such greater number of days to which the Administrative Agent may agree). Notwithstanding the foregoing, if Glacier Park, Inc. shall be or become a Material Domestic Subsidiary the foregoing provisions shall not be applicable to it if, at such time, compliance by Glacier Park, Inc. with this Section 6.21 would result in a breach of then existing contractual obligations of Glacier Park, Inc. not undertaken in anticipation of its becoming a Material Domestic Subsidiary.
6.22    Subsidiary Stock Pledge. If any Person becomes a Material Domestic Subsidiary or a Material Foreign Subsidiary after the Effective Date, the Borrower shall, within the timeframe set forth below, pledge, or shall cause to be pledged, all of the Capital Stock thereof owned by the Borrower or any Guarantor pursuant to an amendment to the Security Agreement or the Subsidiary Security Agreement, as applicable, and other documentation (including related certificates, opinions and financing statements and in the case of the pledged Capital Stock of Foreign Subsidiaries, any requested foreign law pledge agreements) in each case reasonably acceptable to the Administrative Agent; provided, that only 65% of the outstanding voting Capital Stock (but 100% of the non-voting Capital Stock) of any Foreign Subsidiary shall be required to be pledged pursuant hereto. The Borrower shall notify the Administrative Agent and take the actions described in the foregoing sentence as promptly as possible after the date any Person becomes a Material Domestic Subsidiary or a Material Foreign Subsidiary but in any event within thirty (30) days thereafter (or such greater number of days to which the Administrative Agent may agree).
6.23    Financial Covenants.
6.23.1    Fixed Charge Coverage Ratio. The Borrower will not permit the ratio, determined as of the end of each of its fiscal quarters, for the then most recently ended four fiscal quarters of (i) Consolidated EBITDA plus Consolidated Rentals to (ii) cash Consolidated Interest Expense, plus Consolidated Rentals plus scheduled maturities of long term debt over the following twelve months, all calculated for the Borrower and its Subsidiaries on a consolidated basis, to be less than (a) 1.75 to 1.00 for any fiscal quarter ending from and including December 31, 2014 to and including March 31, 2016 or (b) 2.00 to 1.00 for any fiscal quarter ending thereafter.
6.23.2    Leverage Ratio. The Borrower will not permit the Leverage Ratio determined as of the end of each of its fiscal quarters to be greater than (a) 3.00 to 1.00 at any time prior to January 1, 2016, (b) 2.75 to 1.00 at any time from January 1, 2016 until and including December 31, 2016 or (c) 2.50 to 1.00 at any time thereafter.

ARTICLE VII
DEFAULTS

The occurrence of any one or more of the following events shall constitute a Default:
7.1.    Any representation or warranty made or deemed made by or on behalf of the Borrower or any of its Subsidiaries to the Lenders or the Administrative Agent under or in connection with this Agreement, any Credit Extension, or any certificate or information delivered in connection with this Agreement or any other Loan Document shall be materially false on the date as of which made.
7.2.    Nonpayment of principal of any Loan when due, nonpayment of any Reimbursement Obligation within one Business Day after the same becomes due, or nonpayment of interest upon any Loan or of any commitment fee, LC Fee or other obligations under any of the Loan Documents within five Business Days after the same becomes due.
7.3.    The breach by the Borrower of any of the terms or provisions of Section 6.2, 6.3, 6.4 or Sections 6.10 through 6.23 inclusive.
7.4.    The breach by the Borrower (other than a breach which constitutes a Default under another Section of this Article VII) of any of the terms or provisions of this Agreement which is not remedied within thirty days after written notice from the Administrative Agent or any Lender.
7.5.    Failure of the Borrower or any of its Subsidiaries to pay when due any Material Indebtedness; or the default by the Borrower or any of its Subsidiaries in the performance (beyond the applicable grace period with respect thereto, if any) of any term, provision or condition contained in any Material Indebtedness Agreement, or any other event shall occur or condition exist, the effect of which default, event or condition is to cause, or to permit the holder(s) of such Material Indebtedness or the lender(s) under any Material Indebtedness Agreement to cause, such Material Indebtedness to become due prior to its stated maturity or any commitment to lend under any Material Indebtedness Agreement to be terminated prior to its stated expiration date; or any Material Indebtedness of the Borrower or any of its Subsidiaries shall be declared to be due and payable or required to be prepaid or repurchased (other than by a regularly scheduled payment) prior to the stated maturity thereof.
7.6.    The Borrower or any of its Subsidiaries shall (i) have an order for relief entered with respect to it under the Federal bankruptcy laws as now or hereafter in effect, (ii) make an assignment for the benefit of creditors, (iii) apply for, seek, consent to, or acquiesce in, the appointment of a receiver, custodian, trustee, examiner, liquidator or similar official for it or any Substantial Portion of its Property, (iv) institute any proceeding seeking an order for relief under the Federal bankruptcy laws as now or hereafter in effect or seeking to adjudicate it a bankrupt or insolvent, or seeking dissolution, winding up, liquidation, reorganization, arrangement, adjustment or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors or fail to file an answer or other pleading denying the material allegations of any such proceeding filed against it, (v) take any corporate or partnership action to authorize or effect any of the foregoing actions set forth in this Section 7.6, or (vi) fail to contest in good faith any appointment or proceeding described in Section 7.7, or (vii) the Borrower or any of its Subsidiaries shall not pay, or admit in writing its inability to pay, its debts generally as they become due.
7.7.    Without the application, approval or consent of the Borrower or any of its Subsidiaries, a receiver, trustee, examiner, liquidator or similar official shall be appointed for the Borrower or any of its Subsidiaries or any Substantial Portion of its Property, or a proceeding described in Section 7.6(iv) shall be instituted against the Borrower or any of its Subsidiaries and such appointment continues undischarged or such proceeding continues undismissed or unstayed for a period of 60 consecutive days.
7.8.    Any court, government or governmental agency shall condemn, seize or otherwise appropriate, or take custody or control of, all or any portion of the Property of the Borrower and its Subsidiaries which, when taken together with all other Property of the Borrower and its Subsidiaries so condemned, seized, appropriated, or taken custody or control of, during the twelve-month period ending with the month in which any such action occurs, constitutes a Substantial Portion.
7.9.    The Borrower or any of its Subsidiaries shall fail within 30 days to pay, bond or otherwise discharge one or more (i) judgments or orders for the payment of money in excess of $20,000,000 (or the equivalent thereof in currencies other than U.S. Dollars) in the aggregate, provided, however, that any such judgment or order shall not give rise to a Default under this Section 7.9(i) if and for so long as the amount of such judgment or order is covered by a valid and binding policy of insurance between the defendant and the insurer covering the full payment thereof; or (ii) nonmonetary judgments or orders which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect, which judgment(s), in any such case, is/are not stayed on appeal or otherwise being appropriately contested in good faith.
7.10.    The Unfunded Liabilities of all Single Employer Plans shall exceed in the aggregate $15,000,000 or any Reportable Event shall occur in connection with any Single Employer Plan, which Reportable Event would reasonably be expected to have a Material Adverse Effect. The Borrower or any of the members of its Controlled Group incurs Withdrawal Liability from a Multiemployer Plan that could reasonably be expected to result in a Material Adverse Effect.
7.11.    Nonpayment by the Borrower or any Subsidiary of any Rate Management Obligation with a termination or settlement value in excess of $20,000,000 when due or the breach by the Borrower or any Subsidiary of any term, provision or condition contained in any Rate Management Transaction or any transaction of the type described in the definition of “Rate Management Transactions,” whether or not any

Lender or Affiliate of a Lender is a party thereto, and, after giving effect to any applicable notice requirement or grace period, there occurs a liquidation of, acceleration of obligations with a termination or settlement value in excess of $20,000,000 under or an early termination of such Rate Management Obligation.
7.12.    Any Change in Control shall occur.
7.13.    The Borrower or any other member of the Controlled Group shall have been notified by the sponsor of a Multiemployer Plan that it has incurred liability to such Multiemployer Plan as a result of the withdrawal from such Multiemployer Plan by the Borrower or a member of the Controlled Group in an amount which, when aggregated with all other amounts required to be paid to Multiemployer Plans by the Borrower or any other member of the Controlled Group as Withdrawal Liability (determined as of the date of such notification), exceeds $20,000,000 or requires payments exceeding $5,000,000 per annum.
7.14.    The occurrence of any “default”, as defined in any Loan Document (other than this Agreement) or the breach of any of the terms or provisions of any Loan Document (other than this Agreement), which default or breach continues beyond any period of grace therein provided.
7.15    Any Guaranty shall fail to remain in full force or effect or any action shall be taken to discontinue or to assert the invalidity or unenforceability of any Guaranty, or any guarantor shall fail to comply with any of the terms or provisions of any Guaranty to which it is a party, or any guarantor shall deny that it has any further liability under any Guaranty to which it is a party, or shall give notice to such effect.
7.16.    Any Collateral Document shall for any reason fail to create a valid and perfected first priority security interest in any portion of the collateral deemed material by the Administrative Agent purported to be covered thereby, except as permitted by the terms of this Agreement or any Collateral Document, or any Collateral Document shall fail to remain in full force or effect or any action shall be taken by or on behalf of the Borrower of any Affiliate thereof to discontinue or to assert the invalidity or unenforceability of any Collateral Document.

ARTICLE VIII
ACCELERATION, WAIVERS, AMENDMENTS AND REMEDIES
8.1    Acceleration; Facility LC Collateral Account. (xx) If any Default described in Section 7.6 or 7.7 occurs with respect to the Borrower, the obligations of the Lenders to make Loans hereunder and the obligation and power of the LC Issuer to issue Facility LCs shall automatically terminate and the Obligations shall immediately become due and payable without any election or action on the part of the Administrative Agent, the LC Issuer or any Lender and the Borrower will be and become thereby unconditionally obligated, without any further notice, act or demand, to pay to the Administrative Agent an amount in immediately available funds, which funds shall be held in the Facility LC Collateral Account, equal to the difference of (x) the amount of LC Obligations at such time, less (y) the amount on deposit in the Facility LC Collateral Account at such time which is free and clear of all rights and claims of third parties and has not been applied against the Obligations (such difference, the “Collateral Shortfall Amount”). If any other Default occurs, the Required Lenders (or the Administrative Agent with the consent of the Required Lenders) may (a) terminate or suspend the obligations of the Lenders to make Loans hereunder and the obligation and power of the LC Issuer to issue Facility LCs, or declare the Obligations to be due and payable, or both, whereupon the Obligations shall become immediately due and payable, without presentment, demand, protest or notice of any kind, all of which the Borrower hereby expressly waives, and (b) upon notice to the Borrower and in addition to the continuing right to demand payment of all amounts payable under this Agreement, make demand on the Borrower to pay, and the Borrower will, forthwith upon such demand and without any further notice or act, pay to the Administrative Agent the Collateral Shortfall Amount, which funds shall be deposited in the Facility LC Collateral Account.
(xxi)    If at any time while any Default is continuing, the Administrative Agent determines that the Collateral Shortfall Amount at such time is greater than zero, the Administrative Agent may make demand on the Borrower to pay, and the Borrower will, forthwith upon such demand and without any further notice or act, pay to the Administrative Agent the Collateral Shortfall Amount, which funds shall be deposited in the Facility LC Collateral Account.
(xxii)    The Administrative Agent may at any time or from time to time after funds are deposited in the Facility LC Collateral Account, apply such funds to the payment of the Obligations and any other amounts as shall from time to time have become due and payable by the Borrower to the Lenders or the LC Issuer under the Loan Documents.
(xxiii)    At any time while any Default is continuing, neither the Borrower nor any Person claiming on behalf of or through the Borrower shall have any right to withdraw any of the funds held in the Facility LC Collateral Account. After all of the Obligations have been indefeasibly paid in full and the Aggregate Revolving Commitment has been terminated, any funds remaining in the Facility LC Collateral Account shall be returned by the Administrative Agent to the Borrower or paid to whomever may be legally entitled thereto at such time.
8.2    Amendments. Subject to the provisions of this Section 8.2, the Required Lenders (or the Administrative Agent with the consent in writing of the Required Lenders) and the Borrower may enter into agreements supplemental hereto for the purpose of adding or modifying any provisions to the Loan Documents or changing in any manner the rights of the Lenders or the Borrower hereunder or waiving any Default or Unmatured Default hereunder; provided, however, that no such supplemental agreement shall, without the consent of all of the Lenders affected thereby:
(i)    Extend the final maturity of any Loan, or extend the expiry date of any Facility LC to a date after the Facility Termination Date or forgive all or any portion of the principal amount thereof or any Reimbursement Obligation related thereto, or reduce the rate or extend the time of payment of interest or fees thereon or Reimbursement Obligations related thereto; or
(ii)    Extend the Facility Termination Date, or reduce the amount or extend the payment date for the mandatory payments required under Section 2.2, or increase the amount of the Aggregate Revolving Commitment or of any Commitment of any Lender hereunder or the commitment to issue Facility LCs;
(iii)    provided further, that no such supplemental agreement shall, without the consent of all of the Lenders:
(iv)    Reduce the percentage specified in the definition of Required Lenders;
(v)    Permit the Borrower to assign its rights under this Agreement;
(vi)    Amend this Section 8.2 or Section 11.2; or

(vii)    Release any guarantor from the Guaranty or, except as provided in the Collateral Documents, release all or a material portion of the Collateral.
No amendment of any provision of this Agreement relating to the Administrative Agent shall be effective without the written consent of the Administrative Agent, and no amendment of any provision relating to the LC Issuer shall be effective without the written consent of the LC Issuer. No amendment of any provision of this Agreement relating to the Swingline Lender or any Swingline Loans shall be effective without the written consent of the Swingline Lender. The Administrative Agent may waive payment of the fee required under Section 12.1(ii) without obtaining the consent of any other party to this Agreement. Notwithstanding the foregoing, upon the execution and delivery of all documentation required by Section 2.6.3 to be delivered in connection with an increase to the Commitments, the Administrative Agent, the Borrower and the new or existing Lenders whose Commitments have been affected may and shall if necessary or desirable enter into an amendment hereof (which shall be binding on all parties hereto) solely for the purpose of reflecting any new Lenders and their new Commitments and any increase in the Commitment of any existing Lender. Notwithstanding the foregoing, no amendment or amendment and restatement of this Agreement which is in all other respects approved by the Lenders in accordance with this Section 8.2 shall require the consent or approval of any Lender (i) which immediately after giving effect to such amendment or amendment and restatement, shall have no Commitment or other obligation to maintain or extend credit under this Agreement (as so amended or amended and restated), including, without limitation, any obligation in respect of any drawing under or participation in any Facility LC and (ii) which, substantially contemporaneously with the effectiveness of such amendment or amendment and restatement, shall have been paid in full all amounts owing to it hereunder (including, without limitation principal, interest and fees). From and after the effectiveness of any such amendment or amendment and restatement, any such Lender shall be deemed to no longer be a “Lender” hereunder or a party hereto; provided, that any such Lender shall retain the benefit of indemnification and other provisions hereof which, by the terms hereof, would survive a termination of this Agreement. The Administrative Agent, without further action or consent by the Lenders, may from time to time enter into amendments of Collateral Documents to join Subsidiaries thereto as contemplated by Section 6.21 and/or to update schedules of Collateral with respect to occurrences or transactions otherwise permitted by the Loan Documents.

8.3    Preservation of Rights. No delay or omission of the Lenders, the LC Issuer or the Administrative Agent to exercise any right under the Loan Documents shall impair such right or be construed to be a waiver of any Default or an acquiescence therein, and the making of a Credit Extension notwithstanding the existence of a Default or the inability of the Borrower to satisfy the conditions precedent to such Credit Extension shall not constitute any waiver or acquiescence. Any single or partial exercise of any such right shall not preclude other or further exercise thereof or the exercise of any other right, and no waiver, amendment or other variation of the terms, conditions or provisions of the Loan Documents whatsoever shall be valid unless in writing signed by the Lenders required pursuant to Section 8.2, and then only to the extent in such writing specifically set forth. All remedies contained in the Loan Documents or by law afforded shall be cumulative and all shall be available to the Administrative Agent and the Lenders until the Obligations have been paid in full.

ARTICLE IX

GENERAL PROVISIONS
9.1    Survival of Representations. All representations and warranties of the Borrower contained in this Agreement shall survive the making of the Loans and Facility LCs herein contemplated.
9.2    Governmental Regulation. Anything contained in this Agreement to the contrary notwithstanding, neither the LC Issuer nor any Lender shall be obligated to extend credit to the Borrower in violation of any limitation or prohibition provided by any applicable statute or regulation.
9.3    Headings. Section headings in the Loan Documents are for convenience of reference only, and shall not govern the interpretation of any of the provisions of the Loan Documents.
9.4    Entire Agreement. The Loan Documents embody the entire agreement and understanding among the Borrower, the Administrative Agent, the LC Issuer and the Lenders and supersede all prior agreements and understandings among the Borrower, the Administrative Agent, the LC Issuer and the Lenders relating to the subject matter thereof other than those contained in the fee letter described in Section 10.9 which shall survive and remain in full force and effect during the term of this Agreement.
9.5    Several Obligations; Benefits of this Agreement. The respective obligations of the Lenders hereunder are several and not joint and no Lender shall be the partner or Administrative Agent of any other (except to the extent to which the Administrative Agent is authorized to act as such). The failure of any Lender to perform any of its obligations hereunder shall not relieve any other Lender from any of its obligations hereunder. This Agreement shall not be construed so as to confer any right or benefit upon any Person other than the parties to this Agreement and their respective successors and assigns, provided, however, that the parties hereto expressly agree that the Arranger shall enjoy the benefits of the provisions of Sections 9.6 and 9.10 to the extent specifically set forth therein and shall have the right to enforce such provisions on its own behalf and in its own name to the same extent as if it were a party to this Agreement.
9.6    Expenses; Indemnification. (i) The Borrower shall reimburse the Administrative Agent and the Arranger for any reasonable costs, internal charges and out-of-pocket expenses (including attorneys’ fees and time charges of attorneys for the Administrative Agent, which attorneys may be employees of the Administrative Agent) paid or incurred by the Administrative Agent or the Arranger in connection with the preparation, negotiation, execution, delivery, syndication, distribution (including, without limitation, via the internet), review, amendment (proposed or actual), modification, and administration of the Loan Documents. The Borrower also agrees to reimburse the Administrative Agent, the Arranger, the LC Issuer and the Lenders for any reasonable costs, internal charges and out-of-pocket expenses (including attorneys’ fees and time charges of attorneys for the Administrative Agent, the Arranger and the Lenders, which attorneys may be employees of the Administrative Agent, the Arranger, the LC Issuer or the Lenders) paid or incurred by the Administrative Agent, the Arranger, the LC Issuer or any Lender in connection with the collection under and enforcement of the Loan Documents.
(ii)    The Borrower hereby further agrees to indemnify the Administrative Agent, the Arranger, each Lender, their respective affiliates, and each of their directors, officers and employees against all losses, claims, damages, penalties, judgments, liabilities and expenses (including, without limitation, all expenses of litigation or preparation therefor whether or not the Administrative Agent, the Arranger, any Lender or any affiliate is a party thereto) which any of them may pay or incur arising out of or relating to (i) the execution or delivery of this Agreement, the other Loan Documents, the transactions contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder, (ii) the direct or indirect application or proposed application of the proceeds of any Credit Extension hereunder or (iii) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether or not such claim, litigation, investigation or proceeding is brought by the Borrower or any other Credit Party or their respective equity holders, Affiliates, creditors or any other third Person and whether based on contract, tort or any other theory and regardless of whether any indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnity, be available to the extent that they are determined in a final non-appealable judgment by a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of the party seeking indemnification. The obligations of the Borrower under this Section 9.6 shall survive the termination of this Agreement. To the extent that the undertakings to defend, indemnify, pay and hold harmless set forth in this Section 9.6 may be unenforceable in whole or in part because they are violative of any law or public policy, the Borrower shall contribute the maximum portion that it is permitted to pay and satisfy under applicable law to the payment and satisfaction of all indemnified liabilities incurred by the indemnitees or any of them. This Section 9.6(ii) shall not apply with respect to Taxes other than any Taxes that represent losses or damages arising from any non-Tax claim.
(iii)    To the extent that the Borrower fails to pay any amount required to be paid by it to the Administrative Agent, the LC Issuer or the Swingline Lender under subsection (i) or (ii) of this Section, each Lender severally agrees to pay to the Administrative Agent, the LC Issuer or the Swingline Lender, as the case may be, such Lender’s pro rata share (determined (A) relative to outstanding Revolving Commitment amounts (or if the Aggregate Revolving Commitment has terminated, relative to Outstanding Credit Exposures) plus outstanding Term Loan amounts) and (B) as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent, the LC Issuer or the Swingline Lenders in their capacity as such.
9.7    Numbers of Documents. All statements, notices, closing documents, and requests hereunder shall be furnished to the Administrative Agent with sufficient counterparts so that the Administrative Agent may furnish one to each of the Lenders.
9.8    Accounting. Except as provided to the contrary herein, all accounting terms used herein shall be interpreted and all accounting determinations hereunder shall be made in accordance with GAAP in a manner consistent with that used in preparing the financial statements referred to in Section 5.4, except that any calculation or determination which is to be made on a consolidated basis shall be made for the Borrower and all of its Subsidiaries, including those Subsidiaries, if any, which are unconsolidated on the Borrower’s audited financial statements. If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and the Borrower, the Administrative Agent or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Loan Parties shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders), provided that, until so amended, such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and the Borrower shall provide to the Administrative Agent and the Lenders reconciliation statements showing the difference in such calculation, together with the delivery of monthly, quarterly and annual financial statements required hereunder. Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, (i) without giving effect to any election under Accounting Standards Codification 825 (previously referred to as Statement of Financial Accounting Standards 159) (or any other Accounting Standards Codification or update having a similar result or effect) to value any Indebtedness or other liabilities of the Borrower or any Subsidiary at “fair value”, as defined therein, (ii) without giving effect to any treatment of Indebtedness in respect of convertible debt instruments under Accounting Standards Codification 470-20 (or any other Accounting Standards Codification or update having a similar result or effect) to value any such Indebtedness in a reduced or bifurcated manner as described in such provision, and such Indebtedness shall at all times be valued at the full stated principal amount thereof and (iii) in a manner such that any obligations relating to a lease that, in accordance with GAAP as in effect on the Effective Date, would be accounted for by the Borrower as an operating lease shall be accounted for as obligations relating to an operating lease and not as obligations relating to a Capitalized Lease (and shall not constitute Indebtedness hereunder).
9.9    Severability of Provisions. Any provision in any Loan Document that is held to be inoperative, unenforceable, or invalid in any jurisdiction shall, as to that jurisdiction, be inoperative, unenforceable, or invalid without affecting the remaining provisions in that jurisdiction or the operation, enforceability, or validity of that provision in any other jurisdiction, and to this end the provisions of all Loan Documents are declared to be severable.
9.10    Nonliability of Lenders. The relationship between the Borrower on the one hand and the Lenders, the LC Issuer and the Administrative Agent on the other hand shall be solely that of borrower and lender. Neither the Administrative Agent, the Arranger, the LC Issuer nor any Lender shall have any fiduciary responsibilities to the Borrower. Neither the Administrative Agent, the Arranger nor any Lender undertakes any responsibility to the Borrower to review or inform the Borrower of any matter in connection with any phase of the Borrower’s business or operations. The Borrower agrees that neither the Administrative Agent, the Arranger, the LC Issuer nor any Lender shall have liability to the Borrower (whether sounding in tort, contract or otherwise) for losses suffered by the Borrower in connection with, arising out of, or in any way related to, the transactions contemplated and the relationship established by the Loan Documents, or any act, omission or event occurring in connection therewith, unless it is determined in a final non-appealable judgment by a court of competent jurisdiction that such losses resulted from the gross negligence or willful misconduct of the party from which recovery is sought. Neither the Administrative Agent, the Arranger, the LC Issuer nor any Lender shall have any liability with respect to, and the Borrower hereby waives, releases and agrees not to sue for, any special, indirect, consequential or punitive damages suffered by the Borrower in connection with, arising out of, or in any way related to the Loan Documents or the transactions contemplated thereby.
9.11    Confidentiality. Each of the Administrative Agent, the LC Issuer and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates' directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any Governmental Authority (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii)  any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations, (g) with the consent of the Borrower or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Administrative Agent, the LC Issuer or any Lender on a non-confidential basis from a source other than the Borrower. For the purposes of this Section 9.11, “Information” means all information received from the Borrower relating to the Borrower or its business, other than any such information that is available to the Administrative Agent, the LC Issuer or any Lender on a non-confidential basis prior to disclosure by the Borrower and other than information pertaining to this Agreement routinely provided by arrangers to data service providers, including league table providers, that serve the lending industry; provided that, in the case of information received from the Borrower after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.
EACH LENDER ACKNOWLEDGES THAT INFORMATION (AS DEFINED ABOVE) FURNISHED TO IT PURSUANT TO THIS AGREEMENT MAY INCLUDE MATERIAL NON-PUBLIC INFORMATION CONCERNING THE BORROWER AND ITS AFFILIATES OR THEIR RESPECTIVE SECURITIES, AND CONFIRMS THAT IT HAS DEVELOPED COMPLIANCE PROCEDURES REGARDING THE USE OF MATERIAL NON-PUBLIC INFORMATION AND THAT IT WILL HANDLE SUCH MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH THOSE PROCEDURES AND APPLICABLE LAW, INCLUDING FEDERAL AND STATE SECURITIES LAWS.
ALL INFORMATION, INCLUDING REQUESTS FOR WAIVERS AND AMENDMENTS, FURNISHED BY THE BORROWER OR THE ADMINISTRATIVE AGENT PURSUANT TO, OR IN THE COURSE OF ADMINISTERING, THIS AGREEMENT WILL BE SYNDICATE-LEVEL INFORMATION, WHICH MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION ABOUT THE BORROWER AND ITS AFFILIATES OR THEIR RESPECTIVE SECURITIES. ACCORDINGLY, EACH LENDER REPRESENTS TO THE BORROWER AND THE ADMINISTRATIVE AGENT THAT IT HAS IDENTIFIED IN ITS ADMINISTRATIVE QUESTIONNAIRE A CREDIT CONTACT WHO MAY RECEIVE INFORMATION THAT MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH ITS COMPLIANCE PROCEDURES AND APPLICABLE LAW.
9.12    Nonreliance. Each Lender hereby represents that it is not relying on or looking to any margin stock (as defined in Regulation U) for the repayment of the Loans provided for herein.
9.13    Disclosure. The Borrower and each Lender hereby acknowledge and agree that JPMCB and/or its Affiliates from time to time may hold investments in, make other loans to or have other relationships with the Borrower and its Affiliates.
9.14    USA PATRIOT Act. Each Lender that is subject to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”) hereby notifies the Borrower that pursuant to the requirements of the Act, it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender to identify the Borrower in accordance with the Act.

9.15    Conversion of Currencies. (a) If, for the purpose of obtaining judgment in any court, it is necessary to convert a sum owing hereunder in one currency into another currency, each party hereto agrees, to the fullest extent that it may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures in the relevant jurisdiction the first currency could be purchased with such other currency on the Business Day immediately preceding the day on which final judgment is given.
(b)    The obligations of the Borrower in respect of any sum due to any party hereto or any holder of the obligations owing hereunder (the “Applicable Creditor”) shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than the currency in which such sum is stated to be due hereunder (the “Agreement Currency”), be discharged only to the extent that, on the Business Day following receipt by the Applicable Creditor of any sum adjudged to be so due in the Judgment Currency, the Applicable Creditor may in accordance with normal banking procedures in the relevant jurisdiction purchase the Agreement Currency with the Judgment Currency; if the amount of the Agreement Currency so purchased is less than the sum originally due to the Applicable Creditor in the Agreement Currency, the Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Applicable Creditor against such loss. The obligations of the Borrower contained in this Section 9.15 shall survive the termination of this Agreement and the payment of all other amounts owing hereunder.
9.16    Amendment and Restatement.
(i)    On the Effective Date, the Existing Credit Agreement shall be amended, restated and superseded in its entirety. The parties hereto acknowledge and agree that (a) this Agreement, any Notes delivered pursuant to Section 2.14 and the other Loan Documents executed and delivered in connection herewith do not constitute a novation, payment and reborrowing, or termination of the “Obligations” (as defined in the Existing Credit Agreement) under the Existing Credit Agreement as in effect prior to the Effective Date and (b) such “Obligations” are in all respects continuing with only the terms thereof being modified as provided in this Agreement.
(ii)    Notwithstanding the modifications effected by this Agreement of the representations, warranties and covenants of the Borrower contained in the Existing Credit Agreement, the Borrower acknowledges and agrees that any causes of action or other rights created in favor of any Lender and its successors arising out of the representations and warranties of the Borrower contained in or delivered (including representations and warranties delivered in connection with the making of the loans or other extensions of credit thereunder) in connection with the Existing Credit Agreement shall survive the execution and delivery of this Agreement; provided, however, that it is understood and agreed that the Borrower’s monetary obligations under the Existing Credit Agreement in respect of the loans and letters of credit thereunder are evidenced by this Agreement as provided in Article II hereof.
(iii)    All indemnification obligations of the Borrower pursuant to the Existing Credit Agreement (including any arising from a breach of the representations thereunder) shall survive the amendment and restatement of the Existing Credit Agreement pursuant to this Agreement.
(iv)    As of the Effective Date each Lender hereby (a) consents to the amendments and restatements of the Security Agreement and the Subsidiary Security Agreement in substantially the forms made available to the Lenders by the Administrative Agent prior to the Effective Date and (b) authorizes and directs the Administrative Agent to enter into such agreements.

(v)    The Administrative Agent, Swingline Lender and the Lenders hereby waive any notice otherwise required by Section 2.8 in connection with the repayment of the outstanding Loans under the Existing Credit Agreement on the Effective Date hereof.
9.17    Applicable Lending Installations. Notwithstanding any other provision of this Agreement, each Lender at its option may make any Floating Rate Loan or Eurocurrency Loan by causing any domestic or foreign office, branch or Affiliate of such Lender (an “Applicable Lending Installation”) to make such Loan that has been designated by such Lender to the Administrative Agent. All terms of this Agreement shall apply to any such Applicable Lending Installation of such Lender and the Loans and any Notes issued hereunder shall be deemed held by each Lender for the benefit of any such Applicable Lending Installation. Each Lender may, by written notice to the Administrative Agent and the Borrower, designate replacement or additional Applicable Lending Installations through which Loans will be made by it and for whose account Loan payments are to be made.
ARTICLE X
THE ADMINISTRATIVE AGENT
10.1    Appointment. Each of the Lenders and the LC Issuer hereby irrevocably appoints the Administrative Agent as its agent and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof, together with such actions and powers as are reasonably incidental thereto.
10.2    Rights and Power. The bank serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent, and such bank and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if it were not the Administrative Agent hereunder.
10.3    Exculpatory Provisions. The Administrative Agent shall not have any duties or obligations except those expressly set forth herein. Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default or Unmatured Default has occurred and is continuing, (b) the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby that the Administrative Agent is required to exercise in writing as directed by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 8.2), and (c) except as expressly set forth herein, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Subsidiaries that is communicated to or obtained by the bank serving as Administrative Agent or any of its Affiliates in any capacity. The Administrative Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 8.2) or in the absence of its own gross negligence or willful misconduct. The Administrative Agent shall be deemed not to have knowledge of any Default or Unmatured Default unless and until written notice thereof is given to the Administrative Agent by the Borrower or a Lender, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement, (ii) the contents of any certificate, report or other document delivered hereunder or in connection herewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.
10.4    Administrative Agent Reliance. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.
10.5    Delegation of Duties. The Administrative Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers through their respective Subsidiaries, Affiliates and other Related Parties. The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.
10.6    Resignation. Subject to the appointment and acceptance of a successor Administrative Agent as provided in this paragraph, the Administrative Agent may resign at any time by notifying the Lenders, the LC Issuer and the Borrower. Upon any such resignation, the Required Lenders shall have the right, in consultation with the Borrower, to appoint a successor. If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may, on behalf of the Lenders and the LC Issuer, appoint a successor Administrative Agent which shall be a bank with an office in New York, New York, or an Affiliate of any such bank. Upon the acceptance of its appointment as Administrative Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder. The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the Administrative Agent’s resignation hereunder, the provisions of this Article and Section 9.6 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Administrative Agent.
10.7    Lender Non-Reliance. Each Lender acknowledges and agrees that the extensions of credit made hereunder are commercial loans and letters of credit and not investments in a business enterprise or securities. Each Lender further represents that it is engaged in making, acquiring or holding commercial loans in the ordinary course of its business and has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement as a Lender, and to make, acquire or hold Loans hereunder. Each Lender shall, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information (which may contain material, non-public information within the meaning of the United States securities laws concerning the Borrower and its Affiliates) as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any related agreement or any document furnished hereunder or thereunder and in deciding whether or to the extent to which it will continue as a Lender or assign or otherwise transfer its rights, interests and obligations hereunder.
10.8    Other Titles. No Lender identified in this Agreement as a “Documentation Agent” or a “Syndication Agent” shall have any right, power, obligation, liability, responsibility or duty under this Agreement other than those applicable to all Lenders as such. Without limiting the foregoing, none of such Lenders shall have or be deemed to have a fiduciary relationship with any Lender. Each Lender hereby makes the same acknowledgments with respect to such Lenders as it makes with respect to the Administrative Agent in this Article X.
10.9    Administrative Agent and Arranger Fees. The Borrower agrees to pay to the Administrative Agent and the Arranger, for their respective accounts, the fees agreed to by the Borrower, the Administrative Agent and the Arranger pursuant to that certain fee letter agreement dated November 24, 2014, or as otherwise agreed from time to time.
10.10    Execution of Collateral Documents. The Lenders hereby empower and authorize the Administrative Agent to execute and deliver to the Borrower on their behalf the Collateral Documents and all related financing statements and any financing statements, agreements, documents or instruments as shall be necessary or appropriate to effect the purposes of the Collateral Documents.
10.11    Collateral Releases. The Lenders hereby empower and authorize the Administrative Agent to execute and deliver to the Borrower on their behalf any agreements, documents or instruments as shall be necessary or appropriate to effect any releases of Collateral which shall be permitted by the terms hereof or of any other Loan Document or which shall otherwise have been approved by the Required Lenders (or, if required by the terms of Section 8.2, all of the Lenders) in writing. Without limiting the foregoing, if any Collateral or any Subsidiary is sold in a transaction permitted hereunder (other than to the Borrower or to a Subsidiary thereof), (i) such Collateral shall be sold free and clear of the Liens created by the Collateral Documents and (ii) in the case of the sale of all of the Capital Stock of a Guarantor, such Guarantor and its subsidiaries shall be released from the Guaranty and the Collateral Documents to which it is a party and, in each case, the Administrative Agent shall be authorized to take any actions deemed appropriate in order to effect the foregoing. Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Guarantor from its obligations under the Guaranty pursuant to this Section 10.
ARTICLE XI

SETOFF; RATABLE PAYMENTS

11.1    Setoff. If a Default shall have occurred and be continuing, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any times held and other obligations at any time owing by such Lender or Affiliate to or for the credit or the account of the Borrower against any of and all the obligations of the Borrower now or hereafter existing under this Agreement held by such Lender or Affiliate, irrespective of whether or not such Lender shall have made any demand under this Agreement and although such obligations may be unmatured. The rights of each Lender under this Section 11.1 are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.
11.2    Ratable Payments. If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or participations in disbursements under Facility LCs or Swingline Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans and participations in disbursements under Facility LCs and Swingline Loans and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans and participations in disbursements under Facility LCs and Swingline Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and participations in disbursements under Facility LCs and Swingline Loans; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in disbursements under Facility LCs to any assignee or participant, other than to the Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply).

ARTICLE XII

BENEFIT OF AGREEMENT; ASSIGNMENTS; PARTICIPATIONS
12.1    Successors and Assigns. (i) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of the LC Issuer that issues any Facility LC), except that (A) the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (B) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of the LC Issuer that issues any Facility LC), Participants (to the extent provided in paragraph (c) of this Section) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the LC Issuer and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.
(ii)    (D)    Subject to the conditions set forth in paragraph (ii)(B) below, any Lender may assign to one or more Persons (other than an Ineligible Institution) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment(s), participations in Facility LCs and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld) of:

(1)
the Borrower, provided that, the Borrower shall be deemed to have consented to an assignment unless it shall have objected thereto by written notice to the Administrative Agent within five (5) Business Days after having received notice thereof; provided further that no consent of the Borrower shall be required for an assignment to a Lender, an Affiliate of a Lender, an Approved Fund or, if a Default has occurred and is continuing, any other assignee;

(2)
the Administrative Agent, provided that no consent of the Administrative Agent shall be required for an assignment (x) of any Revolving Commitment to an assignee that is a Lender (other than a Defaulting Lender) with a Revolving Commitment immediately prior to giving effect to such assignment or (y) all or any portion of a Term Loan for a Lender, an Affiliate of a Lender or an Approved Fund;

(3)	the LC Issuer, provided that consent of the LC Issuer shall not be required for an assignment of all or any portion of a Term Loan; and

(4)	the Swingline Lender, provided that consent of the Swingline Lender shall not be required for an assignment of all or any portion of a Term Loan.

(E)	Assignments shall be subject to the following additional conditions:

(1)
except in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans of any Class, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 unless each of the Borrower and the Administrative Agent otherwise consent, provided that no such consent of the Borrower shall be required if an Event of Default has occurred and is continuing;

(2)
each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement, provided that this clause shall not be construed to prohibit the assignment of a proportionate part of all the assigning Lender’s rights and obligations in respect of one Class of Commitments or Loans;

(3)
the parties to each assignment shall execute and deliver to the Administrative Agent (x) an Assignment and Assumption or (y) to the extent applicable, an agreement incorporating an Assignment and Assumption by reference pursuant to a Platform as to which the Administrative Agent and the parties to the Assignment and Assumption are participants), together with a processing and recordation fee of $3,500; and

(4)
the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire in which the assignee designates one or more “Credit Contacts” to whom all syndicate-level information (which may contain material non-public information about the Borrower and its Affiliates, the Credit Parties and their Related Parties or their respective securities) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable laws, including Federal and state securities laws.

For the purposes of this Section 12.1(ii), the terms “Approved Fund” and “Ineligible Institution” have the following meanings:
“Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (1) a Lender, (2) an Affiliate of a Lender or (3) an entity or an Affiliate of an entity that administers or manages a Lender.
“Ineligible Institution” means (i) a natural person, (ii) a Defaulting Lender or its Lender Parent, (iii) the Borrower or any of its Affiliates, or (iv) a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural person or relative(s) thereof; provided that, such holding company, investment vehicle or trust shall not constitute an Ineligible Institution if it (x) has not been established for the primary purpose of acquiring any Loans or Commitments, (y) is managed by a professional advisor, who is not such natural person or a relative thereof, having significant experience in the business of making or purchasing commercial loans, and (z) has assets greater than $25,000,000 and a significant part of its activities consist of making or purchasing commercial loans and similar extensions of credit in the ordinary course of its business.

(F)
Subject to acceptance and recording thereof pursuant to paragraph (ii)(D) of this Section, from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 3.1, 3.3, 3.4, and 9.6). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 12.1 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (iii) of this Section.

(G)
The Administrative Agent, acting for this purpose as a non-fiduciary agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amount (and stated interest) of the Loans and disbursements under Facility LCs owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent, the LC Issuer and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower, the LC Issuer and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(H)
Upon its receipt of (x) a duly completed Assignment and Assumption executed by an assigning Lender and an assignee or (y) to the extent applicable, an agreement incorporating an Assignment and Assumption by reference pursuant to a Platform as to which the Administrative Agent and the parties to the Assignment and Assumption are participants), the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (ii) of this Section and any written consent to such assignment required by paragraph (ii) of this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register; provided that if either the assigning Lender or the assignee shall have failed to make any payment required to be made by it pursuant to Section 2.5.4, 2.19, 2.20.2, 2.20.5, or 9.8(iii), the Administrative Agent shall have no obligation to accept such Assignment and Assumption and record the information therein in the Register unless and until such payment shall have been made in full, together with all accrued interest thereon. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.
(iii)    Any Lender may, without the consent of the Borrower, the Administrative Agent, the LC Issuer or the Swingline Lender, sell participations to one or more banks or other entities (a “Participant”), other than an Ineligible Institution, in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans owing to it); provided that (1) such Lender’s obligations under this Agreement shall remain unchanged; (2) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations; and (3) the Borrower, the Administrative Agent, the LC Issuer and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described Section 8.2(i) that affects such Participant. The Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.1, 3.3, and 3.4 (subject to the requirements and limitations therein, including the requirements under Section 3.4(vi) (it being understood that the documentation required under Section 3.4(vi) shall be delivered to the participating Lender and the information and documentation required under 3.4(vi) will be delivered to the Borrower and the Administrative Agent)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (ii) of this Section; provided that such Participant (1) agrees to be subject to the provisions of Section 11.2 as if it were an assignee under paragraph (ii) of this Section; and (2) shall not be entitled to receive any greater payment under Sections 3.1 or 3.3, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. Each Lender that sells a participation agrees, at the Borrower’s request and expense, to use reasonable efforts to cooperate with the Borrower to effectuate the provisions of Section 2.21 with respect to any Participant. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 11.1 as though it were a Lender; provided such Participant agrees to be subject to Section 11.2 as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Loans, Facility LCs or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such Commitment, Loan, Facility LC or other obligation is in registered form under Section 5f.103-1(c) of the

United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.
(iv)    Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including without limitation any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.
12.2    Dissemination of Information. The Borrower authorizes each Lender to disclose to any Participant or Purchaser or any other Person acquiring an interest in the Loan Documents by operation of law (each a “Transferee”) and any prospective Transferee any and all information in such Lender’s possession concerning the creditworthiness of the Borrower and its Subsidiaries; provided that each Transferee and prospective Transferee agrees to be bound by Section 9.11 of this Agreement.

ARTICLE XIII

NOTICES
13.1    Notices; Electronic Communication
(i)    Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in paragraph (ii) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier as follows:

(I)	if to the Borrower, at its address or telecopier number set forth on the signature page hereof;

(J)
if to the Administrative Agent or Swingline Lender, at its address or telecopier number set forth on the signature page hereof, except that notices for any Advance denominated in a Foreign Currency shall be sent to:

J.P. Morgan Europe Limited
25 Bank Street, Canary Wharf
London E14 5JP, United Kingdom
Attn: The Manager
Telecopy No.: 44 207 777 2360
Email: loan_and_agency_london@jpmorgan.com;

(K)	if to the LC Issuer, at its address or telecopier number set forth on the signature page hereof;

(L)	if to a Lender, to it at its address (or telecopier number) set forth in its Administrative Questionnaire.

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient). Notices delivered through Electronic Systems to the extent provided in paragraph (ii) below, shall be effective as provided in said paragraph (ii).
(ii)    Electronic Communications. Notices and other communications to the Lenders may be delivered or furnished by Electronic Systems pursuant to procedures approved by the Administrative Agent or as otherwise determined by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender pursuant to Article II, unless otherwise agreed between the Administrative Agent and the applicable Lender. The Administrative Agent or the Borrower may, in its respective discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it or as it otherwise determines, provided that such determination or approval may be limited to particular notices or communications.
Unless the Administrative Agent otherwise prescribes, (A) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement) and (B) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (A) of notification that such notice or communication is available and identifying the website address therefor; provided that, in the case of both (A) and (B), if such notice or other communication is not given during the normal business hours of the recipient, such notice or communication shall be deemed to have been given at the opening of business on the next Business Day for the recipient.
(iii)    Change of Address, Etc. Any party hereto may change its address or telecopier number for notices and other communications hereunder by notice to the other parties hereto.
(iv)    Electronic Systems.

(A)
The Borrower agrees that the Administrative Agent may, but shall not be obligated to, make Communications (as defined below) available to the LC Issuer and the other Lenders by posting the Communications on Debt Domain, Intralinks, Syndtrak, ClearPar or a substantially similar Electronic System.

(B)
Any Electronic System used by the Administrative Agent is provided “as is” and “as available.” The Agent Parties (as defined below) do not warrant the adequacy of such Electronic Systems and expressly disclaim liability for errors or omissions in the Communications. No warranty of any kind, express, implied or statutory, including any warranty of merchantability, fitness for a particular purpose, non-infringement of third-party rights or freedom from viruses or other code defects, is made by any Agent Party in connection with the Communications or any Electronic System. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to the Borrower or the other Credit Parties, any Lender, the LC Issuer or any other Person or entity for damages of any kind, including direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of the Borrower’s, any Credit Party’s or the Administrative Agent’s transmission of communications through an Electronic System. “Communications” means, collectively, any notice, demand, communication, information, document or other material provided by or on behalf of any Credit Party pursuant to any Loan Document or the transactions contemplated therein which is distributed by the Administrative Agent, any Lender or any Issuing Bank by means of electronic communications pursuant to this Section, including through an Electronic System.
ARTICLE XIV
COUNTERPARTS; INTEGRATION;
EFFECTIVENESS; ELECTRONIC EXECUTION
14.1    Counterparts; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. Except as provided in Article IV, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by telecopy, emailed pdf. or any other electronic means that reproduces an image of the actual executed signature page shall be effective as delivery of a manually executed counterpart of this Agreement.
14.2    Electronic Execution of Assignments. The  words  “execution,”  “signed,” “signature,” and words of like import in any assignment and assumption agreement shall be deemed to include Electronic Signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act or any other state laws based on the Uniform Electronic Transactions Act.

ARTICLE XV
CHOICE OF LAW; CONSENT TO JURISDICTION; WAIVER OF JURY TRIAL
15.1    Governing Law; Jurisdiction; Consent to Service of Process.
(v)    This Agreement shall be construed in accordance with and governed by the law of the State of New York.
(vi)    The Borrower hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Supreme Court of the State of New York sitting in the Borough of Manhattan, and of the United States District Court for the Southern District of New York sitting in the Borough of Manhattan, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that the Administrative Agent, the Issuing

Bank or any Lender may otherwise have to bring any action or proceeding relating to this Agreement against the Borrower or its properties in the courts of any jurisdiction.
(vii)    The Borrower hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any court referred to in paragraph (ii) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.
15.2    WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.
[signature pages follow]

IN WITNESS WHEREOF, the Borrower, the Lenders and the Administrative Agent have executed this Agreement as of the date first above written.

VIAD CORP

By:	/s/ Ellen M. Ingersoll
Name: Ellen M. Ingersoll
Title: Chief Financial Officer

By:	/s/ Elyse A. Newman
Name: Elyse A. Newman
Title: Treasurer

1850 N. Central Ave., Suite 1900
Phoenix, AZ 85004-4565
Attention: Treasurer’s Department
Telephone: 602-207-1032
Fax: 602-207-2633
Email: enewman@viad.com

[Signature Page to Viad Amended and Restated Credit Agreement]

JPMORGAN CHASE BANK, N.A.,
as Lender and as Administrative Agent

By:	/s/ Laura Woodward
Name: Laura Woodward
Title: Officer

201 North Central Avenue, Floor 21
Mail Code AZ1-1178
Phoenix, AZ 85004
Telephone: 602-207-1032
Fax: 602-207-2633
Email: jpm.agency.servicing.1@jpmchase.com

[Signature Page to Viad Amended and Restated Credit Agreement]

BANK OF AMERICA, N.A.

By:	/s/ Kenneth J. Tebelman

Name: Kenneth J. Tebelman
Title: Vice President

[Signature Page to Viad Amended and Restated Credit Agreement]

BMO HARRIS BANK, N.A.

By:	/s/ Tim Bruckner

By: Tim Bruckner
Its: Managing Director

[Signature Page to Viad Amended and Restated Credit Agreement]

KEYBANK NATIONAL ASSOCIATION

By:	/s/ Thomas A. Crandell

By: Thomas A. Crandell
Its: Senior Vice President

[Signature Page to Viad Amended and Restated Credit Agreement]

U.S. BANK NATIONAL ASSOCIATION

By:	/s/ Edward B. Hanson
Edward B. Hanson

Its: Vice President

[Signature Page to Viad Amended and Restated Credit Agreement]

WELLS FARGO BANK, N.A.

By:	/s/ Dhiren Desai
Dhiren Desai

Its:	Vice President

[Signature Page to Viad Amended and Restated Credit Agreement]

BOKF, NA d/b/a Bank of Arizona

By:	/s/ Meg DelBrocco
Meg DelBrocco
Senior Vice President

[Signature Page to Viad Amended and Restated Credit Agreement]

Bank of the West

By:	/s/ Joshua R. Shade
Joshua R. Shade

Its: Managing Director	Vice President

[Signature Page to Viad Amended and Restated Credit Agreement]

PRICING SCHEDULE

Applicable Margin	Level I Status	Level II Status	Level III Status	Level IV Status
Eurocurrency Rate	1.50%	1.75%	2.00%	2.25%
Floating Rate	.50%	.75%	1.00%	1.25%

Applicable Fee Rate	Level I Status	Level II Status	Level III Status	Level IV Status
Letter of Credit Fee	1.50%	1.75%	2.00%	2.25%
Commitment Fee	0.25%	0.30%	0.35%	0.40%

For the purposes of this Schedule, the following terms have the following meanings, subject to the final paragraph of this Schedule:
“Financials” means the annual or quarterly financial statements of the Borrower delivered pursuant to Section 6.1(i) or (ii).
“Level I Status” exists at any date if, as of the last day of the fiscal quarter of the Borrower referred to in the most recent Financials, the Leverage Ratio is less than or equal to 1.00 to 1.00.
“Level II Status” exists at any date if, as of the last day of the fiscal quarter of the Borrower referred to in the most recent Financials, (i) the Borrower has not qualified for Level I Status and (ii) the Leverage Ratio is less than or equal to 1.50 to 1.00.
“Level III Status” exists at any date if, as of the last day of the fiscal quarter of the Borrower referred to in the most recent Financials, (i) the Borrower has not qualified for Level I Status or Level II Status and (ii) the Leverage Ratio is less than or equal to 2.00 to 1.00.
“Level IV Status” exists at any date if, as of the last day of the fiscal quarter of the Borrower referred to in the most recent Financials, the Borrower has not qualified for Level I Status, Level II Status or Level III Status.
“Status” means either Level I Status, Level II Status, Level III Status or Level IV Status.
The Applicable Margin and Applicable Fee Rate shall be determined in accordance with the foregoing table based on the Borrower’s Status as reflected in the then most recent Financials. Adjustments, if any, to the Applicable Margin or Applicable Fee Rate shall be effective five Business Days after the Administrative Agent has received the applicable Financials. If the Borrower fails to deliver the Financials to the Administrative Agent at the time required pursuant to Section 6.1, then the Applicable Margin and Applicable Fee Rate shall be the highest Applicable Margin and Applicable Fee Rate set forth in the foregoing table until five days after such Financials are so delivered. Until adjusted after the Closing Date, Level III Status shall be deemed to exist.

COMMITMENT SCHEDULE

Lender	Revolving Commitment	Term Commitment	Total Commitment
JPMorgan Chase Bank, N.A.*	$29,166,666.67	$20,833,333.33	$50,000,000.00
Bank of America, N.A.*	$23,333,333.33	$16,666,666.67	$40,000,000.00
BMO Harris Bank, N.A.	$23,333,333.33	$16,666,666.67	$40,000,000.00
KeyBank National Association*	$23,333,333.33	$16,666,666.67	$40,000,000.00
U.S. Bank National Association*	$23,333,333.33	$16,666,666.67	$40,000,000.00
Wells Fargo Bank, N.A.*	$23,333,333.33	$16,666,666.67	$40,000,000.00
BOKF NA d/b/a/ Bank of Arizona	$14,583,333.34	$10,416,666.66	$25,000,000.00
Bank of the West	$14,583,333.34	$10,416,666.66	$25,000,000.00
Total	$175,000,000.00	$125,000,000.00	$300,000,000.00

*Indicates Existing Lenders.

EXECUTION VERSION

AMENDED AND RESTATED PLEDGE AND SECURITY AGREEMENT

THIS AMENDED AND RESTATED PLEDGE AND SECURITY AGREEMENT is entered into as of December 22, 2014 by and between Viad Corp, a Delaware corporation (the “Borrower”), and JPMorgan Chase Bank, N.A., a national banking association, in its capacity as Administrative Agent (the “Agent”) for the lenders party to the Credit Agreement referred to below.

PRELIMINARY STATEMENTS

A.The Borrower, Bank One, NA, a national banking association to which JPMorgan Chase Bank, N.A. is the successor by merger, as administrative agent, and certain financial institutions entered into a Credit Agreement dated as of June 30, 2004 (as previously amended or modified from time to time, the “Existing Credit Agreement”). The Borrower entered into the Security Agreement (as defined in the Existing Credit Agreement) (as previously amended, modified or affirmed, the “Existing Security Agreement”) in order to induce the Lenders to enter into and extend credit to the Borrower under the Existing Credit Agreement.

B.The Borrower, the Agent, the Lenders and Bank of America, N.A., BMO Harris Bank, N.A., Keybank National Association, U.S. Bank National Association and Wells Fargo Bank, N.A., as Co-Syndication Agents, are entering into an Amended and Restated Credit Agreement dated as of the date hereof (as it may be amended, restated and/or modified from time to time, the “Credit Agreement”), which amends and restates the Existing Credit Agreement. The Borrower is entering into this Amended and Restated Pledge and Security Agreement (as it may be amended, restated and/or modified from time to time, the “Security Agreement”) pursuant to the Credit Agreement and in order to induce the Lenders to enter into and extend credit to the Borrower under the Credit Agreement and to induce the Lenders and their Affiliates to enter into Rate Management Transactions with the Borrower and/or its Subsidiaries.

C.In connection with the foregoing, the Agent and the Borrower desire to amend and restate the Existing Security Agreement pursuant to and on the terms and conditions of this Agreement.

NOW THEREFORE, the Borrower and the Agent hereby agree (and agree that the Existing Security Agreement is amended and restated) as follows:

ARTICLE I
DEFINITIONS

1.1.    Terms Defined in Credit Agreement. All capitalized terms used herein and not otherwise defined shall have the meanings assigned to such terms in the Credit Agreement.

1.2.    Terms Defined in New York Uniform Commercial Code. Terms defined in the New York UCC which are not otherwise defined in this Security Agreement or in the Credit Agreement are used herein as defined in the New York UCC.

1.3.    Definitions of Certain Terms Used Herein. As used in this Security Agreement, in addition to the terms defined in the Preliminary Statement, the following terms shall have the following meanings:

“Accounts” shall have the meaning set forth in Article 9 of the New York UCC.

“Article” means a numbered article of this Security Agreement, unless another document is specifically referenced.

“Chattel Paper” shall have the meaning set forth in Article 9 of the New York UCC.

“Collateral” means all Accounts, Chattel Paper, Documents, Equipment, General Intangibles, Instruments, Inventory, Investment Property, Pledged Deposits, Pledged Shares, and Other Collateral, wherever located, in which the Borrower now has or hereafter acquires any right or interest, and the proceeds (including Stock Rights), insurance proceeds and products thereof and accessions thereto, together with all books and records, customer lists, credit files, computer files, programs, printouts and other computer materials and records related thereto.

“Commercial Tort Claims” shall have the meaning set forth in Article 9 of the New York UCC.

“Control” shall have the meaning set forth in Article 8 or, if applicable, in Section 9-104, 9-105, 9-106 or 9-107 of Article 9 of the New York UCC.

“Default” means an event described in Section 5.1.

“Deposit Accounts” shall have the meaning set forth in Article 9 of the New York UCC, but shall expressly exclude the Excluded Deposit Accounts.

“Documents” shall have the meaning set forth in Article 9 of the New York UCC.

“Equipment” shall have the meaning set forth in Article 9 of the New York UCC.

“Excluded Deposit Accounts” means Deposit Accounts specifically and exclusively used for payroll, payroll taxes and other employee wage and benefit payments to or for the benefit of the Borrower’s employees.

“Excluded Stock” means the Securities and other Investment Property described in Exhibit F hereto.

“Exhibit” refers to a specific exhibit to this Security Agreement, unless another document is specifically referenced.

“General Intangibles” shall have the meaning set forth in Article 9 of the New York UCC and shall include patents, trademarks, tradenames and other intellectual property.

“Governmental Authority” shall mean any Federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality or any court, in each case, whether of the United States or foreign.

“Instruments” shall have the meaning set forth in Article 9 of the New York UCC.

“Inventory” shall have the meaning set forth in Article 9 of the New York UCC.

“Investment Property” shall have the meaning set forth in Article 9 of the New York UCC.

“Lenders” means the lenders party to the Credit Agreement and their successors and assigns.

“New York UCC” means the New York Uniform Commercial Code as in effect from time to time.

“Obligations” means any and all existing and future indebtedness, obligation and liability of every kind, nature and character, direct or indirect, absolute or contingent (including all renewals, extensions and modifications thereof), of the Borrower to the Agent or any Lender or any branch, subsidiary or Affiliate thereof, arising under or pursuant to this Security Agreement, the Credit Agreement, any promissory note or notes now or hereafter issued under the Credit Agreement or any other Loan Document.

“Other Collateral” means any property of the Borrower (other than real estate or as otherwise provided herein) not included within the defined terms Accounts, Chattel Paper, Documents, Equipment, General Intangibles, Instruments, Inventory, Investment Property, Pledged Deposits, and Pledged Shares, including, without limitation, all cash on hand, letter-of-credit rights, letters of credit, Stock Rights and Deposit Accounts or other deposits (general or special, time or demand, provisional or final) with any bank or other financial institution, it being intended that the Collateral include all property of the Borrower other than real estate, except as otherwise provided herein.

“Pledged Deposits” means all time deposits of money (other than Deposit Accounts and Instruments), whether or not evidenced by certificates, which the Borrower may from time to time designate as pledged to the Agent as security for any Obligation, and all rights to receive interest on said deposits.

“Pledged Issuer” means a Person the securities or ownership interests of which have been pledged pursuant hereto.

“Pledged Shares” means (i) the shares of Capital Stock described in Exhibit E hereto issued by the Persons described in such Exhibit E (the “Existing Issuers”), (ii) the shares of Capital Stock at any time and from time to time acquired by such Pledgor of any and all Persons now or hereafter existing and required to be pledged to the Agent pursuant to the terms of the Credit Agreement (such Persons, together with the Existing Issuers, being hereinafter referred to collectively as the “Pledged Issuers” and individually as a “Pledged Issuer”), and (iii) the certificates representing such Capital Stock, all options and other rights, contractual or otherwise, in respect thereof, and all dividends, distributions, cash, Instruments, Investment Property and other property (including, but not limited to, any stock dividend and any distribution in connection with a stock split) from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of the foregoing; provided, however, if any Pledged Issuer is a Foreign Subsidiary, the security interest granted by the Borrower to the Agent shall be limited to 65% of the voting Capital Stock of such Pledged Issuer and 100% of the non-voting Capital Stock.

“Receivables” means the Accounts, Chattel Paper, Documents, Investment Property, Instruments or Pledged Deposits, and any other rights or claims to receive money which are General Intangibles or which are otherwise included as Collateral.

“Required Secured Parties” means (x) prior to an acceleration of the obligations under the Credit Agreement, the Required Lenders, (y) after an acceleration of the obligations under the Credit Agreement but prior to the date upon which the Credit Agreement has terminated by its terms and all of the obligations thereunder have been paid in full, Lenders and their Affiliates holding in the aggregate at least 51% of the total of (i) the unpaid principal amount of outstanding Advances and (ii) the aggregate net early termination payments and all other amounts then due and unpaid to the Lenders or their Affiliates under Rate Management Transactions, as determined by the Agent in its reasonable discretion, and (z) after the Credit Agreement has terminated by its terms and all of the obligations thereunder have been paid in full (whether or not the obligations under the Credit Agreement were ever accelerated), Lenders and their Affiliates holding in the aggregate at least 51% of the aggregate net early termination payments and all other amounts then due and unpaid to the Lenders or their Affiliates under Rate Management Transactions, as determined by the Agent in its reasonable discretion.

“Requirements of Law” means any law, rule, regulation, order, writ, judgment, injunction decree or award binding on the Borrower or any of its properties.

“Section” means a numbered section of this Security Agreement, unless another document is specifically referenced.

“Secured Obligations” means the Obligations, the Rate Management Obligations owed to one or more of the Lenders (including Lenders that have ceased to be a party to the Credit Agreement) or their Affiliates and all obligations in respect of overdrafts and related liabilities owed to one or more of the Lenders (including Lenders that have ceased to be a party to the Credit Agreement) or their Affiliates arising from treasury, depositary and cash management services or in connection with any automated clearinghouse transfer of funds; provided that (i) at or prior to the time that any transaction establishing a Rate Management Obligation or treasury, depositary or cash management services or automated clearinghouse transfer of funds is consummated, the Lender (other than JPMCB) party thereto or its Affiliate party thereto shall have delivered written notice to the Agent that such a transaction has been entered into and that it constitutes a Secured Obligation entitled to the benefits of the Collateral Documents and (ii) each “Secured Obligation” under the Existing Security Agreement shall constitute a “Secured Obligation” hereunder.”

“Security” has the meaning set forth in Article 8 of the New York UCC.

“Stock Rights” means any securities, dividends or other distributions and any other right or property which the Borrower shall receive or shall become entitled to receive for any reason whatsoever with respect to, in substitution for or in exchange for any securities or other ownership interests in a corporation, partnership, joint venture or limited liability company constituting Collateral and any securities, any right to receive securities and any right to receive earnings, in which the Borrower now has or hereafter acquires any right, issued by an issuer of such securities.

“Unrestricted Subsidiary Stock” means the Capital Stock of any Subsidiary that the Borrower is not required to pledge to the Agent pursuant to Section 6.22 of the Credit Agreement.

The foregoing definitions shall be equally applicable to both the singular and plural forms of the defined terms.

ARTICLE II
GRANT OF SECURITY INTEREST

The Borrower hereby pledges, assigns and grants to the Agent, on behalf of and for the ratable benefit of the Agent and the Lenders and (to the extent specifically provided herein) their Affiliates, a security interest in all of the Borrower’s right, title and interest in and to the Collateral to secure the prompt and complete payment and performance of the Secured Obligations. Notwithstanding any of the other provisions set forth in this Article II, this Security Agreement shall not constitute a grant of a security interest in (and the term “Collateral” shall not include) (i) the Excluded Stock and (ii) Unrestricted Subsidiary Stock.

ARTICLE III
REPRESENTATIONS AND WARRANTIES

The Borrower represents and warrants to the Agent and the Lenders as of the Effective Date:

3.1.    Title, Authorization, Validity and Enforceability. The Borrower has good and valid rights in or the power to transfer the Collateral and title to the Collateral with respect to which it has purported to grant a security interest hereunder, free and clear of all Liens except for Liens permitted under Section 4.1.6, and has full power and authority to grant to the Agent the security interest in such Collateral pursuant hereto. The execution and delivery by the Borrower of this Security Agreement has been duly authorized by proper corporate proceedings, and this Security Agreement constitutes a legal, valid and binding obligation of the Borrower and creates or continues a security interest which is enforceable against the Borrower in all now owned and hereafter acquired Collateral to the extent governed by Articles 8 and 9 of the New York UCC. When financing statements have been filed in the appropriate offices against the Borrower in the locations listed on Exhibit “D”, the Agent will have a fully perfected first priority security interest in that Collateral in which a security interest may be perfected by filing under the New York UCC, subject only to Liens permitted under Section 6.15 (i) – (v) and (vii) – (viii) of the Credit Agreement.

3.2.    Conflicting Laws and Contracts. Neither the execution and delivery by the Borrower of this Security Agreement, the creation and perfection of the security interest in the Collateral granted hereunder, nor compliance with the terms and provisions hereof will (i) violate any law, rule, regulation, order, writ, judgment, injunction, decree or award binding on the Borrower, (ii) violate the Borrower’s certificate of incorporation or by-laws, (iii) violate the provisions of any indenture, instrument or agreement to which the Borrower is a party or is subject, or by which it, or its property, is bound, or conflict with or constitute a default thereunder, except where such violation, conflict or default could not reasonably be expected to result in a Default under Section 7.5 of the Credit Agreement or a Material Adverse Effect, or (iv) result in the creation or imposition of any Lien pursuant to the terms of any material indenture, instrument or agreement to which the Borrower is a party or is subject, or by which it, or its property, is bound (other than any Lien of the Agent on behalf of the Lenders).

3.3.    Type and Jurisdiction of Organization. The Borrower is a corporation organized under the laws of the State of Delaware.

3.4.    Principal Location. The Borrower’s mailing address and the location of its place of business (if it has only one) or its chief executive office (if it has more than one place of business), as of the date hereof, are disclosed in Exhibit “A”; the Borrower has no other places of business as of the date hereof except those set forth in Exhibit “A”.

3.5.    Property Locations. As of the date hereof, (a) the Inventory, Equipment and Fixtures (other than Inventory, Equipment or Fixtures having an aggregate fair market value not in excess of an amount equal to (i) $5,000,000 minus (ii) the aggregate fair market value of Inventory, Equipment and Fixtures of Guarantors party to the Subsidiary Security Agreement which are not located at the locations described in Exhibit “A” thereto or in other locations not resulting in a breach of Section 4.1.7 thereof) are located solely at the locations described in Exhibit “A” or in other locations not resulting in a breach of Section 4.1.7(d) and (b) all of said locations are owned by the Borrower except for locations (i) which are leased by the Borrower as lessee and designated in Part B of Exhibit “A” and (ii) at which Inventory is held in a public warehouse or is otherwise held by a bailee or on consignment as designated in Part C of Exhibit “A”, with respect to which Inventory the Borrower has, to the extent requested by the Agent, delivered bailment agreements, warehouse receipts, financing statements or other documents satisfactory to the Lenders to protect the Agent’s security interest in such Inventory.

3.6.    No Other Names. Except as set forth on Schedule 3.6 hereto, the Borrower has not conducted business under any name in the last five (5) years except the name in which it has executed this Security Agreement, which is the exact name as it appears in the Borrower’s organizational documents, as amended, as filed with the Borrower’s jurisdiction of organization.

3.7.    Accounts and Chattel Paper. The names of the obligors, amounts owing, due dates and other information with respect to the Accounts and Chattel Paper are and will be correctly stated in all material respects in all records of the Borrower relating thereto and in all invoices and reports with respect thereto furnished to the Agent by the Borrower from time to time. As of the time when each Account or each item of Chattel Paper arises, the Borrower shall be deemed to have represented and warranted that such Account or Chattel Paper, as the case may be, and all records relating thereto, are genuine and in all material respects what they purport to be.

3.8.    Filing Requirements. As of the date hereof, (a) none of the Equipment is covered by any certificate of title, except for the vehicles described in Part A of Exhibit “B” and (b) none of the Collateral is of a type for which security interests or liens may be perfected by filing under any federal statute except for (i) the vehicles described in Part B of Exhibit “B” and (ii) patents, trademarks and copyrights held by the Borrower and described in Part C of Exhibit “B”.

3.9.    No Financing Statements. Except as set forth on Schedule 3.9 hereto, no financing statement describing all or any portion of the Collateral which has not lapsed or been terminated naming the Borrower as debtor has been filed in any jurisdiction except financing statements naming the Agent as the secured party and financing statements filed from time to time in connection with Liens permitted under Section 4.1.6.

3.10.    Federal Employer Identification Number. The Borrower’s Federal employer identification number is 36-1169950.

3.11.    State Organization Number. The Borrower’s Delaware State organization number is 2281868.

3.12.    Pledged Securities and Other Investment Property. Exhibit “C” sets forth a complete and accurate list of the Instruments, Securities and other Investment Property constituting Collateral that were delivered to the Agent, which are all of the Instruments, Securities and Investment Property constituting Collateral owned by the Borrower as of the date hereof other than the Pledged Shares. The Borrower is the direct and beneficial owner of each Instrument, Security and other type of Investment Property listed on Exhibit “C” as being owned by it, free and clear of any Liens, except for the security interest granted to the Agent for the benefit of the Lenders hereunder and Liens permitted under Section 4.1.6 and except to the extent the same are disposed of after the date hereof in a transaction not prohibited by the Loan Documents.
3.13.    Pledged Shares. The Borrower is the direct and beneficial owner of the Pledged Shares listed on Exhibit “E” as being owned by it, free and clear of any Liens, except for the security interest granted to the Agent for the benefit of the Lenders hereunder and Liens permitted under Section 4.1.6 and except to the extent the same are disposed of after the date hereof in a transaction not prohibited by the Loan Documents. The Borrower further represents and warrants that (i) all such Pledged Shares have been (to the extent such concepts are relevant with respect to such Pledged Shares) duly and validly issued, are fully paid and non-assessable, and (ii) with respect to any Pledged Shares delivered to the Agent representing an ownership interest in a partnership or limited liability company, either such certificates are Securities as defined in Article 8 of the Uniform Commercial Code of the applicable jurisdiction as a result of actions by the issuer or otherwise, or, if such Pledged Shares are not Securities, the Borrower has so informed the Agent so that the Agent may take steps to perfect its security interest therein as a General Intangible.
ARTICLE IV
COVENANTS

From the date of this Security Agreement, and thereafter until this Security Agreement is terminated:

4.1.    General.

4.1.1.    Inspection. The Borrower will permit the Agent or any Lender, by its representatives and agents (i) to inspect the Collateral, (ii) to examine and make copies of the records of the Borrower relating to the Collateral and (iii) to discuss the Collateral and the related records of the Borrower with, and to be advised as to the same by, the Borrower’s officers and employees (and, in the case of any Receivable, with any person or entity which is or may be obligated thereon), all upon reasonable prior notice and at such reasonable times and intervals as the Agent or such Lender may determine, and all at the Borrower’s expense.

4.1.2.    Taxes. The Borrower will pay when due all taxes, assessments and governmental charges and levies upon the Collateral, except those which are being contested in good faith by appropriate proceedings and with respect to which adequate reserves have been set aside in accordance with GAAP.

4.1.3.    Records and Reports; Notification of Default. The Borrower will maintain in all material respects complete and accurate books and records with respect to the Collateral, and furnish to the Agent, with sufficient copies for each of the Lenders, such reports relating to the Collateral as the Agent shall from time to time request. The Borrower will give prompt notice in writing to the Agent and the Lenders after becoming aware of any material adverse fact or condition which bears upon the value of the Collateral including any adverse fact or condition, or the occurrence of any event, which causes material loss or depreciation in the value of any material item of the Collateral (ordinary wear and tear excepted) and the amount of such loss or depreciation.

4.1.4.    Financing Statements and Other Actions; Defense of Title. The Borrower hereby authorizes the Agent to file, and if requested will execute and deliver to the Agent, all financing statements and other documents including, without limitation, UCC financing statements and amendments thereof and notices to be filed with US PTO and/or the US Copyright Office and take such other actions (including, as applicable, using commercially reasonable efforts to obtain customary collateral access agreements) as may from time to time be requested by the Agent in order to maintain, except as otherwise permitted in any Loan Document, a first perfected security interest in and, if applicable, Control of, the Collateral. The Borrower will take any and all actions necessary to defend title to the Collateral against all persons and to defend the security interest of the Agent in the Collateral and the priority thereof against any Lien not expressly permitted hereunder.

4.1.5.    Disposition of Collateral. The Borrower will not sell, lease or otherwise dispose of the Collateral except (i) sales, leases or other dispositions specifically permitted pursuant to Section 6.13 of the Credit Agreement and (ii) until such time as the Borrower receives a notice from the Agent pursuant to Article VII, proceeds of Inventory and Accounts collected in the ordinary course of business.

4.1.6.    Liens. The Borrower will not create, incur, or suffer to exist any Lien on the Collateral except (i) the security interest created by this Security Agreement, and (ii) other Liens permitted pursuant to Section 6.15 of the Credit Agreement.

4.1.7.    Change in Corporate Existence, Type or Jurisdiction of Organization, Location, Name. The Borrower will:

(a)
preserve its existence as a corporation and not, in one transaction or a series of related transactions, merge into or consolidate with any other entity (except as permitted by Section 6.12 of the Credit Agreement), or sell all or substantially all of its assets;

(b)	not change its state of organization;

(c)	not maintain its place of business (if it has only one) or its chief executive office (if it has more than one place of business) at a location other than a location specified on Exhibit “A;” and

(d))
not (i) have any Inventory or Equipment or proceeds or products thereof (other than (A) Inventory and proceeds thereof disposed of as permitted by Section 4.1.5, (B) Inventory and Equipment located at or in transit to conventions, trade shows or other similar events in the ordinary course of business or (C) Inventory and Equipment having an aggregate fair market value not in excess of $100,000 for all locations) at a location other than a location specified in Exhibit “A”, (ii) change its name or taxpayer identification number or (iii) change its mailing address, unless the Borrower shall have given the Agent not less than 10 Business Days’ prior written notice of such event or occurrence (or in the event of a movement of Inventory or Equipment in connection with the change of an office of the Borrower and/or its Subsidiaries, notice no later than 45 days after the end of the fiscal quarter in which such movement takes place) and the Agent shall have either (x) determined that such event or occurrence will not adversely affect the validity, perfection or priority of the Agent’s security interest in the Collateral, or (y) taken such steps (with the cooperation of the Borrower to the extent reasonably necessary or advisable) as are reasonably necessary or advisable to properly maintain the validity, perfection and priority of the Agent’s security interest in the Collateral, such steps to include, as applicable, the obtaining of customary collateral access agreements..

4.1.8.    Other Financing Statements. The Borrower will not sign or authorize the signing on its behalf or the filing of any financing statement naming it as debtor covering all or any portion of the Collateral, except as permitted by Section 4.1.6.

4.2.    Receivables.

4.2.1.    Certain Agreements on Receivables. The Borrower will not make or agree to make any discount, credit, rebate or other reduction in the original amount owing on a Receivable in excess of $100,000 or accept in satisfaction of a Receivable in excess of $100,000 less than the original amount thereof, except that, prior to the occurrence of a Default, the Borrower may reduce the amount of Accounts arising from the sale of Inventory or the delivery of services in accordance with its present policies and in the ordinary course of business.

4.2.2.    Collection of Receivables. Except as otherwise provided in this Security Agreement, the Borrower will collect and enforce, at the Borrower’s sole expense, all amounts due or hereafter due to the Borrower under the Receivables in accordance with its customary collection policies and in the ordinary course of business.

4.2.3.    Delivery of Invoices. To the extent reasonably practicable under the circumstances, the Borrower will deliver to the Agent immediately upon its request after the occurrence of a Default duplicate invoices with respect to each Account bearing such language of assignment as the Agent shall specify.

4.2.4.    Disclosure of Counterclaims on Receivables. If (i) any discount, credit or agreement to make a rebate or to otherwise reduce the amount owing on a Receivable in excess of $100,000 exists or (ii) if, to the knowledge of the Borrower, any dispute, setoff, claim, counterclaim or defense exists or has been asserted or threatened with respect to a Receivable in excess of $100,000, the Borrower will disclose such fact to the Agent in writing in connection with the inspection by the Agent of any record of the Borrower relating to such Receivable and in connection with any invoice or report furnished by the Borrower to the Agent relating to such Receivable.

4.3.    Inventory and Equipment.

4.3.1.    Maintenance of Goods. The Borrower will do all things necessary to maintain, preserve, protect and keep the Inventory and the Equipment in good repair and working and saleable condition, ordinary wear and tear and damage from condemnation or casualty excepted.

4.3.2.    Insurance. The Borrower will (i) maintain fire and extended coverage insurance on the Inventory and Equipment containing a lender’s loss payable clause in favor of the Agent, on behalf of the Lenders, and providing that said insurance will not be terminated except after at least 30 days’ written notice from the insurance company to the Agent, (ii) maintain such other insurance on the collateral for the benefit of the Agent as the Agent shall from time to time request, (iii) upon the request of the Agent from time to time, make the originals of all policies of insurance on the Collateral available for inspection at Borrower’s offices and furnish to the Agent certificates with respect to such insurance and (iv) maintain general liability insurance naming the Agent, on behalf of the Lenders, as an additional insured; provided, that the foregoing insurance policies and programs may be subject to such deductibles or self-insurance amounts as reflect coverage that is reasonably consistent with prudent industry practices.

4.3.3.    Titled Vehicles. If requested by the Agent following a Default, the Borrower will give the Agent notice of its acquisition of any vehicle covered by a certificate of title (other than a vehicle that is subject to a purchase money security interest permitted by Section 6.15 of the Credit Agreement) and deliver to the Agent, upon request, the original of any vehicle title certificate and do all things necessary to have the Lien of the Agent noted on any such certificate. So long as no Default shall have occurred and be continuing, upon the request of Borrower, the Agent shall execute and deliver to Borrower such instruments as Borrower shall reasonably request to remove any notation of the Agent as lienholder on any certificate of title for any vehicle; provided, that any such instruments shall be delivered, and the release effective, only upon receipt by the Agent of a certificate from Borrower, stating that the vehicle, the Lien on which is to be released, is to be sold in accordance with Section 4.1.5 or has suffered a casualty loss (with title thereto passing to the casualty insurance company therefor in settlement of the claim for such loss), and the amount that such Grantor will receive as sale proceeds or insurance proceeds.

4.4.    Instruments, Securities, Chattel Paper, Documents and Pledged Deposits. The Borrower will (i) to the extent it has not previously delivered same to the Agent, deliver to the Agent immediately upon execution of this Security Agreement the originals of all Chattel Paper, certificated Securities and Instruments constituting Collateral (if any then exist), (ii) hold in trust for the Agent upon receipt and immediately thereafter deliver to the Agent any Chattel Paper, Securities and Instruments constituting Collateral, (iii) upon the designation of any Pledged Deposits (as set forth in the definition thereof), deliver to the Agent such Pledged Deposits which are evidenced by certificates included in the Collateral endorsed in blank, marked with such legends and assigned as the Agent shall specify, and (iv) upon the Agent’s request, after the occurrence and during the continuance of a Default, deliver to the Agent (and thereafter hold in trust for the Agent upon receipt and immediately deliver to the Agent) any Document evidencing or constituting Collateral.

4.5.    Uncertificated Securities and Certain Other Investment Property. The Borrower will permit the Agent from time to time to cause the appropriate issuers (and, if held with a securities intermediary, such securities intermediary) of uncertificated securities or other types of Investment Property not represented by certificates which are Collateral to mark their books and records with the numbers and face amounts of all such uncertificated securities or other types of Investment Property not represented by certificates and all rollovers and replacements therefor to reflect the Lien of the Agent granted pursuant to this Security Agreement. The Borrower will give prompt notice to the Agent of its acquisition of ownership of uncertificated securities which are Collateral and, upon the request of the Agent, the Borrower will take any actions necessary to cause (i) the issuers of uncertificated securities which are Collateral and which are Securities and (ii) any financial intermediary which is the holder of any Investment Property which is Collateral, to cause the Agent to have and retain Control over such Securities or other Investment Property. Without limiting the foregoing, the Borrower will, with respect to Investment Property held with a financial intermediary, cause such financial intermediary to enter into a control agreement with the Agent in form and substance satisfactory to the Agent. Without limiting the foregoing, the Borrower will, with respect to Investment Property held with a financial intermediary, cause such financial intermediary to enter into a control agreement with the Agent in form and substance satisfactory to the Agent.

4.6.    Stock and Other Ownership Interests.

4.6.1.    Changes in Capital Structure of Issuers. Except to the extent permitted under the Credit Agreement, the Borrower will not (i) permit or suffer any Pledged Issuer to dissolve, liquidate, retire any of its Capital Stock or other Instruments or Securities evidencing ownership, reduce its capital or merge or consolidate with any other entity, or (ii) vote any of the Pledged Shares in favor of any of the foregoing.

4.6.2.    Issuance of Additional Securities. Except to the extent permitted under the Credit Agreement, the Borrower will not permit or suffer any Pledged Issuer which is a Subsidiary to issue any securities or other ownership interests, any right to receive the same or any right to receive earnings.

4.6.3.    Registration of Pledged Securities and other Investment Property. The Borrower will permit any registerable Collateral to be registered in the name of the Agent or its nominee at any time at the option of the Agent or the Required Secured Parties.

4.6.4.    Exercise of Rights in Pledged Securities and other Investment Property. The Borrower will permit the Agent or its nominee at any time after the occurrence of a Default, without notice, to exercise all voting and corporate rights relating to the Collateral, including, without limitation, exchange, subscription or any other rights, privileges, or options pertaining to any corporate securities or other ownership interests or Investment Property in or of a corporation, partnership, joint venture or limited liability company constituting Collateral and the Stock Rights as if it were the absolute owner thereof.

4.6.5.    Dividends and Distributions. The Agent may at any time after the occurrence of a Default, by giving the Borrower written notice, elect to require that any distributions or dividends on any Securities or Investment Property received by Borrower be paid directly to the Agent for the benefit of the Lenders. Upon receipt of any such notice from the Agent, the Borrower shall thereafter hold in trust for the Agent, on behalf of the Lenders, all amounts and proceeds received by it with respect to such dividends or distributions and immediately and at all times thereafter deliver to the Agent all such amounts and proceeds in the same form as so received, whether by cash, check, draft or otherwise, with any necessary endorsements. The Agent shall hold and apply funds so received as provided by the terms of Sections 7.3 and 7.4.
4.6.6.    Foreign Subsidiaries. The Borrower agrees that the security interest in the Pledged Shares of Capital Stock of any Foreign Subsidiary purported to be granted in favor of the Agent may be supplemented by one or more separate pledge agreements, deeds of pledge, share charges, or other similar agreements or instruments, executed and delivered by the Borrower in favor of the

Agent, which pledge agreements the Borrower agrees to execute or cause to be executed and which will provide for the pledge of such shares of Capital Stock in accordance with the laws of any jurisdiction outside of the United States of America under which such Foreign Subsidiary is organized or formed. With respect to such shares of Capital Stock of any Foreign Subsidiary, the Agent may, at any time and from time to time, in it is reasonable discretion, take actions in such foreign jurisdictions necessary to perfect the security interest created in such shares of Capital Stock, without the consent of the Borrower.

4.6.7.    Margin Stock. Notwithstanding anything in the Credit Agreement or any Loan Document to the contrary, the Borrower will not acquire any margin stock (as defined in Regulation U) except to the extent permitted by Section 6.14(vii) of the Credit Agreement.

4.7.    Pledged Deposits. The Borrower will not withdraw all or any portion of any Pledged Deposit or fail to rollover said Pledged Deposit without the prior written consent of the Agent.

4.8.    Deposit Accounts. The Borrower will (i) upon the Agent’s request, cause each bank or other financial institution in which it maintains (a) a Deposit Account to enter into a control agreement with the Agent, in form and substance satisfactory to the Agent in order to give the Agent Control of the Deposit Account or (b) other deposits (general or special, time or demand, provisional or final and specifically excluding the Excluded Deposit Accounts) to be notified of the security interest granted to the Agent hereunder and cause each such bank or other financial institution to acknowledge such notification in writing and (ii) upon the Agent’s request after the occurrence and during the continuance of a Default, deliver to each such bank or other financial institution a letter, in form and substance acceptable to the Agent, transferring ownership of the Deposit Account to the Agent or transferring dominion and control over each such other deposit to the Agent. In the case of deposits maintained with Lenders, the terms of such letter shall be subject to the provisions of the Credit Agreement regarding setoffs.

4.9.    Letter-of-Credit Rights. The Borrower will upon the Agent’s request, cause each issuer of a letter of credit, to consent to the assignment of proceeds of the letter of credit in order to give the Agent Control of the letter-of-credit rights to such letter of credit.

4.10.    Federal, State or Municipal Claims. The Borrower will notify the Agent of any Collateral which constitutes a claim against the United States government or any state or local government or any instrumentality or agency thereof, the assignment of which claim is restricted by federal, state or municipal law.

4.11.    Commercial Tort Claims. The Borrower will notify the Agent of any and all Commercial Tort Claims, including, but not limited to, any and all actions, suits and proceedings before any court or Governmental Authority by or affecting the Borrower and (ii) execute and deliver such statements, documents and notices and do and cause to be done all such things as may be reasonably required by the Agent, or required by law, including all things which may from time to time be necessary under the New York UCC to fully create preserve, perfect and protect the priority of the Agent’s security interest in any such Commercial Tort Claims.

ARTICLE V
DEFAULT

5.1.    The occurrence of any one or more of the following events shall constitute a Default:

5.1.1.    Any representation or warranty made by or on behalf of the Borrower under or in connection with this Security Agreement shall be materially false as of the date on which made.

5.1.2.    The breach by the Borrower of any of the terms or provisions of Sections 4.1.2, 4.1.5, 4.1.6, 4.1.7, 4.2.1, 4.3.2, 4.3.3, 4.4, 4.5, 4.6, 4.7 or Article VII.

5.1.3.    The breach by the Borrower (other than a breach which constitutes a Default under Section 5.1.1 or 5.1.2) of any of the terms or provisions of this Security Agreement which is not remedied within 30 days after the giving of written notice to the Borrower by the Agent.

5.1.4.    Any material portion of the Collateral shall be transferred or otherwise disposed of, either voluntarily or involuntarily, in any manner not permitted by Section 4.1.5 or 8.7.

5.1.5.    Any Secured Obligation shall not be paid when due (after giving effect to applicable periods of grace under the Credit Agreement), whether at stated maturity, upon acceleration, or otherwise.

5.1.6.    The occurrence of any “Default” under, and as defined in, the Credit Agreement.

5.1.7.    Any limited partnership interests or ownership interests in a limited liability company which are included within the Collateral shall at any time constitute a Security or the issuer of any such interests shall take any action to have such interests treated as a Security unless (i) all certificates or other documents constituting such Security have been delivered to the Agent and such Security is properly defined as such under Article 8 of the Uniform Commercial Code of the applicable jurisdiction, whether as a result of actions by the issuer thereof or otherwise, or (ii) the Agent has entered into a control agreement with the issuer of such Security or with a securities intermediary relating to such Security and such Security is defined as such under Article 8 of the Uniform Commercial Code of the applicable jurisdiction, whether as a result of actions by the issuer thereof or otherwise.

5.2.    Acceleration and Remedies. Upon the acceleration of the obligations under the Credit Agreement pursuant to Section 8.1 thereof, the Obligations and, to the extent provided for under the Rate Management Transactions evidencing the same, the Rate Management Obligations, shall immediately become due and payable without presentment, demand, protest or notice of any kind, all of which are hereby expressly waived, and the Agent may, with the concurrence or at the direction of the Required Secured Parties, exercise any or all of the following rights and remedies:

5.2.1.    Those rights and remedies provided in this Security Agreement, the Credit Agreement, or any other Loan Document, provided that this Section 5.2.1 shall not be understood to limit any rights or remedies available to the Agent and the Lenders prior to a Default.

5.2.2.    Those rights and remedies available to a secured party under the New York UCC (whether or not the New York UCC applies to the affected Collateral) or under any other applicable law (including, without limitation, any law governing the exercise of a bank’s right of setoff or bankers’ lien) when a debtor is in default under a security agreement.

5.2.3.    Without notice except as specifically provided in Section 8.1 or elsewhere herein, sell, lease, assign, grant an option or options to purchase or otherwise dispose of the Collateral or any part thereof in one or more parcels at public or private sale, for cash, on credit or for future delivery, and upon such other terms as the Agent may deem commercially reasonable.

The Agent may comply with any applicable state or federal law requirements in connection with a disposition of the Collateral and compliance will not be considered to adversely affect the commercial reasonableness of any sale of the Collateral.

If, after the Credit Agreement has terminated by its terms and all of the Obligations have been paid in full, there remain Rate Management Obligations outstanding, the Required Secured Parties may exercise the remedies provided in this Section 5.2 upon the occurrence of any event which would allow or require the termination or acceleration of any Rate Management Obligations pursuant to the terms of the agreement governing any Rate Management Transaction.

5.3.    Debtor’s Obligations Upon Default. Upon the request of the Agent after the occurrence of a Default, the Borrower will:

5.3.1.    Assembly of Collateral. Assemble and make available to the Agent the Collateral and all records relating thereto at any place or places reasonably specified by the Agent.

5.3.2.    Secured Party Access. Permit the Agent, by the Agent’s representatives and agents, to enter any premises where all or any part of the Collateral, or the books and records relating thereto, or both, are located, to take possession of all or any part of the Collateral and to remove all or any part of the Collateral.

5.4.    License. The Agent is hereby granted a license or other right to use, following the occurrence and during the continuance of a Default, without charge, the Borrower’s labels, patents, copyrights, rights of use of any name, trade secrets, trade names, trademarks, service marks, customer lists and advertising matter, or any property of a similar nature, as it pertains to the Collateral, in completing production of, advertising for sale, and selling any Collateral, and, following the occurrence and during the continuance of a Default, the Borrower’s rights under all licenses and all franchise agreements shall inure to the Agent’s benefit. In addition, the Borrower hereby irrevocably agrees that the Agent may, following the occurrence and during the continuance of a Default, sell any of the Borrower’s Inventory directly to any person, including without limitation persons who have previously purchased the Borrower’s Inventory from the Borrower and in connection with any such sale or other enforcement of the Agent’s rights under this Agreement, may sell Inventory which bears any trademark owned by or licensed to the Borrower and any Inventory that is covered by any copyright owned by or licensed to the Borrower and the Agent may finish any work in process and affix any trademark owned by or licensed to the Borrower and sell such Inventory as provided herein.

ARTICLE VI

WAIVERS, AMENDMENTS AND REMEDIES

No delay or omission of the Agent or any Lender to exercise any right or remedy granted under this Security Agreement shall impair such right or remedy or be construed to be a waiver of any Default or an acquiescence therein, and any single or partial exercise of any such right or remedy shall not preclude any other or further exercise thereof or the exercise of any other right or remedy. No waiver, amendment or other variation of the terms, conditions or provisions of this Security Agreement whatsoever shall be valid unless in writing signed by the Agent (with the concurrence or at the direction of the Lenders to the extent required under Section 8.2 of the Credit Agreement) and then only to the extent in such writing specifically set forth. All rights and remedies contained in this Security Agreement or by law afforded shall be cumulative and all shall be available to the Agent and the Lenders until the Secured Obligations have been paid in full.

ARTICLE VII
PROCEEDS; COLLECTION OF RECEIVABLES

7.1.    Lockboxes. Upon request of the Agent after the occurrence of a Default or Unmatured Default, the Borrower shall execute and deliver to the Agent irrevocable lockbox agreements in the form provided by or otherwise acceptable to the Agent, which agreements shall be accompanied by an acknowledgment by the bank where the lockbox is located of the Lien of the Agent granted hereunder and of irrevocable instructions to wire all amounts collected therein to a special collateral account at the Agent.

7.2.    Collection of Receivables. The Agent may at any time after the occurrence of a Default, by giving the Borrower written notice, elect to require that the Receivables be paid directly to the Agent for the benefit of the Lenders. In such event, the Borrower shall, and shall permit the Agent to, promptly notify the account debtors or obligors under the Receivables of the Lenders’ interest therein and direct such account debtors or obligors to make payment of all amounts then or thereafter due under the Receivables directly to the Agent. Upon receipt of any such notice from the Agent, the Borrower shall thereafter hold in trust for the Agent, on behalf of the Lenders, all amounts and proceeds received by it with respect to the Receivables and Other Collateral and immediately and at all times thereafter deliver to the Agent all such amounts and proceeds in the same form as so received, whether by cash, check, draft or otherwise, with any necessary endorsements. The Agent shall hold and apply funds so received as provided by the terms of Sections 7.3 and 7.4.

7.3.    Special Collateral Account. If a Default has occurred and is continuing, the Agent may require all cash proceeds of the Collateral to be deposited in a special non-interest bearing cash collateral account with the Agent and held there as security for the Secured Obligations. The Borrower shall have no control whatsoever over said cash collateral account. The Agent may (and shall, at the direction of the Required Lenders), from time to time, apply the collected balances in said cash collateral account to the payment of the Secured Obligations whether or not the Secured Obligations shall then be due.

7.4.    Application of Proceeds. The proceeds of the Collateral shall be applied by the Agent to payment of the Secured Obligations in the following order unless a court of competent jurisdiction shall otherwise direct:
(a)    FIRST, to payment of all costs and expenses of the Agent incurred in connection with the collection and enforcement of the Secured Obligations or of the security interest granted to the Agent pursuant to this Security Agreement;

(b)	SECOND, to payment of all costs and expenses of the Lenders in protecting their rights hereunder;
(c)    THIRD, to payment of that portion of the Secured Obligations constituting accrued and unpaid interest and fees, and any fees, premiums and scheduled periodic payments due under Rate Management Transactions permitted by the Credit Agreement pro rata among the Lenders and their Affiliates in accordance with the amount of such accrued and unpaid interest, fees and scheduled periodic payments owing to each of them;
(d)    FOURTH, to payment of the principal of the Secured Obligations and the net early termination payments, breakage and any other Rate Management Obligations then due and unpaid from the Borrower to any of the Lenders or their Affiliates, pro rata among the Lenders and their Affiliates in accordance with the amount of such principal and such net early termination payments and other Rate Management Obligations then due and unpaid owing to each of them;
(e)    FIFTH, to payment of any Secured Obligations (other than those listed above) pro rata among those parties to whom such Secured Obligations are due in accordance with the amounts owing to each of them; and
(f)    SIXTH, the balance, if any, after all of the Secured Obligations have been satisfied, shall be deposited by the Agent into the Borrower’s general operating account with the Agent or as otherwise directed by the Borrower in a notice to the Agent.

ARTICLE VIII
GENERAL PROVISIONS

8.1.    Notice of Disposition of Collateral; Condition of Collateral. To the extent permitted by applicable law, the Borrower hereby waives notice of the time and place of any public sale or the time after which any private sale or other disposition of all or any part of the Collateral may be made. To the extent such notice may not be waived under applicable law, any notice made shall be deemed reasonable if sent to the Borrower, addressed as set forth in Article IX, at least ten days prior to (i) the date of any such public sale or (ii) the time after which any such private sale or other disposition may be made. Agent shall have no obligation to clean-up or otherwise prepare the Collateral for sale.

8.2.    Compromises and Collection of Collateral. The Borrower and the Agent recognize that setoffs, counterclaims, defenses and other claims may be asserted by obligors with respect to certain of the Receivables, that certain of the Receivables may be or become uncollectible in whole or in part and that the expense and probability of success in litigating a disputed Receivable may exceed the amount that reasonably may be expected to be recovered with respect to a Receivable. In view of the foregoing, the Borrower agrees that the Agent may at any time and from time to time, if a Default has occurred and is continuing, compromise with the obligor on any Receivable, accept in full payment of any Receivable such amount as the Agent in its sole discretion shall determine or abandon any Receivable, and any such action by the Agent shall be commercially reasonable so long as the Agent acts in good faith based on information known to it at the time it takes any such action.

8.3.    Secured Party Performance of Debtor Obligations. Without having any obligation to do so, the Agent may perform or pay any obligation which the Borrower has agreed to perform or pay in this Security Agreement and the Borrower shall reimburse the Agent for any amounts paid by the Agent pursuant to this Section 8.3. The Borrower’s obligation to reimburse the Agent pursuant to the preceding sentence shall be a Secured Obligation payable on demand.

8.4.    Authorization for Secured Party to Take Certain Action. The Borrower irrevocably authorizes the Agent at any time and from time to time in the sole discretion of the Agent and appoints the Agent as its attorney in fact (i) to execute on behalf of the Borrower as debtor and to file financing statements necessary or desirable in the Agent’s sole discretion to perfect and to maintain the perfection and priority of the Agent’s security interest in the Collateral, (ii) to indorse and collect any cash proceeds of the Collateral, (iii) to file a carbon, photographic or other reproduction of this Security Agreement or any financing statement with respect to the Collateral as a financing statement and to file any other financing statement or amendment of a financing statement (which does not add new collateral or add a debtor) in such offices as the Agent in its sole discretion deems necessary or desirable to perfect and to maintain the perfection and priority of the Agent’s security interest in the Collateral, (iv) to contact and enter into one or more agreements with the issuers of uncertificated securities which are Collateral and which are Securities or with financial intermediaries holding other Investment Property as may be necessary or advisable to give the Agent Control over such Securities or other Investment Property, (v) subject to the terms of Section 4.1.5, to enforce payment of the Receivables in the name of the Agent or the Borrower, (vi) to apply the proceeds of any Collateral received by the Agent to the Secured Obligations as provided in Article VII and (vii) to discharge past due taxes, assessments, charges, fees or Liens on the Collateral (except for such Liens as are specifically permitted hereunder), and the Borrower agrees to reimburse the Agent on demand for any payment made or any expense incurred by the Agent in connection therewith, provided that this authorization shall not relieve the Borrower of any of its obligations under this Security Agreement or under the Credit Agreement.

8.5.    Specific Performance of Certain Covenants. The Borrower acknowledges and agrees that a breach of any of the covenants contained in Sections 4.1.5, 4.1.6, 4.4, 5.3, or 8.7 or in Article VII will cause irreparable injury to the Agent and the Lenders, that the Agent and Lenders have no adequate remedy at law in respect of such breaches and therefore agrees, without limiting the right of the Agent or the Lenders to seek and obtain specific performance of other obligations of the Borrower contained in this Security Agreement, that, in such case, the covenants of the Borrower contained in the Sections referred to in this Section 8.5 shall be specifically enforceable against the Borrower.

8.6.    Use and Possession of Certain Premises. Upon the occurrence of a Default, the Agent shall be entitled to occupy and use any premises owned or leased by the Borrower where any of the Collateral or any records relating to the Collateral are located until the Secured Obligations are paid or the Collateral is removed therefrom, whichever first occurs, without any obligation to pay the Borrower for such use and occupancy.

8.7.    Dispositions Not Authorized. The Borrower is not authorized to sell or otherwise dispose of the Collateral except as set forth in Section 4.1.5 and notwithstanding any course of dealing between the Borrower and the Agent or other conduct of the Agent, no authorization to sell or otherwise dispose of the Collateral (except as set forth in Section 4.1.5) shall be binding upon the Agent or the Lenders unless such authorization is in writing signed by the Agent with the consent or at the direction of the Required Lenders.

8.8.    Benefit of Agreement. The terms and provisions of this Security Agreement shall be binding upon and inure to the benefit of the Borrower, the Agent and the Lenders and their respective successors and assigns (including all persons who become bound as a debtor to this Security Agreement), except that the Borrower shall not have the right to assign its rights or delegate its obligations under this Security Agreement or any interest herein, without the prior written consent of the Agent.

8.9.    Survival of Representations. All representations and warranties of the Borrower contained in this Security Agreement shall survive the execution and delivery of this Security Agreement.

8.10.    Taxes and Expenses. Any taxes (including income taxes) payable or ruled payable by Federal or State authority in respect of this Security Agreement shall be paid by the Borrower, together with interest and penalties, if any. The Borrower shall reimburse the Agent for any and all reasonable out‑of‑pocket expenses and internal charges (including reasonable attorneys’, auditors’ and accountants’ fees and reasonable time charges of attorneys, paralegals, auditors and accountants who may be employees of the Agent) paid or incurred by the Agent in connection with the preparation, execution, delivery, administration, collection and enforcement of this Security Agreement and in the audit, analysis, administration, collection, preservation or sale of the Collateral (including the expenses and charges associated with any periodic or special audit of the Collateral). Any and all costs and expenses incurred by the Borrower in the performance of actions required pursuant to the terms hereof shall be borne solely by the Borrower.

8.11.    Headings. The title of and section headings in this Security Agreement are for convenience of reference only, and shall not govern the interpretation of any of the terms and provisions of this Security Agreement.

8.12.    Termination. This Security Agreement shall continue in effect (notwithstanding the fact that from time to time there may be no Secured Obligations outstanding) until (i) the Credit Agreement has terminated pursuant to its express terms and (ii) all of the Secured Obligations (other than contingent indemnification obligations as to which no claim has been asserted) have been indefeasibly paid and performed in full and no commitments of the Agent or the Lenders or any Facility LC which could give rise to any Secured Obligations are outstanding. It is the agreement and understanding of the parties hereto that the security interests granted by the Borrower pursuant to the Existing Security Agreement shall be continued and affirmed hereby and shall not be terminated by virtue of the execution and delivery hereof.

8.13.    Entire Agreement. This Security Agreement embodies the entire agreement and understanding between the Borrower and the Agent relating to the subject matter hereof and supersedes all prior agreements and understandings between the Borrower and the Agent relating thereto.

8.14.    CHOICE OF LAW. THIS SECURITY AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE INTERNAL LAWS (AND NOT THE LAW

OF CONFLICTS) OF THE STATE OF NEW YORK, BUT GIVING EFFECT TO FEDERAL LAWS APPLICABLE TO NATIONAL BANKS.

8.15.    Distribution of Reports. The Borrower authorizes the Agent, as the Agent may elect in its sole discretion, to discuss with and furnish to its affiliates and to the Lenders or to any other person or entity having an interest in the Secured Obligations (whether as a guarantor, pledgor of collateral, participant or otherwise) all financial statements, audit reports and other information pertaining to the Borrower and its Subsidiaries whether such information was provided by the Borrower or prepared or obtained by the Agent. Neither the Agent nor any of its employees, officers, directors or agents makes any representation or warranty regarding any audit reports or other analyses of the Borrower’s and its Subsidiaries’ condition which the Agent may in its sole discretion prepare and elect to distribute, nor shall the Agent or any of its employees, officers, directors or agents be liable to any person or entity receiving a copy of such reports or analyses for any inaccuracy or omission contained in or relating thereto.

8.16.    Indemnity. The Borrower hereby agrees to indemnify the Agent and the Lenders, and their respective successors, assigns, agents and employees, from and against any and all liabilities, damages, penalties, suits, reasonable costs, and out-of-pocket expenses of any kind and nature (including, without limitation, all expenses of litigation or preparation therefor whether or not the Agent or any Lender is a party thereto) imposed on, incurred by or asserted against the Agent or the Lenders, or their respective successors, assigns, agents and employees, in any way relating to or arising out of this Security Agreement, or the manufacture, purchase, acceptance, rejection, ownership, delivery, lease, possession, use, operation, condition, sale, return or other disposition of any Collateral (including, without limitation, latent and other defects, whether or not discoverable by the Agent or the Lenders or the Borrower, and any claim for patent, trademark or copyright infringement), except for any and all liabilities, damages, penalties, suits, reasonable costs and out-of-pocket expenses of any kind and nature resulting from the gross negligence or willful misconduct of the Agent or the applicable Lenders.

ARTICLE IX
NOTICES

9.1.    Sending Notices. Any notice required or permitted to be given under this Security Agreement shall be sent (and deemed received) in the manner and to the addresses set forth in Article XIII of the Credit Agreement.

9.2.    Change in Address for Notices. Each of the Borrower, the Agent and the Lenders may change the address for service of notice upon it by a notice in writing to the other parties.

ARTICLE X
THE AGENT

JPMorgan Chase Bank, N.A. has been appointed Agent for the Lenders hereunder pursuant to Article X of the Credit Agreement. It is expressly understood and agreed by the parties to this Security Agreement that any authority conferred upon the Agent hereunder is subject to the terms of the delegation of authority made by the Lenders to the Agent pursuant to the Credit Agreement, and that the Agent has agreed to act (and any successor Agent shall act) as such hereunder only on the express conditions contained in such Article X. Any successor Agent appointed pursuant to Article X of the Credit Agreement shall be entitled to all the rights, interests and benefits of the Agent hereunder.

IN WITNESS WHEREOF, the Borrower and the Agent have executed this Security Agreement as of the date first above written.

VIAD CORP, as Borrower

By: /s/ Ellen M. Ingersoll
Name:    Ellen M. Ingersoll
Title:    Chief Financial Officer

By: /s/ Elyse A. Newman
Name:    Elyse A. Newman
Title:    Treasurer

JPMorgan Chase Bank, N.A., as Agent

By: /s/ Laura Woodward
Name:    Laura Woodward

Title:	Officer

[Signature Page to Security Agreement]

EXHIBIT “A”
(See Sections 3.3, 3.4, 3.5, 4.1.7 and 9.1 of Security Agreement)

Place of Business (if it has only one) or Chief Executive Office (if more than one place of business) and Mailing Address:

Attention:

Locations of Inventory and Equipment:

A.    Properties Owned by the Borrower:

B.    Properties Leased by the Borrower (Include Landlord’s Name):

C.    Public Warehouses or other Locations pursuant to Bailment or Consignment Arrangements     (include name of Warehouse Operator or other Bailee or Consignee):

EXHIBIT “B”
(See Section 3.9 of Security Agreement)

A. Vehicles subject to certificates of title:

Description            Title Number & State Where Issued

B. Aircraft/engines, ships, railcars and other vehicles governed by federal statute:

Description            Registration Number

C. Patents, copyrights, trademarks protected under federal law*:

_____________________
*For (i) trademarks, show the trademark itself, the registration date and the registration number; (ii) trademark applications, show the trademark applied for, the application filing date and the serial number of the application; (iii) patents, show the patent number, issue date and a brief description of the subject matter of the patent; and (iv) patent applications, show the serial number of the application, the application filing date and a brief description of the subject matter of the patent applied for. Any licensing agreements for patents or trademarks should be described on a separate schedule.

EXHIBIT “C”

List of Pledged Securities and Other Investment Property
(See Section 3.12 of Security Agreement)

A. STOCKS:

Issuer                Certificate Number            Number of Shares

B. BONDS:

Issuer        Number        Face Amount        Coupon Rate    Maturity

C. GOVERNMENT SECURITIES:

Issuer        Number    Type        Face Amount        Coupon Rate    Maturity

D. OTHER SECURITIES OR OTHER INVESTMENT PROPERTY
(CERTIFICATED AND UNCERTIFICATED):

Issuer            Description of Collateral        Percentage Ownership Interest

Add description of custody accounts or arrangements with securities intermediary, if applicable.

EXHIBIT “D”
(See Section 3.1 of Security Agreement)

OFFICES IN WHICH FINANCING STATEMENTS HAVE BEEN FILED

EXHIBIT “E”

PLEDGED SHARES

Issuer	Foreign/Domestic	Description of Collateral	No. of Shares / % Ownership Interest

EXG, Inc.	Domestic Subsidiary
GES Exposition Services, Inc.	Domestic Subsidiary
David H. Gibson Company, Inc.	Domestic Subsidiary
Las Vegas Convention Service Co.	Domestic Subsidiary
VREC, Inc.	Domestic Subsidiary
GES Exposition Services (Canada) Limited	Foreign Subsidiary
Viad Holding GmbH	Foreign Subsidiary
Viad Service Companies Limited	Foreign Subsidiary
Greyhound Canada Holdings, Inc.	Foreign Subsidiary

EXHIBIT “F”

EXCLUDED STOCK

Issuer            Description of Collateral    No. of Shares / % Ownership Interest

[Describe margin stock certificates held by Viad – pending confirmation that such stock is immaterial.]

SCHEDULE 3.6

PRIOR NAMES

SCHEDULE 3.9

EXISTING FINANCING STATEMENTS

EXECUTION VERSION

AMENDED AND RESTATED SUBSIDIARY PLEDGE AND SECURITY AGREEMENT

THIS AMENDED AND RESTATED SUBSIDIARY PLEDGE AND SECURITY AGREEMENT is entered into as of December 22, 2014 by and among each of the entities signatory hereto from time to time (individually, a “Guarantor” and collectively, the “Guarantors”) and JPMorgan Chase Bank, N.A., a national banking association, in its capacity as Administrative Agent (the “Agent”) for the lenders party to the Credit Agreement referred to below.

PRELIMINARY STATEMENT

A.
The Borrower, Bank One, NA, a national banking association to which JPMorgan Chase Bank, N.A. is the successor by merger, as administrative agent, and certain financial institutions entered into a Credit Agreement dated as of June 30, 2004 (as previously amended or modified from time to time, the “Existing Credit Agreement”). GES Exposition Services, Inc. (the “Existing Guarantor”) is party to a Guaranty dated as of June 30, 2004 (as previously amended, modified or affirmed, the “Existing Guaranty”) pursuant to which the Existing Guarantor guaranteed the obligations of the Borrower under the Existing Credit Agreement. The Existing Guarantor entered into a Subsidiary Pledge and Security Agreement (as defined in the Existing Credit Agreement) (as previously amended, modified or affirmed, the “Existing Subsidiary Security Agreement”) in order to secure its obligations under the Existing Guaranty and induce the Lender to extend credit to the Borrower under the Existing Credit Agreement.

B.
The Borrower, the Agent, the Lenders and Bank of America, N.A., BMO Harris Bank, N.A., Keybank National Association, U.S. Bank National Association and Wells Fargo Bank, N.A., as Co-Syndication Agents, are entering into an Amended and Restated Credit Agreement dated as of the date hereof (as it may be amended, restated and/or modified from time to time, the “Credit Agreement”), which amends and restates the Existing Credit Agreement. The Guarantors are parties to a Guaranty dated as of the date hereof (as it may be amended and/or modified from time to time, the “Guaranty”) pursuant to which the Guarantors guarantee the obligations of the Borrower under the Credit Agreement. The Guarantors are entering into this Amended and Restated Subsidiary Pledge and Security Agreement (as it may be amended and/or modified from time to time, the “Subsidiary Security Agreement”) in order to secure their respective obligations under the Guaranty and induce the Lenders to enter into and extend credit to the Borrower under the Credit Agreement and to induce the Lenders and their Affiliates to enter into Rate Management Transactions with the Borrower and/or its Subsidiaries..

C.	In connection with the foregoing, the Agent and the Borrower desire to amend and restate the Existing Subsidiary Security Agreement pursuant to and on the terms and conditions of this Agreement.

NOW THEREFORE, each Guarantor and the Agent hereby agree (and agree that the Existing Subsidiary Security Agreement is amended and restated) as follows:

ARTICLE I
DEFINITIONS

1.1.    Terms Defined in Credit Agreement. All capitalized terms used herein and not otherwise defined shall have the meanings assigned to such terms in the Credit Agreement.

1.2.    Terms Defined in New York Uniform Commercial Code. Terms defined in the New York UCC which are not otherwise defined in this Subsidiary Security Agreement or in the Credit Agreement are used herein as defined in the New York UCC.

1.3.    Definitions of Certain Terms Used Herein. As used in this Subsidiary Security Agreement, in addition to the terms defined in the Preliminary Statement, the following terms shall have the following meanings:
“Accounts” shall have the meaning set forth in Article 9 of the New York UCC.

“Article” means a numbered article of this Subsidiary Security Agreement, unless another document is specifically referenced.

“Chattel Paper” shall have the meaning set forth in Article 9 of the New York UCC.

“Collateral” means all Accounts, Chattel Paper, Documents, Equipment, General Intangibles, Instruments, Inventory, Investment Property, Pledged Deposits, Pledged Shares, and Other Collateral, wherever located, in which any Guarantor now has or hereafter acquires any right or interest, and the proceeds (including Stock Rights), insurance proceeds and products thereof and accessions thereto, together with all books and records, customer lists, credit files, computer files, programs, printouts and other computer materials and records related thereto.

“Commercial Tort Claims” shall have the meaning set forth in Article 9 of the New York UCC.

“Control” shall have the meaning set forth in Article 8 or, if applicable, in Section 9-104, 9-105, 9-106 or 9-107 of Article 9 of the New York UCC.

“Default” means an event described in Section 5.1.

“Deposit Accounts” shall have the meaning set forth in Article 9 of the New York UCC, but shall expressly exclude the Excluded Deposit Accounts.

“Documents” shall have the meaning set forth in Article 9 of the New York UCC.

“Equipment” shall have the meaning set forth in Article 9 of the New York UCC.

    “Excluded Deposit Accounts” means Deposit Accounts specifically and exclusively used for payroll, payroll taxes and other employee wage and benefit payments to or for the benefit of each Guarantor’s employees.

“Excluded Stock” means the Securities and other Investment Property described in Exhibit F hereto.

“Exhibit” refers to a specific exhibit to this Subsidiary Security Agreement, unless another document is specifically referenced.

“General Intangibles” shall have the meaning set forth in Article 9 of the New York UCC and shall include patents, trademarks, tradenames and other intellectual property.

“Governmental Authority” shall mean any Federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality or any court, in each case, whether of the United States or foreign.

“Instruments” shall have the meaning set forth in Article 9 of the New York UCC.

“Inventory” shall have the meaning set forth in Article 9 of the New York UCC.

“Investment Property” shall have the meaning set forth in Article 9 of the New York UCC.

“Lenders” means the lenders party to the Credit Agreement and their successors and assigns.

“New York UCC” means the New York Uniform Commercial Code as in effect from time to time.

“Obligations” means any and all existing and future indebtedness, obligation and liability of every kind, nature and character, direct or indirect, absolute or contingent (including all renewals, extensions and modifications thereof), of a Guarantor to the Agent or any Lender or any branch, subsidiary or Affiliate thereof, arising under or pursuant to this Subsidiary Security Agreement or the Guaranty.

“Other Collateral” means any property of any Guarantor (other than real estate or as otherwise provided herein) not included within the defined terms Accounts, Chattel Paper, Documents, Equipment, General Intangibles, Instruments, Inventory, Investment Property, Pledged Deposits, and Pledged Shares, including, without limitation, all cash on hand, letter-of-credit rights, letters of credit, Stock Rights and Deposit Accounts or other deposits (general or special, time or demand, provisional or final) with any bank or other financial institution, it being intended that the Collateral include all property of the Guarantors other than real estate, except as otherwise provided herein.

“Pledged Deposits” means all time deposits of money (other than Deposit Accounts and Instruments), whether or not evidenced by certificates, which each Guarantor may from time to time designate as pledged to the Agent as security for any Obligation, and all rights to receive interest on said deposits.

“Pledged Issuer” means a Person the securities or ownership interests of which have been pledged pursuant hereto.

“Pledged Shares” means (i) the shares of Capital Stock described in Exhibit E hereto issued by the Persons described in such Exhibit E (the “Existing Issuers”), (ii) the shares of Capital Stock at any time and from time to time acquired by each Guarantor of any and all Persons now or hereafter existing and required to be pledged to the Agent pursuant to the terms of the Credit Agreement (such Persons, together with the Existing Issuers, being hereinafter referred to collectively as the “Pledged Issuers” and individually as a “Pledged Issuer”), and (iii) the certificates representing such Capital Stock, all options and other rights, contractual or otherwise, in respect thereof, and all dividends, distributions, cash, Instruments, Investment Property and other property (including, but not limited to, any stock dividend and any distribution in connection with a stock split) from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of the foregoing; provided, however, if any Pledged Issuer is a Foreign Subsidiary, the security interest granted by a Guarantor to the Agent shall be limited to 65% of the voting Capital Stock of such Pledged Issuer and 100% of the non-voting Capital Stock.

“Receivables” means the Accounts, Chattel Paper, Documents, Investment Property, Instruments or Pledged Deposits, and any other rights or claims to receive money which are General Intangibles or which are otherwise included as Collateral.
“Required Secured Parties” means (x) prior to an acceleration of the obligations under the Credit Agreement, the Required Lenders, (y) after an acceleration of the obligations under the Credit Agreement but prior to the date upon which the Credit Agreement has terminated by its terms and all of the obligations thereunder have been paid in full, Lenders and their Affiliates holding in the aggregate at least 51% of the total of (i) the unpaid principal amount of outstanding Advances and (ii) the aggregate net early termination payments and all other amounts then due and unpaid to the Lenders or their Affiliates under Rate Management Transactions, as determined by the Agent in its reasonable discretion, and (z) after the Credit Agreement has terminated by its terms and all of the obligations thereunder have been paid in full (whether or not the obligations under the Credit Agreement were ever accelerated), Lenders and their Affiliates holding in the aggregate at least 51% of the aggregate net early termination payments and all other amounts then due and unpaid to the Lenders or their Affiliates under Rate Management Transactions, as determined by the Agent in its reasonable discretion.

“Requirements of Law” means any law, rule, regulation, order, writ, judgment, injunction decree or award binding on any Guarantor or any of its properties.

“Section” means a numbered section of this Subsidiary Security Agreement, unless another document is specifically referenced.

“Secured Obligations” means, subject to Section 21 of the Guaranty, the Obligations and Rate Management Obligations owing to one or more of the Lenders (including Lenders which have ceased to be party to the Credit Agreement) or their Affiliates and all obligations in respect of overdrafts and related liabilities owed to one or more of the Lenders (including Lenders that have ceased to be a party to the Credit Agreement) or their Affiliates arising from treasury, depositary and cash management services or in connection with any automated clearinghouse transfer of funds; provided that (i) at or prior to the time that any transaction establishing a Rate Management Obligation or treasury, depositary or cash management services or automated clearinghouse transfer of funds is consummated, the Lender (other than JPMCB) party thereto or its Affiliate party thereto shall have delivered written notice to the Agent that such a transaction has been entered into and that it constitutes a Secured Obligation entitled to the benefits of the Collateral Documents and (ii) each “Secured Obligation” under the Existing Subsidiary Security Agreement shall constitute a “Secured Obligation” hereunder.”

“Security” has the meaning set forth in Article 8 of the New York UCC.

“Stock Rights” means any securities, dividends or other distributions and any other right or property which any Guarantor shall receive or shall become entitled to receive for any reason whatsoever with respect to, in substitution for or in exchange for any securities or other ownership interests in a corporation, partnership, joint venture or limited liability company constituting Collateral and any securities, any right to receive securities and any right to receive earnings, in which any Guarantor now has or hereafter acquires any right, issued by an issuer of such securities.

“Unrestricted Subsidiary Stock” means the Capital Stock of any Subsidiary that each Guarantor is not required to pledge to the Agent pursuant to Section 6.22 of the Credit Agreement.

The foregoing definitions shall be equally applicable to both the singular and plural forms of the defined terms.

ARTICLE II
GRANT OF SECURITY INTEREST

Each Guarantor hereby pledges, assigns and grants to the Agent, on behalf of and for the ratable benefit of the Agent and the Lenders and (to the extent specifically provided herein) their Affiliates, a security interest in all of such Guarantor’s right, title and interest in and to the Collateral to secure the prompt and complete payment and performance of the Secured Obligations. Notwithstanding any of the other provisions set forth in this Article II, this Subsidiary Security Agreement shall not constitute a grant of a security interest in (and the term “Collateral” shall not include) (i) the Excluded Stock and (ii) Unrestricted Subsidiary Stock.

ARTICLE III
REPRESENTATIONS AND WARRANTIES

Each Guarantor represents and warrants to the Agent and the Lenders as of the Effective Date:

3.1.    Title, Authorization, Validity and Enforceability. Each Guarantor has good and valid rights in or the power to transfer the Collateral and title to the Collateral with respect to which it has purported to grant a security interest hereunder, free and clear of all Liens except for Liens permitted under Section 4.1.6, and has full power and authority to grant to the Agent the security interest in such Collateral pursuant hereto. The execution and delivery by each Guarantor of this Subsidiary Security Agreement has been duly authorized by proper corporate proceedings, and this Subsidiary Security Agreement constitutes a legal, valid and binding obligation of such Guarantor and creates or constitutes a security interest which is enforceable against such Guarantor in all now owned and hereafter acquired Collateral to the extent governed by Articles 8 and 9 of the New York UCC. When financing statements have been filed in the appropriate offices against each Guarantor in the locations listed on Exhibit “D”, the Agent will have a fully perfected first priority security interest in that Collateral in which a security interest may be perfected by filing under the New York UCC, subject only to Liens permitted under Section 6.15 (i) – (v) and (vii) – (viii) of the Credit Agreement.

3.2.    Conflicting Laws and Contracts. Neither the execution and delivery by each Guarantor of this Subsidiary Security Agreement, the creation and perfection of the security interest in the Collateral granted hereunder, nor compliance with the terms and provisions hereof will (i) violate any law, rule, regulation, order, writ, judgment, injunction, decree or award binding on such Guarantor, (ii) violate such

Guarantor’s certificate of incorporation, by-laws, or other organizational documents, (iii) violate the provisions of any indenture, instrument or agreement to which such Guarantor is a party or is subject, or by which it, or its property, is bound, or conflict with or constitute a default thereunder, except where such violation, conflict or default could not reasonably be expected to result in a Default under Section 7.5 of the Credit Agreement or a Material Adverse Effect, or (iv) result in the creation or imposition of any Lien pursuant to the terms of any material indenture, instrument or agreement to which such Guarantor is a party or is subject, or by which it, or its property, is bound (other than any Lien of the Agent on behalf of the Lenders).

3.3.    Type and Jurisdiction of Organization. Global Experience Specialists, Inc. (“Global Experience Specialists”) is a corporation organized under the laws of the State of Nevada. GES Event Intelligence Services, Inc. (“GES”) is a corporation organized under the laws of the State of Delaware. Each other Guarantor is a corporation or limited liability company, as the case may be, organized under the laws of its respective jurisdiction of organization and as set forth on Exhibit “A” hereto.

3.4.    Principal Location. Each Guarantor’s mailing address and the location of its place of business (if it has only one) or its chief executive office (if it has more than one place of business), as of the date hereof, are disclosed in Exhibit “A”; such Guarantor has no other places of business as of the date hereof except those set forth in Exhibit “A”.

3.5.    Property Locations. As of the date hereof, (a) the Inventory, Equipment and Fixtures (other than Inventory, Equipment or Fixtures having an aggregate fair market value not in excess of an amount equal to (i) $5,000,000 minus (ii) the aggregate fair market value of Inventory, Equipment and Fixtures of the Borrower which are not located at the locations described in Exhibit “A” of the Security Agreement or in other locations not resulting in a breach of Section 4.1.7 thereof) are located solely at the locations described in Exhibit “A” or in other locations not resulting in a breach of Section 4.1.7(d) and (b) all of said locations are owned by each Guarantor except for locations (i) which are leased by such Guarantor as lessee and designated in Part B of Exhibit “A” and (ii) at which Inventory is held in a public warehouse or is otherwise held by a bailee or on consignment as designated in Part C of Exhibit “A”, with respect to which Inventory such Guarantor has, to the extent requested by the Agent, delivered bailment agreements, warehouse receipts, financing statements or other documents satisfactory to the Lenders to protect the Agent’s security interest in such Inventory.

3.6.    No Other Names. Except as set forth on Schedule 3.6 hereto, no Guarantor has conducted business under any name in the last five (5) years except the name in which it has executed this Subsidiary Security Agreement, which is the exact name as it appears in such Guarantor’s organizational documents, as amended, as filed with such Guarantor’s jurisdiction of organization.

3.7.    Accounts and Chattel Paper. The names of the obligors, amounts owing, due dates and other information with respect to the Accounts and Chattel Paper are and will be correctly stated in all material respects in all records of each Guarantor relating thereto and in all invoices and reports with respect thereto furnished to the Agent by such Guarantor from time to time. As of the time when each Account or each item of Chattel Paper arises, each Guarantor shall be deemed to have represented and warranted that such Account or Chattel Paper, as the case may be, and all records relating thereto, are genuine and in all material respects what they purport to be.

3.8.    Filing Requirements. As of the date hereof, (a) none of the Equipment is covered by any certificate of title, except for the vehicles described in Part A of Exhibit “B” and (b) none of the Collateral is of a type for which security interests or liens may be perfected by filing under any federal statute except for (i) the vehicles described in Part B of Exhibit “B,” and (ii) patents, trademarks and copyrights held by such Guarantor and described in Part C of Exhibit “B.”

3.9.    No Financing Statements. Except as set forth on Schedule 3.9 hereto, no financing statement describing all or any portion of the Collateral which has not lapsed or been terminated naming each Guarantor as debtor has been filed in any jurisdiction except financing statements naming the Agent as the secured party and financing statements filed from time to time in connection with Liens permitted under Section 4.1.6.

3.10.    Federal Employer Identification Number. The Federal employer identification number of Global Experience Specialists is 59-1008863. The Federal employer identification number of GES is 47-1950764. The Federal employer identification number of each other Guarantor is set forth on Exhibit “A.”

3.11.    State Organization Number. The Nevada State organization number of Global Experience Specialists is C4644-1983. The Delaware State organization number of GES is 5608112. The State organization number of each other Guarantor is set forth on Exhibit “A.”

3.12.    Pledged Securities and Other Investment Property. Exhibit “C” sets forth a complete and accurate list of the Instruments, Securities and other Investment Property constituting Collateral that were delivered to the Agent, which are all of the Instruments, Securities and Investment Property constituting Collateral owned by each Guarantor as of the date hereof other than the Pledged Shares. Each Guarantor is the direct and beneficial owner of each Instrument, Security and other type of Investment Property listed on Exhibit “C” as being owned by it, free and clear of any Liens, except for the security interest granted to the Agent for the benefit of the Lenders hereunder and Liens permitted under Section 4.1.6 and expect to the extent the same are disposed of after the date hereof in a transaction not prohibited by the Loan Documents.

3.13.    Pledged Shares. Each Guarantor is the direct and beneficial owner of the Pledged Shares listed on Exhibit “E” as being owned by it, free and clear of any Liens, except for the security interest granted to the Agent for the benefit of the Lenders hereunder and Liens permitted under Section 4.1.6 and except to the extent the same are disposed of after the date hereof in a transaction not prohibited by the Loan Documents. Each Guarantor further represents and warrants that (i) all such Pledged Shares have been (to the extent such concepts are relevant with respect to such Pledged Shares) duly and validly issued, are fully paid and non‑assessable, and (ii) with respect to any Pledged Shares delivered to the Agent representing an ownership interest in a partnership or limited liability company, either such certificates are Securities as defined in Article 8 of the Uniform Commercial Code of the applicable jurisdiction as a result of actions by the issuer or otherwise, or, if such Pledged Shares are not Securities, such Guarantor has so informed the Agent so that the Agent may take steps to perfect its security interest therein as a General Intangible.

ARTICLE IV
COVENANTS

From the date of this Subsidiary Security Agreement, and thereafter until this Subsidiary Security Agreement is terminated:

4.1.    General.

4.1.1.    Inspection. Each Guarantor will permit the Agent or any Lender, by its representatives and agents (i) to inspect the Collateral, (ii) to examine and make copies of the records of such Guarantor relating to the Collateral and (iii) to discuss the Collateral and the related records of such Guarantor with, and to be advised as to the same by, such Guarantor’s officers and employees (and, in the case of any Receivable, with any person or entity which is or may be obligated thereon), all upon reasonable prior notice and at such reasonable times and intervals as the Agent or such Lender may determine, and all at such Guarantor’s expense.

4.1.2.    Taxes. Each Guarantor will pay when due all taxes, assessments and governmental charges and levies upon the Collateral, except those which are being contested in good faith by appropriate proceedings and with respect to which adequate reserves have been set aside in accordance with GAAP.

4.1.3.    Records and Reports; Notification of Default. Each Guarantor will maintain in all material respects complete and accurate books and records with respect to the Collateral, and furnish to the Agent, with sufficient copies for each of the Lenders, such reports relating to the Collateral as the Agent shall from time to time request. Each Guarantor will give prompt notice in writing to the Agent and the Lenders after becoming aware of any material adverse fact or condition which bears upon the value of the Collateral including any adverse fact or condition, or the occurrence of any event, which causes material loss or depreciation in the value of any material item of the Collateral (ordinary wear and tear excepted) and the amount of such loss or depreciation.

4.1.4.    Financing Statements and Other Actions; Defense of Title. Each Guarantor hereby authorizes the Agent to file, and if requested will execute and deliver to the Agent, all financing statements and other documents including, without limitation, UCC financing statements and amendments thereof, notices to be filed with US PTO and/or the US Copyright Office and take such other actions (including, as applicable, using commercially reasonable efforts to obtain customary collateral access agreements) as may from time to time be requested by the Agent in order to maintain, except as otherwise permitted in any Loan Document, a first perfected security interest in and, if applicable, Control of, the Collateral. Each Guarantor will take any and all actions necessary to defend title to the Collateral against all persons and to defend the security interest of the Agent in the Collateral and the priority thereof against any Lien not expressly permitted hereunder.

4.1.5.    Disposition of Collateral. No Guarantor will sell, lease or otherwise dispose of the Collateral except (i) sales, leases or other dispositions specifically permitted pursuant to Section 6.13 of the Credit Agreement and (ii) until such time as such Guarantor receives a notice from the Agent pursuant to Article VII, proceeds of Inventory and Accounts collected in the ordinary course of business.

4.1.6.    Liens. No Guarantor will create, incur, or suffer to exist any Lien on the Collateral except (i) the security interest created by this Subsidiary Security Agreement, and (ii) other Liens permitted pursuant to Section 6.15 of the Credit Agreement.

4.1.7.    Change in Corporate Existence, Type or Jurisdiction of Organization, Location, Name. Each Guarantor will:

(a)
preserve its existence as a corporation and not, in one transaction or a series of related transactions, merge into or consolidate with any other entity (except as permitted by Section 6.12 of the Credit Agreement), or sell all or substantially all of its assets;

(b)	not change its state of organization;

(c)	not maintain its place of business (if it has only one) or its chief executive office (if it has more than one place of business) at a location other than a location specified on Exhibit “A;” and

(d)
not (i) have any Inventory or Equipment or proceeds or products thereof (other than (A) Inventory and proceeds thereof disposed of as permitted by Section 4.1.5, (B) Inventory and Equipment located at or in transit to conventions, trade shows or other similar events in the ordinary course of business or (C) Inventory and Equipment having an aggregate fair market value not in excess of $100,000 for all locations) at a location other than a location specified in Exhibit “A”, (ii) change its name or taxpayer identification number or (iii) change its mailing address, unless such Guarantor shall have given the Agent not less than 10 Business Days’ prior written notice of such event or occurrence (or in the event of a movement of Inventory or Equipment in connection with the change of an office of such Guarantor and/or its Subsidiaries, notice no later than 45 days after the end of the fiscal quarter in which such movement takes place) and the Agent shall have either (x) determined that such event or occurrence will not adversely affect the validity, perfection or priority of the Agent’s security interest in the Collateral, or (y) taken such steps (with the cooperation of such Guarantor to the extent reasonably necessary or advisable) as are reasonably necessary or advisable to properly maintain the validity, perfection and priority of the Agent’s security interest in the Collateral, such steps to include, as applicable, the obtaining of customary collateral access agreements.

4.1.8.    Other Financing Statements. No Guarantor will sign or authorize the signing on its behalf or the filing of any financing statement naming it as debtor covering all or any portion of the Collateral, except as permitted by Section 4.1.6.

4.2.    Receivables.

4.2.1.    Certain Agreements on Receivables. No Guarantor will make or agree to make any discount, credit, rebate or other reduction in the original amount owing on a Receivable in excess of $100,000 or accept in satisfaction of a Receivable in excess of $100,000 less than the original amount thereof, except that, prior to the occurrence of a Default, such Guarantor may reduce the amount of Accounts arising from the sale of Inventory or the delivery of services in accordance with its present policies and in the ordinary course of business.

4.2.2.    Collection of Receivables. Except as otherwise provided in this Subsidiary Security Agreement, each Guarantor will collect and enforce, at such Guarantor’s sole expense, all amounts due or hereafter due to such Guarantor under the Receivables in accordance with its customary collection policies and in the ordinary course of business.

4.2.3.    Delivery of Invoices. To the extent reasonably practicable under the circumstances, each Guarantor will deliver to the Agent immediately upon its request after the occurrence of a Default duplicate invoices with respect to each Account bearing such language of assignment as the Agent shall specify.

4.2.4.    Disclosure of Counterclaims on Receivables. If (i) any discount, credit or agreement to make a rebate or to otherwise reduce the amount owing on a Receivable in excess of $100,000 exists or (ii) if, to the knowledge of each Guarantor, any dispute, setoff, claim, counterclaim or defense exists or has been asserted or threatened with respect to a Receivable in excess of $100,000, such Guarantor will disclose such fact to the Agent in writing in connection with the inspection by the Agent of any record of such Guarantor relating to such Receivable and in connection with any invoice or report furnished by such Guarantor to the Agent relating to such Receivable.

4.3.    Inventory and Equipment.

4.3.1.    Maintenance of Goods. Each Guarantor will do all things necessary to maintain, preserve, protect and keep the Inventory and the Equipment in good repair and working and saleable condition, ordinary wear and tear and damage from condemnation or casualty excepted.

4.3.2.    Insurance. Each Guarantor will (i) maintain fire and extended coverage insurance on such Guarantor’s Inventory and Equipment containing a lender’s loss payable clause in favor of the Agent, on behalf of the Lenders, and providing that said insurance will not be terminated except after at least 30 days’ written notice from the insurance company to the Agent, (ii) maintain such other insurance on the collateral for the benefit of the Agent as the Agent shall from time to time request, (iii) upon the request of the Agent from time to time, make the originals of all policies of insurance on the Collateral available for inspection at such Guarantor’s offices and furnish to the Agent certificates with respect to such insurance, and (iv) maintain general liability insurance naming the Agent, on behalf of the Lenders, as an additional insured; provided, that the foregoing insurance policies and programs may be subject to such deductibles or self-insurance amounts as reflect coverage that is reasonably consistent with prudent industry practices.

4.3.3.    Titled Vehicles. If requested by the Agent following a Default, each Guarantor will give the Agent notice of its acquisition of any vehicle covered by a certificate of title (other than a vehicle that is subject to a purchase money security interest permitted by Section 6.15 of the Credit Agreement) and deliver to the Agent, upon request, the original of any vehicle title certificate and do all things necessary to have the Lien of the Agent noted on any such certificate. So long as no Default shall have occurred and be continuing, upon the request of such Guarantor, the Agent shall execute and deliver to such Guarantor instruments as such Guarantor shall reasonably request to remove any notation of the Agent as lien holder on any certificate of title for any vehicle; provided, that any such instruments shall be delivered, and the release effective, only upon receipt by the Agent of a certificate from such Guarantor, stating that the vehicle, the Lien on which is to be released, is to be sold in accordance with Section 4.1.5 or has suffered a casualty loss (with title thereto passing to the casualty insurance company therefor in settlement of the claim for such loss), and the amount that such Guarantor will receive as sale proceeds or insurance proceeds.

4.4.    Instruments, Securities, Chattel Paper, Documents and Pledged Deposits. Each Guarantor will (i) to the extent it has not previously delivered same to the Agent, deliver to the Agent immediately upon execution of this Subsidiary Security Agreement the originals of all Chattel Paper, certificated Securities and Instruments constituting Collateral (if any then exist), (ii) hold in trust for the Agent upon receipt and immediately thereafter deliver to the Agent any Chattel Paper, Securities and Instruments constituting Collateral, (iii) upon the designation of any Pledged Deposits (as set forth in the definition thereof), deliver to the Agent such Pledged Deposits which are evidenced by certificates included in the Collateral endorsed in blank, marked with such legends and assigned as the Agent shall specify, and (iv) upon the Agent’s request, after the occurrence and during the continuance of a Default, deliver to the Agent (and thereafter hold in trust for the Agent upon receipt and immediately deliver to the Agent) any Document evidencing or constituting Collateral.

4.5.    Uncertificated Securities and Certain Other Investment Property. Each Guarantor will permit the Agent from time to time to cause the appropriate issuers (and, if held with a securities intermediary, such securities intermediary) of uncertificated securities or other types of Investment Property not represented by certificates which are Collateral to mark their books and records with the numbers and face amounts of all such uncertificated securities or other types of Investment Property not represented by certificates and all rollovers and replacements therefor to reflect the Lien of the Agent granted pursuant to this Subsidiary Security Agreement. Each Guarantor will give prompt notice to the Agent of its acquisition of ownership of uncertificated securities which are Collateral and, upon the request of the Agent, such Guarantor will take any actions necessary to cause (i) the issuers of uncertificated securities which are Collateral and which are Securities and (ii) any financial intermediary which is the holder of any Investment Property which is Collateral, to cause the Agent to have and retain Control over such Securities or other Investment Property. Without limiting the foregoing, such Guarantor will, with respect to Investment Property held with a financial intermediary, cause such financial intermediary to enter into a control agreement with the Agent in form and substance satisfactory to the Agent. Without limiting the foregoing, such Guarantor will, with respect to Investment Property held with a financial intermediary, cause such financial intermediary to enter into a control agreement with the Agent in form and substance satisfactory to the Agent.

4.6.    Stock and Other Ownership Interests.

4.6.1.    Changes in Capital Structure of Issuers. Except to the extent permitted under the Credit Agreement, a Guarantor will not (i) permit or suffer any Pledged Issuer to dissolve, liquidate, retire any of its Capital Stock or other Instruments or Securities evidencing ownership, reduce its capital or merge or consolidate with any other entity, or (ii) vote any of the Pledged Shares in favor of any of the foregoing.

4.6.2.    Issuance of Additional Securities. Except to the extent permitted under the Credit Agreement, no Guarantor will permit or suffer any Pledged Issuer which is a Subsidiary to issue any securities or other ownership interests, any right to receive the same or any right to receive earnings.

4.6.3.    Registration of Pledged Securities and other Investment Property. Each Guarantor will permit any registerable Collateral to be registered in the name of the Agent or its nominee at any time at the option of the Agent or the Required Secured Parties.

4.6.4.    Exercise of Rights in Pledged Securities and other Investment Property. Each Guarantor will permit the Agent or its nominee at any time after the occurrence of a Default, without notice, to exercise all voting and corporate rights relating to the Collateral, including, without limitation, exchange, subscription or any other rights, privileges, or options pertaining to any corporate securities or other ownership interests or Investment Property in or of a corporation, partnership, joint venture or limited liability company constituting Collateral and the Stock Rights as if it were the absolute owner thereof.

4.6.5.    Dividends and Distributions. The Agent may at any time after the occurrence of a Default, by giving each Guarantor written notice, elect to require that any distributions or dividends on any Securities or Investment Property received by such Guarantor be paid directly to the Agent for the benefit of the Lenders. Upon receipt of any such notice from the Agent, each Guarantor shall thereafter hold in trust for the Agent, on behalf of the Lenders, all amounts and proceeds received by it with respect to such dividends or distributions and immediately and at all times thereafter deliver to the Agent all such amounts and proceeds in the same form as so received, whether by cash, check, draft or otherwise, with any necessary endorsements. The Agent shall hold and apply funds so received as provided by the terms of Sections 7.3 and 7.4.

4.6.6.    Foreign Subsidiaries. Each Guarantor agrees that the security interest in the Pledged Shares of Capital Stock of any Foreign Subsidiary purported to be granted in favor of the Agent may be supplemented by one or more separate pledge agreements, deeds of pledge, share charges, or other similar agreements or instruments, executed and delivered by such Guarantor in favor of the Agent, which pledge agreements such Guarantor agrees to execute or cause to be executed and which will provide for the pledge of such shares of Capital Stock in accordance with the laws of any jurisdiction outside of the United States of America under which such Foreign Subsidiary is organized or formed. With respect to such shares of Capital Stock of any Foreign Subsidiary, the Agent may, at any time and from time to time, in its reasonable discretion, take actions in such foreign jurisdictions necessary to perfect the security interest created in such shares of Capital Stock, without the consent of such Guarantor.

4.6.7.    Margin Stock. Notwithstanding anything in the Credit Agreement or any Loan Document to the contrary, no Guarantor will acquire any margin stock (as defined in Regulation U) except to the extent permitted by Section 6.14(vii) of the Credit Agreement.

4.7.    Pledged Deposits. No Guarantor will withdraw all or any portion of any Pledged Deposit or fail to rollover said Pledged Deposit without the prior written consent of the Agent.

4.8.    Deposit Accounts. Each Guarantor will (i) upon the Agent’s request, cause each bank or other financial institution in which it maintains (a) a Deposit Account to enter into a control agreement with the Agent, in form and substance satisfactory to the Agent in order to give the Agent Control of the Deposit Account or (b) other deposits (general or special, time or demand, provisional or final and specifically excluding the Excluded Deposit Accounts) to be notified of the security interest granted to the Agent hereunder and cause each such bank or other financial institution to acknowledge such notification in writing and (ii) upon the Agent’s request after the occurrence and during the continuance of a Default, deliver to each such bank or other financial institution a letter, in form and substance acceptable to the Agent, transferring ownership of the Deposit Account to the Agent or transferring dominion and control over each such other deposit to the Agent. In the case of deposits maintained with Lenders, the terms of such letter shall be subject to the provisions of the Credit Agreement regarding setoffs.

4.9.    Letter-of-Credit Rights. Each Guarantor will upon the Agent’s request, cause each issuer of a letter of credit, to consent to the assignment of proceeds of the letter of credit in order to give the Agent Control of the letter-of-credit rights to such letter of credit.

4.10.    Federal, State or Municipal Claims. Each Guarantor will notify the Agent of any Collateral which constitutes a claim against the United States government or any state or local government or any instrumentality or agency thereof, the assignment of which claim is restricted by federal, state or municipal law.

4.11.    Commercial Tort Claims. Each Guarantor will notify the Agent of any and all Commercial Tort Claims, including, but not limited to, any and all actions, suits and proceedings before any court or Governmental Authority by or affecting such Guarantor and (ii) execute and deliver such statements, documents and notices and do and cause to be done all such things as may be reasonably required by the Agent, or required by law, including all things which may from time to time be necessary under the New York UCC to fully create preserve, perfect and protect the priority of the Agent’s security interest in any such Commercial Tort Claims.

ARTICLE V
DEFAULT

5.1.    The occurrence of any one or more of the following events shall constitute a Default:
5.1.1.    Any representation or warranty made by or on behalf of each Guarantor under or in connection with this Subsidiary Security Agreement shall be materially false as of the date on which made.

5.1.2.    The breach by each Guarantor of any of the terms or provisions of Sections 4.1.2, 4.1.5, 4.1.6, 4.1.7, 4.2.1, 4.3.2, 4.3.3, 4.4, 4.5, 4.6, 4.7 or Article VII.

5.1.3.    The breach by each Guarantor (other than a breach which constitutes a Default under Section 5.1.1 or 5.1.2) of any of the terms or provisions of this Subsidiary Security Agreement which is not remedied within 30 days after the giving of written notice to such Guarantor by the Agent.

5.1.4.    Any material portion of the Collateral shall be transferred or otherwise disposed of, either voluntarily or involuntarily, in any manner not permitted by Section 4.1.5 or 8.7.

5.1.5.    Any Secured Obligation shall not be paid when due (after giving effect to applicable periods of grace under the Credit Agreement), whether at stated maturity, upon acceleration, or otherwise.

5.1.6.    The occurrence of any “Default” under, and as defined in, the Credit Agreement.

5.1.7.    Any limited partnership interests or ownership interests in a limited liability company which are included within the Collateral shall at any time constitute a Security or the issuer of any such interests shall take any action to have such interests treated as a Security unless (i) all certificates or other documents constituting such Security have been delivered to the Agent and such Security is properly defined as such under Article 8 of the Uniform Commercial Code of the applicable jurisdiction, whether as a result of actions by the issuer thereof or otherwise, or (ii) the Agent has entered into a control agreement with the issuer of such Security or with a securities intermediary relating to such Security and such Security is defined as such under Article 8 of the Uniform Commercial Code of the applicable jurisdiction, whether as a result of actions by the issuer thereof or otherwise.

5.2.    Acceleration and Remedies. Upon the acceleration of the obligations under the Credit Agreement pursuant to Section 8.1 thereof, the Obligations and, to the extent provided for under the Rate Management Transactions evidencing the same, the Rate Management Obligations, shall immediately become due and payable without presentment, demand, protest or notice of any kind, all of which are hereby expressly waived, and the Agent may, with the concurrence or at the direction of the Required Secured Parties, exercise any or all of the following rights and remedies:

5.2.1.    Those rights and remedies provided in this Subsidiary Security Agreement, the Credit Agreement, or any other Loan Document, provided that this Section 5.2.1 shall not be understood to limit any rights or remedies available to the Agent and the Lenders prior to a Default.

5.2.2.    Those rights and remedies available to a secured party under the New York UCC (whether or not the New York UCC applies to the affected Collateral) or under any other applicable law (including, without limitation, any law governing the exercise of a bank’s right of setoff or bankers’ lien) when a debtor is in default under a security agreement.

5.2.3.    Without notice except as specifically provided in Section 8.1 or elsewhere herein, sell, lease, assign, grant an option or options to purchase or otherwise dispose of the Collateral or any part thereof in one or more parcels at public or private sale, for cash, on credit or for future delivery, and upon such other terms as the Agent may deem commercially reasonable.

The Agent may comply with any applicable state or federal law requirements in connection with a disposition of the Collateral and compliance will not be considered to adversely affect the commercial reasonableness of any sale of the Collateral.

If, after the Credit Agreement has terminated by its terms and all of the Obligations have been paid in full, there remain Rate Management Obligations outstanding, the Required Secured Parties may exercise the remedies provided in this Section 5.2 upon the occurrence of any event which would allow or require the termination or acceleration of any Rate Management Obligations pursuant to the terms of the agreement governing any Rate Management Transaction.

5.3.    Debtor’s Obligations Upon Default. Upon the request of the Agent after the occurrence of a Default, each Guarantor will:

5.3.1.    Assembly of Collateral. Assemble and make available to the Agent the Collateral and all records relating thereto at any place or places reasonably specified by the Agent.

5.3.2.    Secured Party Access. Permit the Agent, by the Agent’s representatives and agents, to enter any premises where all or any part of the Collateral, or the books and records relating thereto, or both, are located, to take possession of all or any part of the Collateral and to remove all or any part of the Collateral.

5.4.    License. The Agent is hereby granted a license or other right to use, following the occurrence and during the continuance of a Default, without charge, each Guarantor’s labels, patents, copyrights, rights of use of any name, trade secrets, trade names, trademarks, service marks, customer lists and advertising matter, or any property of a similar nature, as it pertains to the Collateral, in completing production of, advertising for sale, and selling any Collateral, and, following the occurrence and during the continuance of a Default, such Guarantor’s rights under all licenses and all franchise agreements shall inure to the Agent’s benefit. In addition, each Guarantor hereby irrevocably agrees that the Agent may, following the occurrence and during the continuance of a Default, sell any of such Guarantor’s Inventory directly to any person, including without limitation persons who have previously purchased such Guarantor’s Inventory from such Guarantor and in connection with any such sale or other enforcement of the Agent’s rights under this Agreement, may sell Inventory which bears any trademark owned by or licensed to such Guarantor and any Inventory that is covered by any copyright owned by or licensed to such Guarantor and the Agent may finish any work in process and affix any trademark owned by or licensed to such Guarantor and sell such Inventory as provided herein.
ARTICLE VI
WAIVERS, AMENDMENTS AND REMEDIES

No delay or omission of the Agent or any Lender to exercise any right or remedy granted under this Subsidiary Security Agreement shall impair such right or remedy or be construed to be a waiver of any Default or an acquiescence therein, and any single or partial exercise of any such right or remedy shall not preclude any other or further exercise thereof or the exercise of any other right or remedy. No waiver, amendment or other variation of the terms, conditions or provisions of this Subsidiary Security Agreement whatsoever shall be valid unless in writing signed by the Agent with the concurrence or at the direction of the Lenders to the extent required under Section 8.2 of the Credit Agreement and then only to the extent in such writing specifically set forth. All rights and remedies contained in this Subsidiary Security Agreement or by law afforded shall be cumulative and all shall be available to the Agent and the Lenders until the Secured Obligations have been paid in full.

ARTICLE VII
PROCEEDS; COLLECTION OF RECEIVABLES

7.1.    Lockboxes. Upon request of the Agent after the occurrence of a Default or Unmatured Default, each Guarantor shall execute and deliver to the Agent irrevocable lockbox agreements in the form provided by or otherwise acceptable to the Agent, which agreements shall be accompanied by an acknowledgment by the bank where the lockbox is located of the Lien of the Agent granted hereunder and of irrevocable instructions to wire all amounts collected therein to a special collateral account at the Agent.

7.2.    Collection of Receivables. The Agent may at any time after the occurrence of a Default, by giving such Guarantor written notice, elect to require that the Receivables be paid directly to the Agent for the benefit of the Lenders. In such event, such Guarantor shall, and shall permit the Agent to, promptly notify the account debtors or obligors under the Receivables of the Lenders’ interest therein and direct such account debtors or obligors to make payment of all amounts then or thereafter due under the Receivables directly to the Agent. Upon receipt of any such notice from the Agent, such Guarantor shall thereafter hold in trust for the Agent, on behalf of the Lenders, all amounts and proceeds received by it with respect to the Receivables and Other Collateral and immediately and at all times thereafter deliver to the Agent all such amounts and proceeds in the same form as so received, whether by cash, check, draft or otherwise, with any necessary endorsements. The Agent shall hold and apply funds so received as provided by the terms of Sections 7.3 and 7.4.

7.3.    Special Collateral Account. If a Default has occurred and is continuing, the Agent may require all cash proceeds of the Collateral to be deposited in a special non-interest bearing cash collateral account with the Agent and held there as security for the Secured Obligations. Such Guarantor shall have no control whatsoever over said cash collateral account. The Agent may (and shall, at the direction of the Required Lenders), from time to time, apply the collected balances in said cash collateral account to the payment of the Secured Obligations whether or not the Secured Obligations shall then be due.

7.4.    Application of Proceeds. The proceeds of the Collateral shall be applied by the Agent to payment of the Secured Obligations in the following order unless a court of competent jurisdiction shall otherwise direct:

(a)    FIRST, to payment of all costs and expenses of the Agent incurred in connection with the collection and enforcement of the Secured Obligations or of the security interest granted to the Agent pursuant to this Subsidiary Security Agreement;

(b)    SECOND, to payment of all costs and expenses of the Lenders in protecting their rights hereunder;

(c)    THIRD, to payment of that portion of the Secured Obligations constituting accrued and unpaid interest and fees, and any fees, premiums and scheduled periodic payments due under Rate Management Transactions permitted by the Credit Agreement pro rata among the Lenders and their Affiliates in accordance with the amount of such accrued and unpaid interest, fees and scheduled periodic payments owing to each of them;

(d)    FOURTH, to payment of the principal of the Secured Obligations and the net early termination payments, breakage and any other Rate Management Obligations then due and unpaid from each Guarantor to any of the Lenders or their Affiliates, pro rata among the Lenders and their Affiliates in accordance with the amount of such principal and such net early termination payments and other Rate Management Obligations then due and unpaid owing to each of them;

(e)    FIFTH, to payment of any Secured Obligations (other than those listed above) pro rata among those parties to whom such Secured Obligations are due in accordance with the amounts owing to each of them; and

(f)    SIXTH, the balance, if any, after all of the Secured Obligations have been satisfied, shall be deposited by the Agent into such Guarantor’s general operating account with the Agent or as otherwise directed by each Guarantor in a notice to the Agent.

ARTICLE VIII
GENERAL PROVISIONS

8.1.    Notice of Disposition of Collateral; Condition of Collateral. To the extent permitted by applicable law, each Guarantor hereby waives notice of the time and place of any public sale or the time after which any private sale or other disposition of all or any part of the Collateral may be made. To the extent such notice may not be waived under applicable law, any notice made shall be deemed reasonable if sent to each Guarantor, addressed as set forth in Article IX, at least ten days prior to (i) the date of any such public sale or (ii) the time after which any such private sale or other disposition may be made. Agent shall have no obligation to clean-up or otherwise prepare the Collateral for sale.

8.2.    Compromises and Collection of Collateral. Each Guarantor and the Agent recognize that setoffs, counterclaims, defenses and other claims may be asserted by obligors with respect to certain of the Receivables, that certain of the Receivables may be or become uncollectible in whole or in part and that the expense and probability of success in litigating a disputed Receivable may exceed the amount that reasonably may be expected to be recovered with respect to a Receivable. In view of the foregoing, each Guarantor agrees that the Agent may at any time and from time to time, if a Default has occurred and is continuing, compromise with the obligor on any Receivable, accept in full payment of any Receivable such amount as the Agent in its sole discretion shall determine or abandon any Receivable, and any such action by the Agent shall be commercially reasonable so long as the Agent acts in good faith based on information known to it at the time it takes any such action.

8.3.    Secured Party Performance of Debtor Obligations. Without having any obligation to do so, the Agent may perform or pay any obligation which each Guarantor has agreed to perform or pay in this Subsidiary Security Agreement and such Guarantor shall reimburse the Agent for any amounts paid by the Agent pursuant to this Section 8.3. Each Guarantor’s obligation to reimburse the Agent pursuant to the preceding sentence shall be a Secured Obligation payable on demand.

8.4.    Authorization for Secured Party to Take Certain Action. Each Guarantor irrevocably authorizes the Agent at any time and from time to time in the sole discretion of the Agent and appoints the Agent as its attorney in fact (i) to execute on behalf of such Guarantor as debtor and to file financing statements necessary or desirable in the Agent’s sole discretion to perfect and to maintain the perfection and priority of the Agent’s security interest in the Collateral, (ii) to indorse and collect any cash proceeds of the Collateral, (iii) to file a carbon, photographic or other reproduction of this Subsidiary Security Agreement or any financing statement with respect to the Collateral as a financing statement and to file any other financing statement or amendment of a financing statement (which does not add new collateral or add a debtor) in such offices as the Agent in its sole discretion deems necessary or desirable to perfect and to maintain the perfection and priority of the Agent’s security interest in the Collateral, (iv) to contact and enter into one or more agreements with the issuers of uncertificated securities which are Collateral and which are Securities or with financial intermediaries holding other Investment Property as may be necessary or advisable to give the Agent Control over such Securities or other Investment Property, (v) subject to the terms of Section 4.1.5, to enforce payment of the Receivables in the name of the Agent or such Guarantor, (vi) to apply the proceeds of any Collateral received by the Agent to the Secured Obligations as provided in Article VII and (vii) to discharge past due taxes, assessments, charges, fees or Liens on the Collateral (except for such Liens as are specifically permitted hereunder), and such Guarantor agrees to reimburse the Agent on demand for any payment made or any expense incurred by the Agent in connection therewith, provided that this authorization shall not relieve such Guarantor of any of its obligations under this Subsidiary Security Agreement or under the Credit Agreement.

8.5.    Specific Performance of Certain Covenants. Each Guarantor acknowledges and agrees that a breach of any of the covenants contained in Sections 4.1.5, 4.1.6, 4.4, 5.3, or 8.7 or in Article VII will cause irreparable injury to the Agent and the Lenders, that the Agent and Lenders have no adequate remedy at law in respect of such breaches and therefore agrees, without limiting the right of the Agent or the Lenders to seek and obtain specific performance of other obligations of such Guarantor contained in this Subsidiary Security Agreement, that, in such case, the covenants of such Guarantor contained in the Sections referred to in this Section 8.5 shall be specifically enforceable against such Guarantor.

8.6.    Use and Possession of Certain Premises. Upon the occurrence of a Default, the Agent shall be entitled to occupy and use any premises owned or leased by each Guarantor where any of the Collateral or any records relating to the Collateral are located until the Secured Obligations are paid or the Collateral is removed therefrom, whichever first occurs, without any obligation to pay such Guarantor for such use and occupancy.

8.7.    Dispositions Not Authorized. No Guarantor is authorized to sell or otherwise dispose of the Collateral except as set forth in Section 4.1.5 and notwithstanding any course of dealing between such Guarantor and the Agent or other conduct of the Agent, no authorization to sell or otherwise dispose of the Collateral (except as set forth in Section 4.1.5) shall be binding upon the Agent or the Lenders unless such authorization is in writing signed by the Agent with the consent or at the direction of the Required Lenders.

8.8.    Benefit of Agreement. The terms and provisions of this Subsidiary Security Agreement shall be binding upon and inure to the benefit of each Guarantor, the Agent and the Lenders and their respective successors and assigns (including all persons who become bound as a debtor to this Subsidiary Security Agreement), except that such Guarantor shall not have the right to assign its rights or delegate its obligations under this Subsidiary Security Agreement or any interest herein, without the prior written consent of the Agent.

8.9.    Survival of Representations. All representations and warranties of each Guarantor contained in this Subsidiary Security Agreement shall survive the execution and delivery of this Subsidiary Security Agreement.

8.10.    Taxes and Expenses. Any taxes (including income taxes) payable or ruled payable by Federal or State authority in respect of this Subsidiary Security Agreement shall be paid by each Guarantor, together with interest and penalties, if any. Each Guarantor shall reimburse the Agent for any and all reasonable out‑of‑pocket expenses and internal charges (including reasonable attorneys’, auditors’ and accountants’ fees and reasonable time charges of attorneys, paralegals, auditors and accountants who may be employees of the Agent) paid or incurred by the Agent in connection with the preparation, execution, delivery, administration, collection and enforcement of this Subsidiary Security Agreement and in the audit, analysis, administration, collection, preservation or sale of the Collateral (including the expenses and charges associated with any periodic or special audit of the Collateral). Any and all costs and expenses incurred by such Guarantor in the performance of actions required pursuant to the terms hereof shall be borne solely by such Guarantor.

8.11.    Headings. The title of and section headings in this Subsidiary Security Agreement are for convenience of reference only, and shall not govern the interpretation of any of the terms and provisions of this Subsidiary Security Agreement.

8.12.    Termination. This Subsidiary Security Agreement shall continue in effect (notwithstanding the fact that from time to time there may be no Secured Obligations outstanding) until (i) the Credit Agreement has terminated pursuant to its express terms and (ii) all of the Secured Obligations (other than contingent indemnification obligations as to which no claim has been asserted) have been indefeasibly paid and performed in full and no commitments of the Agent or the Lenders or any Facility LC which could give rise to any Secured Obligations are outstanding. It is the agreement and understanding of the parties hereto that the security interests granted by the Existing Guarantor pursuant to the Existing Security Agreement shall be continued and affirmed hereby and shall not be terminated by virtue of the execution and delivery hereof.

8.13.    Entire Agreement. This Subsidiary Security Agreement embodies the entire agreement and understanding among the Guarantors and the Agent relating to the subject matter hereof and supersedes all prior agreements and understandings between the Guarantors and the Agent relating thereto.

8.14.    CHOICE OF LAW. THIS SUBSIDIARY SECURITY AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE INTERNAL LAWS (AND NOT THE LAW OF CONFLICTS) OF THE STATE OF NEW YORK, BUT GIVING EFFECT TO FEDERAL LAWS APPLICABLE TO NATIONAL BANKS.

8.15.    Distribution of Reports. Each Guarantor authorizes the Agent, as the Agent may elect in its sole discretion, to discuss with and furnish to its affiliates and to the Lenders or to any other person or entity having an interest in the Secured Obligations (whether as a guarantor, pledgor of collateral, participant or otherwise) all financial statements, audit reports and other information pertaining to such Guarantor and its Subsidiaries whether such information was provided by such Guarantor or prepared or obtained by the Agent. Neither the Agent nor any of its employees, officers, directors or agents makes any representation or warranty regarding any audit reports or other analyses of such Guarantor’s and its Subsidiaries’ condition which the Agent may in its sole discretion prepare and elect to distribute, nor shall the Agent or any of its employees, officers, directors or agents be liable to any person or entity receiving a copy of such reports or analyses for any inaccuracy or omission contained in or relating thereto.

8.16.    Indemnity. Each Guarantor hereby agrees to indemnify the Agent and the Lenders, and their respective successors, assigns, agents and employees, from and against any and all liabilities, damages, penalties, suits, reasonable costs, and out-of-pocket expenses of any kind and nature (including, without limitation, all expenses of litigation or preparation therefor whether or not the Agent or any Lender is a party thereto) imposed on, incurred by or asserted against the Agent or the Lenders, or their respective successors, assigns, agents and employees, in any way relating to or arising out of this Subsidiary Security Agreement, or the manufacture, purchase, acceptance, rejection, ownership, delivery, lease, possession, use, operation, condition, sale, return or other disposition of any Collateral (including, without limitation, latent and other defects, whether or not discoverable by the Agent or the Lenders or such Guarantor, and any claim for patent, trademark or copyright infringement), except for any and all liabilities, damages, penalties, suits, reasonable costs and out-of-pocket expenses of any kind and nature resulting from the gross negligence or willful misconduct of the Agent or the applicable Lenders.

ARTICLE IX
NOTICES

9.1.    Sending Notices. Any notice required or permitted to be given under this Subsidiary Security Agreement shall be sent (and deemed received) in the manner and to the addresses set forth in Article XIII of the Credit Agreement.

9.2.    Change in Address for Notices. Each of Guarantors, the Agent and the Lenders may change the address for service of notice upon it by a notice in writing to the other parties.

ARTCILE X
THE AGENT

JPMorgan Chase Bank, N.A. has been appointed Agent for the Lenders hereunder pursuant to Article X of the Credit Agreement. It is expressly understood and agreed by the parties to this Subsidiary Security Agreement that any authority conferred upon the Agent hereunder is subject to the terms of the delegation of authority made by the Lenders to the Agent pursuant to the Credit Agreement, and that the Agent has agreed to act (and any successor Agent shall act) as such hereunder only on the express conditions contained in such Article X. Any successor Agent appointed pursuant to Article X of the Credit Agreement shall be entitled to all the rights, interests and benefits of the Agent hereunder.

IN WITNESS WHEREOF, each Guarantor and the Agent have executed this Subsidiary Security Agreement as of the date first above written.

GLOBAL EXPERIENCE SPECIALISTS, INC.,
as Guarantor

By: /s/ Ellen M. Ingersoll
Name: Ellen M. Ingersoll
Title: Vice President

By: /s/ Elyse A. Newman
Name: Elyse A. Newman
Title: Treasurer

GES EVENT INTELLIGENCE SERVICES, INC.,
as Guarantor

By: /s/ Ellen M. Ingersoll
Name: Ellen M. Ingersoll
Title: Vice President

By: /s/ Elyse A. Newman
Name: Elyse A. Newman
Title: Treasurer

JPMORGAN CHASE BANK, N.A.,
as Agent

By: /s/ Laura Woodward
Name:    Laura Woodward

Title:	Officer

[Signature Page to Subsidiary Security Agreement]

EXHIBIT “A”
(See Sections 3.3, 3.4, 3.5, 4.1.7 and 9.1 of Subsidiary Security Agreement)

Place of Business (if it has only one) or Chief Executive Office (if more than one place of business) and Mailing Address:

Attention:

Locations of Inventory and Equipment:

A.    Properties Owned by each Guarantor:

B.    Properties Leased by each Guarantor (Include Landlord’s Name):

C.    Public Warehouses or other Locations pursuant to Bailment or Consignment Arrangements     (include name of Warehouse Operator or other Bailee or Consignee):

EXHIBIT “B”
(See Section 3.9 of Subsidiary Security Agreement)

A. Vehicles subject to certificates of title:

Description            Title Number & State Where Issued

B. Aircraft/engines, ships, railcars and other vehicles governed by federal statute:

Description            Registration Number

C. Patents, copyrights, trademarks protected under federal law*:

_____________________
*For (i) trademarks, show the trademark itself, the registration date and the registration number; (ii) trademark applications, show the trademark applied for, the application filing date and the serial number of the application; (iii) patents, show the patent number, issue date and a brief description of the subject matter of the patent; and (iv) patent applications, show the serial number of the application, the application filing date and a brief description of the subject matter of the patent applied for. Any licensing agreements for patents or trademarks should be described on a separate schedule.

EXHIBIT “C”

List of Pledged Securities and Other Investment Property
(See Section 3.12 of Subsidiary Security Agreement)

A. STOCKS:

Issuer                Certificate Number            Number of Shares

B. BONDS:

Issuer        Number        Face Amount        Coupon Rate     Maturity

C. GOVERNMENT SECURITIES:

Issuer        Number    Type        Face Amount        Coupon Rate    Maturity

D. OTHER SECURITIES OR OTHER INVESTMENT PROPERTY
(CERTIFICATED AND UNCERTIFICATED):

Issuer            Description of Collateral        Percentage Ownership Interest

Add description of custody accounts or arrangements with securities intermediary, if applicable.

EXHIBIT “D”
(See Section 3.1 of Subsidiary Security Agreement)

OFFICES IN WHICH FINANCING STATEMENTS HAVE BEEN FILED

EXHIBIT “E”

PLEDGED SHARES

Issuer	Foreign/Domestic	Description of Collateral	No. of Shares / % Ownership Interest

ESR Exposition Service, Inc.	Domestic Subsidiary
Expo Accessories, Inc.	Domestic Subsidiary
Expo Display & Design, Inc.	Domestic Subsidiary
Shows Unlimited, Inc.	Domestic Subsidiary
Tradeshow Convention Services, Inc.	Domestic Subsidiary

EXHIBIT “F”

EXCLUDED STOCK

Issuer            Description of Collateral    No. of Shares / % Ownership Interest

[Describe margin stock certificates held at Viad – pending confirmation that such stock is immaterial.]

SCHEDULE 3.6

PRIOR NAMES

SCHEDULE 3.9

EXISTING FINANCING STATEMENTS

EXECUTION VERSION

GUARANTY
THIS GUARANTY (this “Guaranty”) is made as of December 22, 2014, by Global Experience Specialists, Inc. (“Global Experience Specialists”), GES Event Intelligence Services, Inc. (“GES”) and each of the other Subsidiaries of the Borrower (as herein defined) from time to time party hereto (the “Subsidiary Guarantors”) in favor of the Agent, for the benefit of the Lenders, under the Credit Agreement referred to below.
WITNESSETH:
WHEREAS, Viad Corp, a Delaware corporation (the “Borrower”) and JPMorgan Chase Bank, N.A., a national banking association, as Administrative Agent (the “Agent”), and certain other Lenders from time to time party thereto have entered into a certain Amended and Restated Credit Agreement dated as of December 22, 2014 (as same may be amended or modified from time to time, the “Credit Agreement”), providing, subject to the terms and conditions thereof, for extensions of credit to be made by the Lenders to the Borrower;
WHEREAS, it is a condition precedent to the effectiveness of the Credit Agreement that Global Experience Specialists and GES execute and deliver this Guaranty whereby Global Experience Specialists and GES shall guarantee the payment when due, subject to Section 9 hereof, of all Guaranteed Obligations, as defined below; and
WHEREAS, in consideration of the financial and other support that the Borrower has provided, and such financial and other support as the Borrower may in the future provide, to the Subsidiary Guarantors, and in order to induce the Lenders and the Agent to enter into the Credit Agreement, and the Lenders and their Affiliates to enter into one or more Rate Management Transactions with the Borrower, and because each Subsidiary Guarantor has determined that executing this Guaranty is in its interest and to its financial benefit, each of the Subsidiary Guarantors is willing to guarantee the obligations of the Borrower under the Credit Agreement, any Note, any Rate Management Transaction, and the other Loan Documents;
NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
SECTION 1.1. Selected Terms Used Herein.
“Guaranteed Obligations” is defined in Section 3 below.
SECTION 1.2. Terms in Credit Agreement. Other capitalized terms used herein but not defined herein shall have the meaning set forth in the Credit Agreement.
SECTION 2.1. Representations and Warranties. Each of the Subsidiary Guarantors represents and warrants (which representations and warranties shall be deemed to have been renewed upon the date of each Credit Extension under the Credit Agreement) that:
(a)    It is a corporation, partnership or limited liability company duly and properly incorporated or organized, as the case may be, validly existing and (to the extent such concept applies to such entity) in good standing under the laws of its jurisdiction of incorporation or organization and has all requisite authority to conduct its business in each jurisdiction in which its business is conducted except where the failure to be in good standing or qualified to do business could not reasonably be expected to have a Material Adverse Effect.
(b)    It has the power and authority and legal right to execute and deliver this Guaranty and to perform its obligations hereunder. The execution and delivery by it of this Guaranty and the performance of its obligations hereunder have been duly authorized by proper corporate proceedings, and this Guaranty constitutes a legal, valid and binding obligation of such Subsidiary Guarantor enforceable against it in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally.
(c)    Neither the execution and delivery by it of this Guaranty, nor the consummation of the transactions herein contemplated, nor compliance with the provisions hereof will (i) violate any material law, rule, regulation, order, writ, judgment, injunction, decree or award binding on it or any of its subsidiaries, (ii) violate its articles or certificate of incorporation, partnership agreement, certificate of partnership, articles or certificate of organization, by-laws, or operating or other management agreement, as the case may be, (iii) violate the provisions of any material indenture, instrument or agreement to which it or any of its subsidiaries is a party or is subject, or by which it, or its Property, is bound, or conflict with or constitute a default thereunder, except where such violation, conflict or default could not reasonably be expected to result in a Default under Section 7.5 of the Credit Agreement or a Material Adverse Effect, or (iv) result in, or require, the creation or imposition of any Lien in, of or on the Property of such Subsidiary Guarantor or a subsidiary thereof pursuant to the terms of any material indenture, instrument or agreement to which it or any of its subsidiaries is a party or is subject, or by which it, or its Property, is bound. No order, consent, adjudication, approval, license, authorization, or validation of, or filing, recording or registration with, or exemption by, or other action in respect of any governmental or public body or authority, or any subdivision thereof, which has not been obtained by it or any of its subsidiaries, is required to be obtained by it or any of its subsidiaries in connection with the execution and delivery of this Guaranty or the performance by it of its obligations hereunder or the legality, validity, binding effect or enforceability of this Guaranty.
SECTION 2.2. Covenants. Each of the Subsidiary Guarantors covenants that, so long as any Lender has any Commitment outstanding under the Credit Agreement, any Rate Management Transaction remains in effect or any of the Guaranteed Obligations shall remain unpaid, that it will, and, if necessary, to the extent practicable under the circumstances, will enable the Borrower to, fully comply with those covenants and agreements set forth in the Credit Agreement.
SECTION 3. The Guaranty. Subject to Sections 9 and 21 hereof, each of the Subsidiary Guarantors hereby absolutely and unconditionally guarantees, as primary obligor and not as surety, the full and punctual payment (whether at stated maturity, upon acceleration or early termination or otherwise, and at all times thereafter) and performance of the Obligations, the Rate Management Obligations owed to one or more of the Lenders (including Lenders that have ceased to be a party to the Credit Agreement) or their Affiliates and all obligations in respect of overdrafts and related liabilities owed to one or more of the Lenders (including Lenders that have ceased to be a party to the Credit Agreement) or their Affiliates arising from treasury, depositary and cash management services or in connection with any automated clearinghouse transfer of funds, including without limitation in each case any such obligations incurred or accrued during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, whether or not allowed or allowable in such proceeding (collectively, subject to the provisions of Section 9 hereof, being referred to collectively as the “Guaranteed Obligations”). Upon failure by the Borrower or applicable Subsidiary to pay punctually any such amount, each of the Subsidiary Guarantors agrees that it shall forthwith on demand pay to the Agent for the benefit of the Lenders and, if applicable, their Affiliates, the amount not so paid at the place and in the manner specified in the Credit Agreement, any Note, any Rate Management Transaction or the relevant Loan Document, as the case may be. This Guaranty is a guaranty of payment and not of collection. Each of the Subsidiary Guarantors waives any right to require the Lender to sue the Borrower, any other guarantor, or any other person obligated for all or any part of the Guaranteed Obligations, or otherwise to enforce its payment against any collateral securing all or any part of the Guaranteed Obligations.
SECTION 4. Guaranty Unconditional. Subject to Section 9 hereof, the obligations of each of the Subsidiary Guarantors hereunder shall be unconditional and absolute and, without limiting the generality of the foregoing, and to the extent permitted by applicable law, shall not be released, discharged or otherwise affected by:
(a)    any extension, renewal, settlement, compromise, waiver or release in respect of any of the Guaranteed Obligations, by operation of law or otherwise, or any obligation of any other guarantor of any of the Guaranteed Obligations, or any default, failure or delay, willful or otherwise, in the payment or performance of the Guaranteed Obligations;
(b)    any modification or amendment of or supplement to the Credit Agreement, any Note, any Rate Management Transaction or any other Loan Document;
(c)    any release, nonperfection or invalidity of any direct or indirect security for any obligation of the Borrower under the Credit Agreement, any Note, the Collateral Documents, any Rate Management Transaction, any other Loan Document, or any obligations of any other guarantor of any of the Guaranteed Obligations, or any action or failure to act by the Agent, any Lender or any Affiliate of any Lender with respect to any collateral securing all or any part of the Guaranteed Obligations;
(d)    any change in the corporate existence, structure or ownership of the Borrower or any other guarantor of any of the Guaranteed Obligations, or any insolvency, bankruptcy, reorganization or other similar proceeding affecting the Borrower, or any other guarantor of the Guaranteed Obligations, or its assets or any resulting release or discharge of any obligation of the Borrower, or any other guarantor of any of the Guaranteed Obligations;
(e)    the existence of any claim, setoff or other rights which the Subsidiary Guarantors may have at any time against the Borrower, any other guarantor of any of the Guaranteed Obligations, the Agent, any Lender or any other Person, whether in connection herewith or any unrelated transactions;
(f)    any invalidity or unenforceability relating to or against the Borrower, or any other guarantor of any of the Guaranteed Obligations, for any reason related to the Credit Agreement, any Rate Management Transaction, any other Loan Document, or any provision of applicable law or regulation purporting to prohibit the payment by the Borrower, or any other guarantor of the Guaranteed Obligations, of the principal of or interest on any Note or any other amount payable by the Borrower under the Credit Agreement, any Note, any Rate Management Transaction or any other Loan Document; or
(g)    any other act or omission to act or delay of any kind by the Borrower, any other guarantor of the Guaranteed Obligations, the Agent, any Lender or any other Person or any other circumstance whatsoever which might, but for the provisions of this paragraph, constitute a legal or equitable discharge of any Subsidiary Guarantor’s obligations hereunder.
SECTION 5. Discharge Only Upon Payment In Full: Reinstatement In Certain Circumstances. Each of the Subsidiary Guarantor’s obligations hereunder shall remain in full force and effect until all Guaranteed Obligations shall have been indefeasibly paid in full, the Commitments under the Credit Agreement shall have terminated or expired and all Rate Management Transactions have terminated or expired. If at any time any payment of the principal of or interest on any Note or any other amount payable by the Borrower or any other party under the Credit Agreement, any Rate Management Transaction or any other Loan Document is rescinded or must be otherwise restored or returned upon the insolvency, bankruptcy or reorganization of the Borrower or otherwise, each of the Subsidiary Guarantor’s obligations hereunder with respect to such payment shall be reinstated as though such payment had been due but not made at such time.
SECTION 6. Waivers. Each of the Subsidiary Guarantors irrevocably waives, to the extent permitted by applicable law, acceptance hereof, presentment, demand, protest and, to the fullest extent permitted by law, any notice not provided for herein, as well as any requirement that at any time any action be taken by any Person against the Borrower, any other guarantor of any of the Guaranteed Obligations, or any other Person.
SECTION 7. Subrogation. Each of the Subsidiary Guarantors hereby agrees not to assert any right, claim or cause of action, including, without limitation, a claim for subrogation, reimbursement, indemnification or otherwise, against the Borrower arising out of or by reason of this Guaranty or the obligations hereunder, including, without limitation, the payment or securing or purchasing of any of the Guaranteed Obligations by any of the Subsidiary Guarantors unless and until the Guaranteed Obligations are indefeasibly paid in full, any commitment to lend under the Credit Agreement and any other Loan Documents is terminated and all Rate Management Transactions have terminated or expired.
SECTION 8. Stay of Acceleration. If acceleration of the time for payment of any of the Guaranteed Obligations is stayed upon the insolvency, bankruptcy or reorganization of the Borrower, all such amounts otherwise subject to acceleration under the terms of the Credit Agreement, any Note, any Rate Management Transaction or any other Loan Document shall nonetheless be payable by each of the Subsidiary Guarantors hereunder forthwith on demand by the Agent made at the request of the Required Lenders.
SECTION 9. Limitation on Obligations.
(a)    The provisions of this Guaranty are severable, and in any action or proceeding involving any state corporate law, or any state, federal or foreign bankruptcy, insolvency, reorganization or other law affecting the rights of creditors generally, if the obligations of any Subsidiary Guarantor under this Guaranty would otherwise be held or determined to be avoidable, invalid or unenforceable on account of the amount of such Subsidiary Guarantor’s liability under this Guaranty, then, notwithstanding any other provision of this Guaranty to the contrary, the amount of such liability shall, without any further action by the Subsidiary Guarantors, the Agent or any Lender, be automatically limited and reduced to the highest amount that is valid and enforceable as determined in such action or proceeding (such highest amount determined hereunder being the relevant Subsidiary Guarantor’s “Maximum Liability”). This Section 9(a) with respect to the Maximum Liability of the Subsidiary Guarantors is intended solely to preserve the rights of the Agent hereunder to the maximum extent not subject to avoidance under applicable law, and neither the Subsidiary Guarantor nor any other person or entity shall have any right or claim under this Section 9(a) with respect to the Maximum Liability, except to the extent necessary so that the obligations of the Subsidiary Guarantor hereunder shall not be rendered voidable under applicable law.
(b)    Each of the Subsidiary Guarantors agrees that the Guaranteed Obligations may at any time and from time to time exceed the Maximum Liability of each Subsidiary Guarantor, and may exceed the aggregate Maximum Liability of all other Subsidiary Guarantors, without impairing this Guaranty or affecting the rights and remedies of the Agent hereunder. Nothing in this Section 9(b) shall be construed to increase any Subsidiary Guarantor’s obligations hereunder beyond its Maximum Liability.
(c)    In the event any Subsidiary Guarantor (a “Paying Subsidiary Guarantor”) shall make any payment or payments under this Guaranty or shall suffer any loss as a result of any realization upon any collateral granted by it to secure its obligations under this Guaranty, each other Subsidiary Guarantor (each a “Non-Paying Subsidiary Guarantor”) shall contribute to such Paying Subsidiary Guarantor an amount equal to such Non-Paying Subsidiary Guarantor’s “Pro Rata Share” of such payment or payments made, or losses suffered, by such Paying Subsidiary Guarantor. For the purposes hereof, each Non-Paying Subsidiary Guarantor’s “Pro Rata Share” with respect to any such payment or loss by a Paying Subsidiary Guarantor shall be determined as of the date on which such payment or loss was made by reference to the ratio of (i) such Non-Paying Subsidiary Guarantor’s Maximum Liability as of such date (without giving effect to any right to receive, or obligation to make, any contribution hereunder) or, if such Non-Paying Subsidiary Guarantor’s Maximum Liability has not been determined, the aggregate amount of all monies received by such Non-Paying Subsidiary Guarantor from the Borrower after the date hereof (whether by loan, capital infusion or by other means) to (ii) the aggregate Maximum Liability of all Subsidiary Guarantors hereunder (including such Paying Subsidiary Guarantor) as of such date (without giving effect to any right to receive, or obligation to make, any contribution hereunder), or to the extent that a Maximum Liability has not been determined for any Subsidiary Guarantors, the aggregate amount of all monies received by such Subsidiary Guarantors from the Borrower after the date hereof (whether by loan, capital infusion or by other means). Nothing in this Section 9(c) shall affect any Subsidiary Guarantor’s several liability for the entire amount of the Guaranteed Obligations (up to such Subsidiary Guarantor’s Maximum Liability). Each of the Subsidiary Guarantors covenants and agrees that its right to receive any contribution under this Guaranty from a Non-Paying Subsidiary Guarantor shall be subordinate and junior in right of payment to all the Guaranteed Obligations. The provisions of this Section 9(c) are for the benefit of both the Agent and the Subsidiary Guarantors and may be enforced by any one, or more, or all of them in accordance with the terms hereof.
SECTION 10. Application of Payments. All payments received by the Agent hereunder shall be applied by the Agent to payment of the Guaranteed Obligations in the following order unless a court of competent jurisdiction shall otherwise direct:

(a)    FIRST, to payment of all reasonable costs and expenses of the Agent incurred in connection with the collection and enforcement of the Guaranteed Obligations or of any security interest granted to the Agent in connection with any collateral securing the Guaranteed Obligations;
(b)    SECOND, to payment of all costs and expenses of the Lenders in protecting their rights hereunder;
(c)    THIRD, to payment of that portion of the Guaranteed Obligations constituting accrued and unpaid interest and fees, and any premiums and scheduled periodic payments due under Rate Management Transactions permitted by the Credit Agreement pro rata among the Lenders and their Affiliates in accordance with the amount of such accrued and unpaid interest and fees and premiums and scheduled periodic payments owing to each of them;
(d)    FOURTH, to payment of the principal of the Guaranteed Obligations and the net early termination payments, breakage and any other Rate Management Obligations then due and unpaid from the Borrower to any of the Lenders or their Affiliates, pro rata among the Lenders and their Affiliates in accordance with the amount of such principal and such net early termination payments and other Rate Management Obligations then due and unpaid owing to each of them; and
(e)    FIFTH, to payment of any Guaranteed Obligations (other than those listed above) pro rata among those parties to whom such Guaranteed Obligations are due in accordance with the amounts owing to each of them.
SECTION 11. Joinder. Pursuant to Section 6.21 of the Credit Agreement, certain Subsidiaries are from time to time required to enter into this Guaranty as a Subsidiary Guarantor. Upon execution and delivery after the date hereof by the Agent and such Subsidiary of a supplement in the form of Exhibit A hereto, such Subsidiary shall become a subsidiary Guarantor hereunder with the same force and effect as if originally named as a Subsidiary Guarantor herein. The execution and delivery of any instrument adding an additional Subsidiary Guarantor as a party to this Agreement shall not require the consent of any Subsidiary Guarantor hereunder, of the Borrower or of any Lender. The rights and obligations of each Subsidiary Guarantor hereunder shall remain in full force and effect notwithstanding the addition of any new Subsidiary Guarantor as a party hereto.
SECTION 12. Notices. All notices, requests and other communications to any party hereunder shall be given or made by telecopier or other writing and telecopied, or mailed or delivered to the intended recipient at its address or telecopier number set forth on the signature pages hereof or such other address or telecopy number as such party may hereafter specify for such purpose by notice to the Agent in accordance with the provisions of Article XIII of the Credit Agreement. Except as otherwise provided in this Guaranty, all such communications shall be deemed to have been duly given when transmitted by telecopier, or personally delivered or, in the case of a mailed notice sent by certified mail return-receipt requested, on the date set forth on the receipt (provided, that any refusal to accept any such notice shall be deemed to be notice thereof as of the time of any such refusal), in each case given or addressed as aforesaid.
SECTION 13. No Waivers. No failure or delay by the Agent or any Lenders in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies provided in this Guaranty, the Credit Agreement, any Note, any Rate Management Transaction and the other Loan Documents shall be cumulative and not exclusive of any rights or remedies provided by law.
SECTION 14. No Duty to Advise. Each of the Subsidiary Guarantors assumes all responsibility for being and keeping itself informed of the Borrower’s financial condition and assets, and of all other circumstances bearing upon the risk of nonpayment of the Guaranteed Obligations and the nature, scope and extent of the risks that each of the Subsidiary Guarantors assumes and incurs under this Guaranty, and agrees that neither the Agent nor any Lender has any duty to advise any of the Subsidiary Guarantors of information known to it regarding those circumstances or risks.
SECTION 15. Successors and Assigns. This Guaranty is for the benefit of the Agent and the Lenders and their respective successors and permitted assigns and in the event of an assignment of any amounts payable under the Credit Agreement, any Note, any Rate Management Transaction, or the other Loan Documents, the rights hereunder, to the extent applicable to the indebtedness so assigned, shall be transferred with such indebtedness. This Guaranty shall be binding upon each of the Subsidiary Guarantors and their respective successors and permitted assigns.
SECTION 16. Changes in Writing, Etc. Neither this Guaranty nor any provision hereof may be changed, waived, discharged or terminated orally, but only in writing signed by each of the Subsidiary Guarantors and the Agent with the consent of the Required Lenders. This Guaranty may be executed in counterparts, each of which shall constitute an original, but all of which when taken together shall constitute a single contract.
SECTION 17. Costs of Enforcement. Each of the Subsidiary Guarantors agrees to pay all reasonable costs and expenses including, without limitation, all court costs and attorneys’ fees and expenses paid or incurred by the Agent or any Lender or any Affiliate of any Lender in endeavoring to collect all or any part of the Guaranteed Obligations from, or in prosecuting any action against, the Borrower, the Subsidiary Guarantors or any other guarantor of all or any part of the Guaranteed Obligations.
18. Governing Law; Jurisdiction; Consent to Service of Process; WAIVER OF JURY TRIAL.
(a)    This Guaranty shall be construed in accordance with and governed by the law of the State of New York.
(b)    Each Subsidiary Guarantor hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Supreme Court of the State of New York sitting in the Borough of Manhattan, and of the United States District Court for the Southern District of New York sitting in the Borough of Manhattan, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Guaranty, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Guaranty shall affect any right that the Agent, the Issuing Bank or any Lender may otherwise have to bring any action or proceeding relating to this Guaranty against the Subsidiary Guarantors or their respective properties in the courts of any jurisdiction.

(c)    Each Subsidiary Guarantor hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Guaranty in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.
(d)    EACH SUBSIDIARY GUARANTOR (AND, BY ITS ACCEPTANCE HEREOF, THE AGENT AND EACH LENDER) HEREBY (A) WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER LOAN DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY); (B) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (C) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.
SECTION 19. Taxes. etc. All payments required to be made by any of the Subsidiary Guarantors hereunder shall be made without setoff or counterclaim and free and clear of and without deduction or withholding for or on account of, any present or future taxes, levies, imposts, duties or other charges of whatsoever nature imposed by any government or any political or taxing authority thereof (but excluding Excluded Taxes), provided, however, that if any of the Subsidiary Guarantors is required by law to make such deduction or withholding, such Subsidiary Guarantor shall forthwith (i) pay to the Agent or any Lender, as applicable, such additional amount as results in the net amount received by the Agent or any Lender, as applicable, equaling the full amount which would have been received by the Agent or any Lender, as applicable, had no such deduction or withholding been made, (ii) pay the full amount deducted to the relevant authority in accordance with applicable law, and (iii) furnish to the Agent or any Lender, as applicable, certified copies of official receipts evidencing payment of such withholding taxes within 30 days after such payment is made.
SECTION 20. Setoff. Without limiting the rights of the Agent or the Lenders under applicable law, if all or any part of the Guaranteed Obligations is then due, whether pursuant to the occurrence of a Default or otherwise, then the Guarantor authorizes the Agent and the Lenders to apply any sums standing to the credit of the Guarantor with the Agent or any Lender or any Lending Installation of the Agent or any Lender toward the payment of the Guaranteed Obligations.
SECTION 21. Excluded Swap Obligations, Etc. (a) Notwithstanding anything herein to the contrary (including the definition of “Guaranteed Obligations”), the definition of “Guaranteed Obligations” shall not create any guarantee by any Subsidiary Guarantor of (or grant of security interest by any Subsidiary Guarantor to support, as applicable) any Excluded Swap Obligations (as defined below) of such Subsidiary Guarantor for purposes of determining any obligations of any Subsidiary Guarantor. For purposes hereof, “Excluded Swap Obligation” means, with respect to any Subsidiary Guarantor, any Swap Obligation (as defined below) if, and to the extent that, all or a portion of the guarantee of such Subsidiary Guarantor of, or the grant by such Subsidiary Guarantor of a security interest to secure, such Swap Obligation (or any guarantee thereof) is or becomes illegal under the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute (the “Commodity Exchange Act”) or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Subsidiary Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the guarantee of such Subsidiary Guarantor or the grant of such security interest becomes or would become effective with respect to such Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such guarantee or security interest is or becomes illegal. For purposes hereof, “Swap Obligation” means, with respect to any Subsidiary Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act.
(b)    Notwithstanding anything to the contrary in Section 11 hereof, amounts received from any Subsidiary Guarantor that is not a Qualified ECP Guarantor (as defined below) shall not be applied to any Excluded Swap Obligation of such Subsidiary Guarantor. For purposes hereof, “Qualified ECP Guarantor” means, in respect of any Swap Obligation, each Subsidiary Guarantor that has total assets exceeding $10,000,000 at the time the relevant guarantee or grant of the relevant security interest becomes or would become effective with respect to such Swap Obligation or such other person as constitutes an “eligible contract participant” under the Commodity Exchange Act or any regulations promulgated thereunder and can cause another person to qualify as an “eligible contract participant” at such time by entering into a keepwell under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.
(c)    Without limiting the provisions of Section 10 hereof, each Qualified ECP Guarantor hereby jointly and severally absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each other Subsidiary Guarantor to honor all of its obligations under this Guaranty in respect of Swap Obligations (provided, however, that each Qualified ECP Guarantor shall only be liable under this paragraph for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this paragraph or otherwise under this Guaranty voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations of each Qualified ECP Guarantor under this paragraph shall remain in full force and effect until payment in full of all Liabilities and other amounts payable under this Guaranty and until the Credit Agreement is no longer in effect. Each Qualified ECP Guarantor intends that this paragraph constitute, and this paragraph shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each other Subsidiary Guarantor for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

IN WITNESS WHEREOF, the undersigned has caused this Guaranty to be duly executed, under seal, by its authorized officer as of the day and year first above written.

GLOBAL EXPERIENCE SPECIALISTS, INC.,
as Guarantor

By: /s/ Ellen M. Ingersoll
Name: Ellen M. Ingersoll
Title: Vice President

By: /s/ Elyse A. Newman
Name: Elyse A. Newman
Title: Treasurer

GES EVENT INTELLIGENCE SERVICES, INC.,
as Guarantor

By: /s/ Ellen M. Ingersoll
Name: Ellen M. Ingersoll
Title: Vice President

By: /s/ Elyse A. Newman
Name: Elyse A. Newman
Title: Treasurer

Accepted this 22nd day of December, 2014
JPMORGAN CHASE BANK, N.A., as Administrative
Agent (on its own behalf and on behalf of each Lender)

By: /s/ Laura Woodward
Name: Laura Woodward
Title: Officer

[Signature Page to Guaranty]

EXHIBIT A

SUPPLEMENT NO. __________ dated as of ____________________, to the Guaranty dated as of December 22, 2014 (as the same may be amended, supplemented or otherwise modified from time to time, the “Guaranty”), by Global Experience Specialists, Inc. and GES Event Intelligence Services, Inc.in favor of the Agent and the Lenders.

Reference is made to the Amended and Restated Credit Agreement dated as of December 22, 2014, (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Viad Corp, the lenders from time to time party thereto (the “Lenders”) and JPMorgan Chase Bank, N.A., a national banking association, as agent (in such capacity, the “Agent”).

Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Guaranty and the Credit Agreement.

The Guarantors have entered into the Guaranty in order to induce the Lenders to extend credit pursuant to the Credit Agreement. Pursuant to Section 6.21 of the Credit Agreement, the undersigned Subsidiary is required to enter into the Guaranty as a Guarantor. Section 11 of the Guaranty provides that additional subsidiaries of the Borrower may become Guarantors under the Guaranty by execution and delivery of an instrument in the form of this Supplement. The undersigned Subsidiary of the Borrower (the “New Guarantor”) is executing this Supplement in accordance with the requirements of the Credit Agreement to become a Guarantor under the Guaranty in order to induce the Lenders to extend and continue the extension of credit pursuant to the Credit Agreement.

Accordingly, the Agent and the New Guarantor agree as follows:

SECTION 1. In accordance with Section 11 of the Guaranty, the New Guarantor by its signature below becomes a Guarantor under the Guaranty with the same force and effect as if originally named therein as a Guarantor and the New Guarantor hereby (a) agrees to all the terms and warrants that the representations and warranties made by it as a Guarantor thereunder are true and correct in all material respects on and as of the date hereof (except to the extent such representations and warranties expressly relate to an earlier date). Each reference to a “Subsidiary Guarantor” in the Guaranty shall be deemed to include the New Guarantor. The Guaranty is hereby incorporated herein by reference.

SECTION 2. The New Guarantor represents and warrants to the Agent and the Lenders that this Supplement has been duly authorized, executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms.

SECTION 3. This Supplement may be executed in counterparts, each of which shall constitute an original, but all of which when taken together shall constitute a single contract. The

Supplement shall become effective when the Agent shall have received counterparts of this Supplement that, when taken together, bear the signatures of the New Guarantor and the Agents.

SECTION 4. Except as expressly supplemented hereby, the Guaranty shall remain in full force and effect.

SECTION 5. THIS SUPPLEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK, BUT GIVING EFFECT TO FEDERAL LAWS APPLICABLE TO NATIONAL BANKS.

SECTION 6. All communications and notices hereunder shall be in writing and given as provided in Section 12 of the Guaranty. All communications and notices hereunder to the New Guarantor shall be given to it at the address set forth under its signature below, with a copy to the Borrower.

IN WITNESS WHEREOF, the New Guarantor and the agent have duly executed this Supplement to the Guaranty as of the day and year first above written.

[Name of New Guarantor]
By:
Name:
Title:
Address
By:
Name:
Title:
Address
JPMorgan Chase Bank, N.A., as Agent
By:
Name:
Title:
Address